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of the Securities Exchange Act of 1934

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Analytical Surveys, Inc.
(Name of Registrant as Specified in its Charter)

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ANALYTICAL SURVEYS, INC.
665 Martinsville Road
Basking Ridge, NJ 07920
__________________

NOTICE OF SPECIAL MEETING OF SHAREHOLDERS
TO BE HELD ON JUNE [^^], 2008

To the Shareholders of Analytical Surveys, Inc.:

You are cordially invited to attend the special meeting of shareholders of Analytical Surveys, Inc. (“ASI, the Company, our, we or us”), a Colorado corporation, to be held at [^^], on June [^^], 2008, at [^^]:00 [^^].m. local time, for the following purposes:

1.	To approve an amendment to our Articles of Incorporation to change our name to “Axion International Holdings, Inc.;”

2.	To approve a reverse stock split of our issued and outstanding common stock on a 1-for-4 shares basis; and

3.
To approve an amendment to our Articles of Incorporation to permit actions of the shareholders of the Company to be taken by written consent of the holders of the minimum number of votes necessary to authorize such actions without a meeting;

4.
To approve an amendment to our Articles of Incorporation to permit actions of the shareholders on matters other than the election of directors to be approved if the votes cast favoring the action exceed the votes cast opposing the action, unless a greater number of affirmative votes is required by law or the Articles of Incorporation; and

5.	To transact such other matters as may properly come before the meeting or any adjournment thereof.

Only shareholders of record at the close of business on June [^^], 2008 (the “Record Date”) are entitled to notice of and to vote at the meeting.

A proxy statement and proxy are enclosed with this notice.  If you are unable to attend the meeting in person, you are urged to sign, date and return the enclosed proxy promptly in the envelope provided, which requires no postage if mailed within the United States.  If you attend the meeting in person, you may withdraw your proxy and vote your shares.  Details of the business to be conducted at the special meeting are described in the enclosed proxy statement.
By Order of the Board of Director

/s/ James Kerstein
James Kerstein, Chief Executive Officer

Basking Ridge, New Jersey
June [^^], 2008

YOUR VOTE IS IMPORTANT We urge you to promptly vote your shares by completing, signing, dating and returning your proxy card in the enclosed envelope.

ANALYTICAL SURVEYS, INC.
665 Martinsville Road
Basking Ridge, NJ 07920

PROXY STATEMENT

SPECIAL MEETING OF SHAREHOLDERS
JUNE [^^], 2008

INFORMATION CONCERNING SOLICITATION AND VOTING

General

    The enclosed proxy is solicited on behalf of the Board of Directors of Analytical Surveys, Inc., a Colorado corporation, referred herein as “ASI,” the “Company,” “our,” “we” or “us,” as the context requires, in connection with a special meeting of our shareholders to be held at [^^]:00 [^^].m. local time at [^^],  on June [^^], 2008, or any continuation or adjournment thereof.  At the meeting, our shareholders will be asked to vote on proposals, which are listed in our notice of special meeting of shareholders and described in more detail below.

This proxy statement and the enclosed proxy card are being mailed on or about June [^^], 2008, to all shareholders entitled to vote at the meeting.

At the meeting, our shareholders will be asked to:

1.	To approve an amendment to our Articles of Incorporation to change our name to “Axion International Holdings, Inc.;”

2.	To approve a reverse stock split of our issued and outstanding common stock on a 1-for-4 shares basis;

3.
To approve an amendment to our Articles of Incorporation to permit actions of the shareholders of the Company to be taken by written consent of the holders of the minimum number of votes necessary to authorize such actions without a meeting;

4.
To approve an amendment to our Articles of Incorporation to permit actions of the shareholders on matters other than the election of directors to be approved if the votes cast favoring the action exceed the votes cast opposing the action, unless a greater number of affirmative votes is required by law or the Articles of Incorporation; and

5.	To transact such other matters as may properly come before the meeting or any adjournment thereof.

The proposed amendments to our Articles of Incorporation are set forth in Schedule A to this proxy statement.

Summary Information About Recent Merger

    On March 20, 2008, we consummated a merger of our newly formed wholly-owned subsidiary into Axion International, Inc. (“Axion”).  We discuss the merger in more detail below under the section “Background of the Acquisition” on pages 38 through 43.  The merger was approved by the shareholders of Axion.  It did not require the approval of our shareholders. We are providing information on the merger because the following proposals sought to be approved by shareholders at the Special Meeting were a result of the merger:

•	The name change and
•	the reverse stock split.

    This summary highlights the material terms of the merger described in this proxy statement.  We believe that it is necessary for you to understand the merger in order for you to make an informed decision about the above two proposals and we urge you to read this entire proxy statement carefully, including the schedules and the documents to which we refer in this proxy statement.  We have included page references in parentheses to direct you to a more complete description of the topics presented in this summary.

The Merger

The Merger (page 42)

    On March 20, 2008, we consummated a merger of our newly formed wholly-owned subsidiary, Axion Acquisition Corp., into Axion International, Inc.  As a result, Axion International, Inc. is now our wholly-owned subsidiary.

Stock issued to Axion shareholders (page 42)

    Each issued and outstanding share of Axion became 190,519 shares of our common stock, or approximately 36,762,521 shares in the aggregate, constituting approximately 90.7% of our issued and outstanding capital stock.  On a fully-diluted basis as of the date of the merger, assuming all instruments convertible into or exercisable for shares of our common stock are converted or exercised, Axion shareholders would own approximately 60.8% of our issued and outstanding capital stock.  As a result, the Axion shareholders now control in excess of a majority of our shares of common stock, thus entitling them to control our Company and approve or disapprove of all matters voted upon by shareholders.

The Board of Directors (page 42)

    In connection with the merger, Rad Weaver and Hank Cohn resigned as members of our Board of Directors, and James Kerstein and Marc Green of Axion were appointed in their place.  In addition, R. Thomas Roddy and Edward P. Gistaro, two of our other directors, resigned effective as of May 12, 2008, and Michael Martin of Axion was appointed in their place.

TABLE OF CONTENTS

Page
Note on Forward-Looking Statements	5
Record Date; Outstanding Shares	5
Expenses of Soliciting Proxies	5
Revocability of Proxies	5
Voting and Votes Required for Approval	6
Tabulation of Votes	6
Voting by Street Name Holders	6
Quorum; Abstentions; Broker Non-Votes	6
Proposals to Shareholders	6
Our Acquisition of Axion	6
Information about Axion	7
Description of Axion’s Property	14
Axion Legal Proceedings	14
Axion Related Party Transactions	14
Certain Risk Factors That May Affect Axion’s and our Future Performance	14
Information About ASI	20
Business of ASI	20
Management of ASI	21
Security Ownership of Certain Beneficial Owners and Management of ASI	22
Description of ASI Common Stock	23
Market for Common Equity and Related Shareholder Matters	24
Certain Relationships and Related Transactions	27
ASI Legal Proceedings	28
Financial Statements of ASI and Axion	28
ASI’s Management’s Discussion and Analysis of Financial Condition and Results of Operations	28
Axion’s Management’s Discussion and Analysis of Financial Condition and Results of Operations	34
Changes in and Disagreements with Accountants on Accounting and Financial Disclosure	37
Background of the Acquisition	38
Our Reasons for the Acquisition	40
Terms of the Merger and Change in Control	42
Accounting Treatment	43
Certain Federal Income Tax Consequences	43
No Dissenters’ Rights of Appraisal	43
Governmental and Regulatory Approval	43
Proposal No. 1 -
Amendment to our Articles of Incorporation Concerning Name Change	44
Proposal No. 2 -
Amendment to our Articles of Incorporation to Effect a Reverse Split of our Issued and Outstanding Shares of Common Stock	44
Proposal No. 3 -
Amendment to our Articles of Incorporation to Permit Shareholder Action by Written Consent of the Holders of the Minimum Number of Votes Necessary to Authorize Such Actions Without a Meeting	48
Proposal No. 4 –
Amendment to our Articles of Incorporation to Permit Shareholder Action on Matters Other than Election of Directors by a Vote of a Majority of the Votes Cast	48
General	49
Other Business	49

APPENDIX A - Agreement and Plan of Merger	AP-1

SCHEDULE A – Amendment to Articles of Incorporation	A-1

SCHEDULE B - Audited Financial Statements of Axion for the Period from Commencement of Operations (November 1, 2007) through December 31, 2007	B-1

SCHEDULE C – Unaudited Pro Forma Combined Financial Information at and for the Quarter and Year Ended December 31, 2007	C-1

SCHEDULE D – Our Audited Financial Statements as of and for the Two Years Ended September 30, 2007	D-1

SCHEDULE E – Our Unaudited Condensed Financial Statements as of and for the Three Months Ended December 31, 2006 and 2007	E-1

SCHEDULE F - Our (Axion’s post Merger) Unaudited Condensed Financial Statements as of and for the Three Months Ended March 31, 2008 and from Commencement of Operations of Axion (November 1, 2007) through March 31, 2008
F-1

Note on Forward-Looking Statements

    The statements set forth in this proxy statement concerning the manner in which we intend to conduct our future operations, potential trends that may impact future results of operations, and managements’ beliefs or expectations about future operations are forward-looking statements.  The following statements we make in this proxy statement are or may constitute forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, Section 21E of the Securities Exchange Act of 1934:

(i)	any statement regarding possible or assumed future results of operations of our business, the market for our products, anticipated expenditures, regulatory developments or competition;
(ii)
any statement preceded by, followed by or that includes the words “intends,” “estimates,” “believes,” “expects,” “anticipates,” “should,” “could,” or the negative or other variations of these or other similar expressions; and

(iii)	other statements regarding matters that are not historical facts.

Because such statements are subject to risks and uncertainties, actual results may differ materially from those expressed or implied by such forward-looking statements.  Factors that could cause actual results to differ materially include, but are not limited to the factors that are set forth in the prior section as well as the sections “Certain Risk Factors That May Affect Axion’s and our Future Performance” below.

The cautionary statements contained or referred to above should be considered in connection with any subsequent written or oral forward-looking statements that may be made by us or by persons acting on our behalf.  We undertake no duty to update these forward-looking statements, even though our situation may change in the future.

Record Date; Outstanding Shares

Only shareholders of record at the close of business on June [^^], 2008 are entitled to receive notice of, and vote at our special meeting.  As of June [^^], 2008, the record date, we had [^^42,022,249] shares of common stock outstanding and entitled to vote at the meeting.  Each share of our Common Stock is entitled to one vote on all matters.  We have no other outstanding voting securities.

Expenses of Soliciting Proxies

We have borne the cost of preparing, assembling and mailing this proxy solicitation material. We may reimburse brokerage firms and other persons representing beneficial owners of shares for their expenses in forwarding soliciting materials to beneficial owners. Proxies may be solicited by certain of our directors, officers and employees, without additional compensation, personally, by telephone or by facsimile.

Revocability of Proxies

    If you attend the meeting, you may vote in person, regardless of whether you have submitted a proxy.  Any person giving a proxy in the form accompanying this proxy statement has the power to revoke it at any time before it is voted.  It may be revoked by filing, with our corporate secretary at our offices, 665 Martinsville Road, Basking Ridge, NJ 07920, a written notice of revocation or a duly executed proxy bearing a later date, or it may be revoked by attending the meeting and voting in person.

Voting and Votes Required for Approval

    Every shareholder of record is entitled, for each share held, to one vote on each proposal or item that comes before the meeting.  By submitting your proxy, you authorize James Kerstein, to represent you and vote your shares at the meeting in accordance with your instructions.  If the meeting is adjourned, Mr. Kerstein will be authorized to vote your shares at any adjournment or postponement of the meeting.

The affirmative vote of the shareholders owning at least two-thirds of the issued and outstanding shares of our Common Stock is necessary for the adoption of each of the four proposals.

Tabulation of Votes

The votes will be tabulated and certified by our transfer agent, Computershare Trust Company, Inc.

Voting by Street Name Holders

    If you are the beneficial owner of shares held in “street name” by a broker, the broker, as the record holder of the shares, is required to vote those shares in accordance with your instructions.  If you do not give instructions to the broker, the broker will nevertheless be entitled to vote the shares with respect to “discretionary” items but will not be permitted to vote the shares with respect to “non-discretionary” items (in which case, the shares will be treated as “broker non-votes”).

Quorum; Abstentions; Broker Non-Votes

    The required quorum for the transaction of business at the special meeting is a majority of the issued and outstanding shares of our common stock present at the special meeting, in person or by proxy.  Shares that are voted “FOR,” “AGAINST” or “WITHHELD FROM” a matter are treated as being present at the meeting for purposes of establishing a quorum.  Abstentions are counted as “shares present” at the Special Meeting for purposes of determining whether a quorum exists and have the effect of a vote “against” any matter as to which a specific proportion of affirmative votes is required for approval. Proxies submitted by brokers that do not indicate a vote for some or all of the proposals because they do not have discretionary voting authority and have not received instructions as to how to vote on these matters (so called “broker non-votes”) will be counted for the purpose of determining the presence of or absence of a quorum but will not be counted for determining the number of votes for or against a proposal.  Thus, a broker non-vote will make a quorum more readily obtainable, but the broker non-vote will not otherwise affect the outcome of the voting on a proposal.

PROPOSALS TO SHAREHOLDERS

We believe that it necessary for you to understand our acquisition of Axion in order for you to make an informed decision about the proposals herein.

Our Acquisition of Axion

    On March 20, 2008 (the “Effective Date”), we consummated the Agreement and Plan of Merger (the “Merger Agreement”), among us, Axion Acquisition Corp., our newly formed and wholly-owned Delaware subsidiary (the “Merger Sub”), and Axion International, Inc., a Delaware corporation (“Axion”).  Pursuant to the Merger Agreement, the Merger Sub was merged into Axion, with Axion continuing as the surviving corporation and our wholly-owned subsidiary.   Pursuant to the merger, each issued and outstanding share of Axion became 190,519 shares of our common stock, or approximately 36,762,521 shares in the aggregate constituting approximately 90.7% of our issued and outstanding capital stock as of the Effective Date.  The issuance of our common stock substantially diluted your ownership percentage in us.  You should carefully read this proxy statement and the following documents:

•	the Agreement and Plan of Merger (Appendix A hereto),
•	the audited financial statements of Axion for the period from commencement of operations (November 1, 2007) through December 31, 2007 (Schedule B hereto),
•	unaudited pro forma combined financial information at and for the quarter and year ended December 31, 2007 (Schedule C hereto),
•	our audited financial statements as of and for the two years ended September 30, 2007 (Schedule D hereto),
•	our unaudited condensed financial statements as of and for the three months ended December 31, 2006 and 2007, (Schedule E hereto), and
•
Our (Axion’s post Merger) unaudited condensed financial statements as of and for the three months ended March 31, 2008 and from commencement of operations of Axion (November 1, 2007) through March 31, 2008 (Schedule F hereto).

Information About Axion

Axion’s Corporate History and Management

Axion was incorporated in Delaware on August 6, 2006, but commenced operations in November 2007.  Its offices are located at 665 Martinsville Road, Basking Ridge, NJ 07920 and its telephone number is (908) 542-0888.

Its current executive management and officers are as follows:

Name                                                          Position
James Kerstein                                                  Chief Executive Officer
Marc Green                                                        President and Treasurer
Michael Martin                                                 Secretary

For biographical information on these officers please see “Management of ASI” below.

Axion’s Business

Overview

    Axion is the exclusive licensee of patented technologies developed for the production of structural plastic products such as railroad crossties, bridge infrastructure, marine pilings and bulk heading.  These technologies which were developed by scientists at Rutgers University, transform recycled consumer and industrial plastics into structural products which are more durable and have a substantially greater useful life than traditional products made from wood, steel and concrete.  In addition, Axion’s recycled composite products will result in substantial reduction in greenhouse gases and also offer flexible design features not available in standard wood, steel or concrete products.

Business

Axion is the exclusive licensee of patented and patent pending technologies developed for the production of structural plastic products such as railroad crossties, bridge infrastructure, marine pilings and bulk heading in the United States, Canada, Central America, Mexico, South America, South Korea, Saudi Arabia and Russia.  In addition, we are the co-exclusive licensee of the same technologies in China.  We believe these technologies, which were developed by scientists at Rutgers University (“Rutgers”), can transform recycled consumer and industrial plastics that would otherwise be discarded into landfills into structural products which are more durable, have a substantially greater useful life and offer more flexible design features than traditional products made from wood, steel and concrete.  In addition, we believe our recycled composite products will result in substantial reduction in greenhouse gases because they not only sequester carbon, but also reduce the number of trees needing to be harvested. Furthermore, our products do not contain creosote (a carcinogen fused to coat conventional wood crossties).

    We plan to sell structural products and fire retardants to both the U.S. domestic and international railroad industry, the U.S. military, and industrial engineering and contracting firms.  We anticipate that our initial products will consist of: (1) structural composite railroad crossties, (2) fire retardant composite railroad crossties, (3) structural composite I-beams along with tongue and groove planking, (4) industrial waste containers and (5) two fire retardants.

Our short-term goal is to commence and achieve sufficient sales of our railroad products.  Our first molds and manifolds have been fabricated in Jew Jersey, and we anticipate that our initial railroad product samples will be available in May 2008.

The Products

As noted above, we anticipate that our initial products will consist of: (1) structural composite railroad crossties, (2) structural composite I-beams along with tongue and groove planking, (3) fire retardant composite railroad crossties, (4) industrial waste containers to waste collectors and (5) two fire retardants.

The crosstie is a similar product previously sold by Polywood, Inc., a company founded by Mr. Kerstein, one of Axion’s founders and our Chief Executive Officer (see “Marketing and Sales” below).  The fire retardant composite railroad crosstie will be a new generation of that crosstie.  The Polywood sales were made to both freight and transit line railroads whose cost benefit analysis evaluated the utility of installing plastic crossties in high stress, overhead and moisture-laden areas.  Our fire retardant crosstie addresses not only moisture decay and leaching of creosote (a carcinogenic preservative used to extend the useful life of conventional wood crossties) but also fire vulnerability.

The structural composite I-beams (patent pending) and tongue and groove planking were successfully installed for a vehicular bridge over the Atsion River in the New Jersey Pine Barrens in 2003.  Parts of the design feature that made this installation unique were the use of less material and ease of interoperability of the construction parts.  In addition, an earlier bridge construction was successfully completed at Ft. Leonard Wood, Missouri in 1998.  Based on a 2007 analysis conducted by the U.S. Corps of Army Engineers, we believe that these bridges are as durable today as they were when first installed and have required minimal maintenance. We anticipate supplying product for the construction of additional bridges and, possibly, selling these products as a solution for waterfront bulkhead projects.

The two fire retardants consist of: (1) a thermoplastic fire retardant that will be applied to the plastic crosstie and (2) a multi-surface fire retardant that can be applied to a variety of surfaces (wood, metal, and plastic). We intend to continue to develop new supplemental technologies that will serve to not only expand our market share but also serve as barriers to entry by others.

We also anticipate working with certain railroads, to develop new value-added uses for our products and technologies.

Pursuant to a license agreement with American Container and Recycling Inc., we also plan to use our licensed technology to develop and sell industrial waste containers.  We believe that these waste containers will have the advantage of reducing noise pollution during collection and being virtually maintenance free.

Sales and Marketing

We have actively commenced sales efforts to the railroads. Since railroad sales are important to our early success, initial sales are being handled by our management team which, through its prior activities, has background and connections in this industry.  The Company’s initial objectives are to secure sales orders for composite crossties (including ones that are treated with a fire retardant) from railroads and transit line railroads, vehicular bridges from both the US Army and civilian contracts and waste containers from industrial waste collectors.

With adequate funding, we intend to establish individual business units, each with a team comprised of the following: 1) a unit/marketing manager to gather information on, and plan strategy for, their specific market segment and develop and manage the unit’s sales team, 2) a technical sales staff to work with outside engineers and architects to develop project specifications and promote market acceptance, and 3) an engineering group familiar with the industry’s technical specifications in order to develop products and properly support market requirements. A Market Team will be established for each vertical that we target for penetration. We believe that this organizational design will keep us mobile, proactive and receptive to new opportunities regardless of our growth path.

Each team will function as a fully accountable, entrepreneurial unit, graded against its own performance metrics. These business units will be an extended part of the corporate strategic planning initiatives and will be supported by corporate branding, polymer engineering research, production capabilities and in-house customer service. We believe that this model will allow us to hire upper echelon talent at market competitive salaries by providing significant bonus opportunities based upon measurable performance of each Market Team and the overall success of the Axion group.

In 1996, James Kerstein, our Chief Executive Officer, founded Polywood to a commercialize technology discovered by scientists at Rutgers’ working with recycled materials.    Marc Green, our President and Treasurer, joined Polywood in 2003.  Polywood successfully sold crossties to numerous railroads and transit authorities.  However, the prior company faced problems raising sufficient capital for its operations and, in 2004, Messrs. Kerstein and Green and their management team departed.  In 2005, the prior company’s operations ended and the licenses to Polywood for the applicable technology were terminated. The prior company manufactured its own products.  Management believes that this capital intensive process was a key factor in the prior company’s demise.  Axion does not intend to be a manufacturer; it plans on being a sales, marketing and design team.  In addition, Axion plans on conducting ongoing research and development to expand its intellectual property.  Messrs Kerstein and Green know Axion’s initial potential customers because these potential customers are former clients of the prior company with whom Messrs’ Kerstein and Green have continued relationships.

Manufacturing

As noted above, we do not plan on manufacturing our products.  We have been working to secure the services of multiple outsourced manufacturing. To this end, we have benefited from our Rutgers partner by gaining an introduction to plastic extruding companies.  Our objective is to transfer the necessary intellectual property to multiple extrusion specialists so that they may manufacture products to the specifications required by our designs.

We expect that the outsourcing manufacturers will be responsible for the implementation of our quality control program and we will be responsible for the acquisition of the raw materials.   We will implement our complete Quality Control program and monitor all phases. The Quality Control program begins with the sampling of the raw material stock and ends with sample testing of individual profiles. There are specific test parameters that must be met in both instances.

Exclusive License Agreement from Rutgers University

On February 1, 2007, Rutgers, the State University of New Jersey, and Axion entered into a License Agreement (the “Agreement”) whereby Axion acquired an exclusive royalty-bearing license agreement in specific but broad global territories to make, have made, use, sell, offer for sale, modify, develop, import, export products made using patent and patent pending applications owned by Rutgers.  As a result of the Agreement, Axion was granted the right to grant sublicenses. These exclusive rights are for the following territories (the “Territories”):  United States, Canada, Central America, Mexico, South America, South Korea, Saudi Arabia and Russia.  We also have co-exclusive rights for China.  We plan to use these patented technologies in the production of structural plastic products such as railroad crossties, bridge infrastructure, utility poles, marine pilings and bulk heading.

Axion paid approximately $32,000 and issued 15 shares of its Common Stock (now 2,857,785 shares of our Common Stock as a result of the Merger) as consideration to Rutgers.

In addition, Axion is obligated to pay 1.5-3.0% royalties on various product sales to Rutgers, subject to a minimum of $10,000 in calendar year 2008, increasing to and remaining constant at $200,000 by and after calendar 2011, and to reimburse Rutgers for certain patent defense costs.  We also pay annual membership dues to AIMPP, a department of Rutgers, as well as consulting fees for research and development processes.

The Agreement runs until the expiration of the last to expire issued patent within the Rutgers’ technologies licensed under the Agreement, unless terminated earlier as discussed below.

Pursuant to the Agreement, Axion is required to diligently develop, test, obtain regulatory approvals (if any), manufacture, market and sell licensed products in all of the Territories.  In addition, Axion is required to make its first commercial sale of a licensed product in at least one of the Territories prior to the end of June 2008.  If it fails to achieve any of these requirements in a timely manner, Rutgers has the right and option to give written notice of such default and, if Axion fails to achieve the requirements within 60 days of receipt of that notice, Rutgers has the right to terminate the Agreement and the licenses therein.

In addition, if either party breaches any provision of the Agreement, the other party may give written notice of such default.  If the breaching party fails to cure the default within 60 days, the non-breaching party shall have the right to terminate the Agreement only as to the countries where the breach remains uncured.  Axion has the right to terminate the Agreement by giving 120 days advance notice of termination to Rutgers.  If Axion terminates the Agreement as to the U.S. within the first two years of the Agreement, Axion must pay Rutgers an early termination fee of $50,000.  Upon termination of the Agreement, Rutgers shall continue any sublicenses so long as the terms are no less favorable and no more burdensome to Rutgers than they are in the Agreement.

Improvements shall be owned by the party that conceives of the improvement, e.g., if Rutgers conceives of it, Rutgers owns it, if we conceive of it, we own it and if we jointly conceive of it, we jointly own it.

The Agreement may not be assigned by Axion without the prior written consent of Rutgers.

The Market

We are focused on infrastructure solutions and we have identified four major U.S. vertical markets:

•	Transportation–railroad ties, bridge timbers and switch ties; fire retardants
•	Marine-pilings; bulkheads
•	General industrial-cell towers and wind turbine poles; sound barriers; boardwalk super structure; fire retardants
•	Military-fire retardants, pallet delivery system for airlift cargo

Within each of these vertical markets, products have been previously manufactured utilizing Rutgers’ technology; some of which has been tested, sold and installed; while others are in development.

Transportation
·	In recent years, between 18,000,000 to 20,000,000 crossties have been purchased annually.
·
Of the estimated 20 million ties purchased in 2006, the Company believes 15-30% were installed in areas considered most conducive to alternative, non-wooden, ties. The Company therefore believes that the alternative tie market is approximately 3,000,000 ties per year (i.e. 20,000,000 x 15%), or approximately a $300 million per year market for the Class I railroads.

·	Additional opportunities in the rail market include rail bridges; switch sets (turnouts), rail crossings, and the addition of fire retardant materials as a safety feature.
·	The Transportation vertical could also be expanded to include highway guard rails and posts, sign posts, and other products for State and Federal Departments of transportation.

Marine
·
According to the General Accounting Office’s Report on Marine Transportation (2002), "During fiscal years 1999 through 2001, federal agencies expended an average of $3.9 billion each year on the marine transportation system."

·	Public and private boat docks and marinas; piers and bulk heading along any seaboard, river, or estuary.

General Industrial
·	Federal Highway Administration Estimate - $83.4 billion each year over the next 20 years to repair highways and bridges.
·
According to the US Department of Transportation and the Federal Highway Administration, “The nation spends at least $5 billion per year for highway bridge design, construction, replacement, and rehabilitation.”

·	Bridges, cell towers and wind turbine poles, sound barriers, boardwalk and residential decking super structure.

Military/Government Contracts
·	The Department of Defense Budget (2007) includes military construction in the amount of $12.6 billion and research and development of $73.2 billion
·	Infrastructure, fire retardants, pallet delivery system

Competition

We compete with traditional construction material suppliers and at least one company, North American Technology Group, that offers a polymer composite product that competes in the railroad tie market.  Most of our potential competitors have substantially greater financial and marketing resources and capabilities. These companies and others may independently develop technology for the production of structural plastic products similar or superior to our technology, which may result in our product becoming less competitive or obsolete. Competition from other companies, and possibly from universities and research institutions, may increase as advances in technology are made.

Benefits: Environmental impact, performance and cost

Utilizing virtually 100% recycled plastic; our structural products have the distinct advantage of being environmentally friendly.  Our products address the increasing worldwide environmental concerns for deforestation coupled with the specific goals for recycling, reducing greenhouse gases and manufacturing products without toxic materials.  We believe that our products in certain installations will last longer than conventional creosote treated wooden ties, offering significant cost savings in maintenance and product replacement, and will have freedom from biological attack (including termites).

Intellectual Property

Our licensed technologies are in two broad areas: structural formulations and fire retardants. We plan to protect our products’ unique characteristics by combining design features with material formulations and processing techniques.  The compositions are used to produce structural materials from waste materials. The processing capacity allows the production of efficient shapes from these blends and the creation of fire retardants.

In the area of compositions, there are five different compositions that all consist of HDPE (High Density Polyethylene) a polymer commonly available from post-consumer and post-industrial waste streams, together with either stiffer polymers or in combination with fiberglass. Since our most completely tested and accepted product solution is presently railroad crossties, it is important to note that each of these polymer combinations can be used in railroad crosstie manufacturing.

We have a license from Rutgers for a pending patent on a unique processing technology that produces finer microstructures in the blends, and leads to even tougher end products.

We also have licenses from Rutgers for three pending general patents covering manufactured shapes. One of the patents covers both I-beams and tongue-in-groove planking. Another covers a method to produce even longer I-beams with variable shapes.   The third covers a newly designed railroad crosstie that obviates the need for the expensive steel tie plate.

We also have licenses from Rutgers for two pending fire retardant patents. One retardant is designed to be sprayed onto plastic lumber and render it unable to sustain a fire. This technology is designed to coat thermoplastics. The other fire retardant coating was developed for the US Military, specifically to be used to protect their ammunition boxes.

Our intellectual property in the form of licenses, Patents and Technology include:

1)
Method of deriving polystyrene and polyolefin plastics composite from recycled plastics, U.S. Patent 5,298,214 -- (This is a composition of matter patent that covers blends of Polyethylene (PE) and Polystyrene (PS). The properties when blended properly yield a product that is stiffer than PE and tougher than PS.)

2)	Composite Building Materials from Recyclable Waste, US Patent 5,789,477;
3)
Composite Building Materials from Recyclable Waste, US Patent 5,916,932 -- (Patents #2 and #3 are the same but had to be separated due to the number of claims. These are basic composition of matter patents for PS coated fiberglass and High Density Polyethylene (HDPE) blends and Polypropylene (PP) coated fiberglass and HDPE blends. PP coated fiberglass is broadly used in auto bumpers.)

4)	Structural Plastic I-Beams, Patent Pending -- (This is the concept of making I-beam structures along with Tongue & Groove decking from materials listed in #1 to #3.)
5)
Structural Material composed of Polymethylmethacrylate (PMMA) with HDPE,  Patent Pending -- (This is another composition of matter patent for blends of PMMA, an acrylic, and HDPE, to form another excellent structural material. We observe PMMA trending toward being the cheapest polymer known.)

6)	Processing Technology to Increase Toughness, Patent Pending -- (This is a processing patent that increases the toughness of #1 to #3 and #5.)
7)	Railroad Tie Not Needing a Tie Plate, Patent Pending -- (This eliminates the need for tie plate hardware.)
8)	Damage Resistant Fire Retardant and Intumscent Coatings for the Protection of Substrates from Heat Flux, Patent Pending -- (This is a fire retardant developed for plastics.)
9)
Emissivity Based Silicone/Glass Fiber Composites for the Protection of Substrates from Heat Flux and Fire, Patent Pending -- (This fire retardant is presently being tested by the U. S. Army on its ammo boxes.)

10)
Method of Producing Long I-Beams with Capability of Variable Tapers from Structural Polymer Based Materials, Patent Pending -- (This is a method patent for the manufacturing of tapered I-beams of varied lengths.)

All of the above listed patents and pending patents are licensed to us by Rutgers.

Human Resources

As of June [^^], 2008, we had four full time employees and one part-time employees.

Description of Axion’s Property

Axion owns no real property and rents approximately 1,000 square feet of space in Basking Ridge, New Jersey pursuant to an oral month-to-month lease.  These premises serve as the corporate headquarters.

Axion Legal Proceedings

Axion is not currently a party to any material legal proceedings.

Axion Related Party Transactions

Pursuant to an agreement dated December 6, 2007, Regal Capital, LLC (“Regal”) agreed to provide Axion with management consulting services for a period of three years.  Mr. Martin, Secretary and a director of the Company and Axion, is the managing member of Regal.  As compensation, Axion agreed to pay Regal (i) 54 shares of Common Stock of Axion upon entry into the consulting agreement, which shares were exchanged for 10,288,027 shares of our Common Stock as a result of the merger, (ii) a monthly fee of $10,000 each during the term of the consulting services and (iii) an additional $230,000 of which $169,500 has already been paid and the remaining $60,500 is payable upon the first shipment of Axion’s products to its customers.

Pursuant to our acquisition of the license rights granted by Rutgers University, Rutgers owns 2,857,785 shares, or approximately 7%, of our Common Stock.  We are obligated to pay certain fees, including royalties and membership dues to Rutgers.  We also pay consulting fees to Rutgers pursuant to the development of our processes.

Certain Risk Factors That May Affect Axion’s and our Future Performance

In addition to other information included in this proxy statement, the following factors should be considered in evaluating Axion’s business and future prospects.  If any of these risks or uncertainties actually occurs, our business, financial condition or operating results could be materially harmed. In that case, the trading price of our common stock could decline and you could lose all or part of your investment.

Risks Associated With Our Business

Axion has not generated any operating revenues.   If we are unable to commercially develop and sell our structural plastic products, we will not be able to generate profits and we may be forced to curtail operations.

As of the date hereof, our sole operations are those of our wholly-owned subsidiary, Axion.  Axion has yet to generate any revenues.   As a result, we have no current source of operating revenue and we anticipate that, for at least the near future, we will operate at a loss.  Our ultimate success will depend on our ability to commercially develop and sell our structural plastic products.  If we are unable to commercially develop and sell our structural plastic products, we will not be able to generate profits and we may be forced to curtail operations.

We are dependent on our ability to raise capital from external funding sources.  If we are unable to continue to obtain necessary capital from outside sources, we will be forced to reduce or curtail operations.

We have not generated any cash flow from operations and we will not be cash flow positive for some time.  We have limited financial resources.  As a result we need to obtain additional capital from outside sources to continue operations and commercialize our business plan.  We cannot assure that adequate additional funding will be available.  If we are unable to continue to obtain needed capital from outside sources, we will be forced to reduce or curtain our operations.

Our ability to execute our business plan depends upon our ability to obtain financing through

•	bank or other debt financing,
•	equity financing,
•	strategic relationships and/or
•	other means.

Our former independent auditors have expressed that there is substantial doubt about ASI’s ability to continue as a going concern.

During fiscal years 2000 through 2007, ASI experienced significant operating losses with corresponding reductions in working capital and net worth under the previous business models. While we have changed our business plan and recapitalized the Company, we have yet to generate revenues.  Our former independent auditors issued an explanatory paragraph expressing substantial doubt about our ability to continue as a going concern on our financial statements for fiscal 2000 through 2007, based on the significant operating losses reported in those years and a lack of external financing. As of March 31, 2008, the amount of our accumulated deficit is approximately $524,000. Neither our March 31, 2008 nor December 31, 2007 financial statements include any adjustments that resulted from the outcome of this uncertainty.  Our inability to continue as a going concern would require a restatement of assets and liabilities on a liquidation basis, which would differ materially and adversely from the going concern basis on which our consolidated financial statements have been prepared.

Our products are new and, for the most part, untested in the marketplace.  If our products do not receive market acceptance, our ability to execute our business plan most likely will be adversely affected.

Although earlier versions of our structural composite railroad crossties, I-beams and bridge decking were sold by Polywood over four years ago, none of our other products, including our fire retardant composite railroad crossties, have been sold and are new and untested in the marketplace.  Potential customers are often resistant to trying new untested products.  If our products do not receive market acceptance, our ability to commercialize our business plan most likely will be adversely affected.

Our business will be highly reliant on third party manufacturers. If we are unable to engage one or more manufacturers, or if some manufacturers that we engage do not meet our manufacturing requirements, our ability to manufacture and sell our products will be materially impaired.

We plan on relying on third parties to manufacture our products.  Unless and until we retain a manufacturer, we will be unable to commence sales.  During 2008, we anticipate entering into licenses with one or more experienced third parties, as required, to manufacture our products. Consequently, we will be dependent on third party outsourcing for the manufacture of our products. Our business is therefore dependent upon our retention of manufacturers and the development and deployment by third parties of their manufacturing abilities. There can be no assurance that we will obtain the requisite manufacturers or, once retained, that these manufacturers will be able to meet our manufacturing needs in a satisfactory and timely manner, or that we can obtain additional manufacturers when and if needed. Although we believe there are a number of potential manufacturers available, if we are unable to retain manufacturers quickly or cost effectively, our ability to manufacture and sell our products will be materially impaired. Our reliance on third party manufacturers involves a number of additional risks, including the absence of guaranteed capacity and reduced control over the manufacturing process, delivery schedules, production yields and costs, and early termination of, or failure to renew, contractual arrangements. Although we believe that these manufacturers will have an economic incentive to perform such manufacturing for us, the amount and timing of resources to be devoted to these activities is not within our control, and there can be no assurance that manufacturing problems will not occur in the future. A significant price increase, an interruption in supply from one or more of such manufacturers, or the inability to obtain additional manufacturers when and if needed, could have a material adverse effect on our business, results of operations and financial condition.

If we are unable to develop substantial sales and marketing capabilities, we most likely will not be able to generate adequate sales.

Initially, sales and marketing will be conducted by our senior management team who, through its prior activities, has background and connections in our industry.  Eventually, with incremental funding, we plan on hiring sales and marketing staff and implementing a detailed marketing program.  However, there can be no assurance that we will develop a sales and marketing force or that our sales and marketing efforts will be successful.

Our ability to effect and sustain our business plan and generate profitable operations most likely will be materially adversely affected if we are unable to purchase raw materials of acceptable quality or cost.

We believe that the raw materials that we will need to manufacture our products are available from multiple sources at relatively stable prices, except for recycled plastic, which has cyclical variation in supply, quality and cost. During the calendar year ended December 31, 2007, the cost of recycled plastic remained at high levels. Our inability to secure supplies of raw materials of acceptable quality and costs could have a material adverse effect on our ability to effect and sustain our business plan and generate profitable operations.

Competition and Risk of Technological Obsolescence.

We compete with traditional construction material suppliers and at least one company, North American Technology Group, which offers a polymer composite product that competes in the railroad tie market.  Most of our potential competitors have substantially greater financial and marketing resources and capabilities. These companies and others may independently develop technology for the production of structural plastic products similar or superior to our technology, which may result in our product becoming less competitive or obsolete. Competition from other companies, and possibly from universities and research institutions, may increase as advances in technology are made.

We depend upon senior management and key personnel. Any loss of their services could negatively affect our business. Our failure to retain and attract such personnel could harm our business, operations and product development efforts.

Our success will depend to a significant extent, on the performance of Messrs. Kerstein and Green and others who we hire. We do not anticipate having key person insurance in place in respect to these or other key personnel. To the extent that the services of any of our key personnel become unavailable, we will be required to retain other qualified persons. We may not be able to find a suitable replacement for any such person. The loss of the services of key persons could have a material adverse effect on our business, financial condition and results of operations.

Our products require sophisticated research and development and marketing and sales. Our success will depend on our ability to attract, train and retain qualified research and development and marketing and sales personnel. Competition for personnel in all these areas is intense and we may not be able to hire sufficient personnel to achieve our goals. If we fail to attract and retain qualified personnel, our business, operations and product development efforts most likely would suffer.

We may not have adequate protection for the intellectual property rights on which our business depends.

Our success depends, in part, on our ability to protect our important intellectual property rights (including those licensed from Rutgers). The steps we have taken may not be adequate to deter misappropriation or unauthorized use of our proprietary information or to enable us to detect unauthorized use and take appropriate steps to enforce our intellectual property rights. We and/or Rutgers have obtained and continue to seek patents with respect to newly developed technologies. We also rely on a combination of trade secret, nondisclosure and other contractual arrangements, and copyright laws to protect our proprietary rights. We will enter into confidentiality agreements with our employees and limit access to and distribution of our proprietary information, and if it is necessary to disclose proprietary information to third parties for business reasons, we will require that such third parties sign a confidentiality agreement prior to any disclosure. However, these confidentiality agreements cannot guarantee there will not be disclosure or misappropriation of such proprietary information. In addition, litigation may be necessary to enforce our intellectual property rights, protect trade secrets, determine the validity and scope of the proprietary rights of others, or defend against claims of infringement or invalidity. Intellectual property laws provide limited protection. Moreover, the laws of some foreign countries do not offer the same level of protection for intellectual property as the laws of the United States. Litigation may result in substantial costs and diversion of resources, which may limit the development of our business.

If we or our future manufacturers were found to be infringing any third party patents, we or they could be required to pay damages, alter our or their products or processes, obtain licenses or cease certain activities. We cannot be certain that if we or they required licenses for patents held by third parties that they would be made available on terms acceptable to us or them, if at all.

Management and affiliates own enough shares to have a substantial impact on shareholder vote which may limit shareholders’ ability to influence various corporate actions.

Our executive officers, directors, affiliates and entities controlled by them own approximately 45.3% of the outstanding Common Stock. As a result, these executive officers and directors will have a substantial impact on the vote on matters that require stockholder approval such as election of directors, approval of a corporate merger and reorganization, increasing or decreasing the number of authorized shares, adopting corporate benefit plans, affecting a stock split, amending our Articles of Incorporation or other material corporate actions.

Environmental liabilities and environmental regulations may have an adverse effect on our business.

Previously, we held minority and non-operating interests in oil and gas properties.  The oil and gas business is subject to environmental hazards such as spills, leaks or any discharges of petroleum products and hazardous substances.  Although no claims have been made to date and we no longer have any such interests, potential environmental liability may not be extinguished with regard to a holder, such as us, of oil and gas interests during the period in which the interests were held. Accordingly, these environmental hazards could expose us to material liabilities for property damage, personal injuries and/or environmental harms, including the costs of investigating and rectifying contaminated properties.

Risks Associated With an Investment in Our Common Stock

We have outstanding warrants and debentures, and we are able to issue “blank check” preferred stock, that could be issued resulting in the dilution of Common Stock ownership.

As of June [^^], 2008, we had outstanding warrants and debentures that, when exercised and converted, could result in the issuance of up to 17,136,280 additional shares of common stock.  In addition, our Articles of Incorporation allow the board of directors to issue up to 2,500,000 shares of preferred stock and to fix the rights, privileges and preferences of those shares without any further vote or action by the shareholders. We currently have no preferred stock outstanding. To the extent that outstanding warrants and debentures or similar instruments or convertible preferred stock issued in the future are exercised or converted, these shares will represent a dilution to the existing shareholders.  The preferred stock could hold dividend priority and a liquidation preference over shares of our Common Stock.   Thus, the rights of the holders of Common Stock are and will be subject to, and may be adversely affected by, the rights of the holders of any preferred stock that we may issue in the future. Any such issuance could be used to discourage an unsolicited acquisition proposal by a third party.

Future sales of our Common Stock may cause stock price to decline.

Sales of substantial amounts of our Common Stock in the public market, or the perception that these sales may occur, could cause the market price of our Common Stock to decline.  In addition, the sale of our Common Stock could impair our ability to raise capital through the sale of additional common or preferred stock.

Our stock price is highly volatile and the purchase or sale of relatively few shares can disproportionately influence the share price.

The trading price and volume of our Common Stock has been and may continue to be subject to significant fluctuations in response to:

•	our ability to execute our business plan;
•	once we start to generate sales, actual or anticipated quarterly variations in our operating results;
•	the success of our business and operating strategy; and
•	the operating and stock price performance of other comparable companies.

The trading price of our Common Stock may vary without regard to our operating performance. Historically, we have been a thinly traded stock, therefore relatively few shares traded can disproportionately influence share price.

We do not have any operating history with regard to our new business and, as a result, there is a limited amount of information about us on which to make an investment decision.

Our new business is just getting started and we have yet to commence sales or obtain revenues. Accordingly, there is very little operating history upon which to judge our current operations.

Our Common Stock is deemed to be a "penny stock" and trading of our shares is subject to special requirements that could impede our stockholders' ability to resell their shares.

Our shares are subject to the Penny Stock Reform Act of 1990 which may potentially decrease your ability to easily transfer our shares. Broker-dealer practices in connection with transactions in "penny stocks" are regulated. Penny stocks generally are equity securities with a price of less than $5.00. The penny stock rules require a broker-dealer, prior to a transaction in a penny stock not otherwise exempt from the rules, to deliver a standardized risk disclosure document that provides information about penny stocks and the risks in the penny stock market. The broker-dealer also must provide the customer with current bid and offer quotations for the penny stock, the compensation of the broker-dealer and its salesperson in the transaction, and monthly account statements showing the market value of each penny stock held in the customer's account. In addition, the penny stock rules generally require that prior to a transaction in a penny stock, the broker-dealer make a special written determination that the penny stock is a suitable investment for the purchaser and receive the purchaser's written agreement to the transaction. These disclosure requirements may have the effect of reducing the level of trading activity in the secondary market for a stock that becomes subject to the penny stock rules.

Because the risk factors referred to above could cause actual results or outcomes to differ materially from those expressed in any forward-looking statements made by us, you should not place undue reliance on any such forward-looking statements.  Further, any forward-looking statement speaks only as of the date on which it is made and we undertake no obligation to update any forward-looking statement or statements to reflect events or circumstances after the date on which such statement is made or reflect the occurrence of unanticipated events.  New factors emerge from time to time, and it is not possible for us to predict which will arise.  In addition, we cannot assess the impact of each factor on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements.

Information About ASI

Business of ASI

Overview

We were formed in 1981 to provide data conversion and digital mapping services to users of customized geographic information systems (“GIS”).  However, we experienced a steady decrease in the demand for our services and our backlog decreased substantially since fiscal 2002, and we were unsuccessful in winning new business at acceptable margins.  In fiscal 2006, we acted upon our belief that we would not be able to sustain the operations of our historical business.  We transitioned our principal business into that of an independent oil and gas enterprise focused on leveraging non-operating participation in drilling and production prospects for the development of U.S. on-shore oil and natural gas reserves.

We raised sufficient capital to fund our initial efforts, and in fiscal 2006 and 2007, we invested approximately $2,019,000 and $951,000 in oil and gas properties. Revenue generated from these investments totaled approximately $7,000 and $188,000 in fiscal 2006 and 2007, respectively.  However, we were unable to raise additional capital necessary to make additional investments and build a portfolio of investments that would generate cash flow sufficient to meet our operating expenses and capital requirements.  In May 2007, we terminated our oil and gas executives and took steps to reduce our expenses and commitments in oil and gas investments.  We sold several investments in oil and gas properties in order to divest ourselves of future drilling obligations.  Our financial results reflect the downward trend of the GIS business and the lack of success of our oil and gas investments.  In fiscal years 2005, 2006, and 2007, our revenues were $6.1 million, $4.3 million, and $586,000, respectively.  In those years we experienced net losses of $3.3 million, $383,000, and $4.6 million, respectively.

Therefore, during fiscal 2007, we continued to seek and consider a variety of merger and acquisition opportunities that we believed had the potential to provide shareholder value.  These opportunities included oil and gas entities or assets as well as potential transactions that were unrelated to our current business.  On November 20, 2007, we entered into the Merger Agreement with Axion.

We were unable to repay the principal of our 13% Senior Secured Convertible Debentures (the “Convertible Notes”) upon maturity on November 24, 2007.  On December 31, 2007, we entered into an Amendment and Waiver Agreement which extended the maturity date of the Convertible Notes from November 24, 2007 until March 31, 2008, and, whereby each of the holders of the Convertible Notes waived a default that occurred when we failed to repay the principal pursuant to the terms of the Convertible Notes.  In consideration of the extension and waiver of default, we reduced the conversion price of the Convertible Notes from $0.695 to $0.10.  As additional consideration, the exercise price of warrants (“Note Warrants”) to purchase up to 2,374,101 shares of our Common Stock that were issued pursuant to the Convertible Notes was reduced from $0.695 to $0.10.  In March 2008, in connection with the amendment and the assignment of portions of the Convertible Notes, the holders thereof agreed to cancel 1,449,935 Note Warrants and to extend the maturity date to June 30, 2008.  In April 2008, in connection with the assignment of the other portion of the Convertible Notes, the maturity date was further extended to March 30, 2009 and the remaining 929,166 Note Warrants were cancelled.

In April 2008, we sold all of our ownership interests in our remaining oil and gas investments for net proceeds of approximately $486,000.

Management of ASI

The following table sets forth the names and ages of all of our current officers and directors along with their current positions.

Name	Age	Position
James Kerstein	49	Chief Executive Officer and Director
Marc Green	61	President and Treasurer and Director
Michael Johnson	56	Chief Financial Officer
Michael Martin	57	Secretary and Director
Lori A. Jones	50	Director

James Kerstein.  Mr. Kerstein has served as one of our directors and as our Chief Executive Officer since the Effective Date.  He has served as the Chief Executive Officer of Axion since 2007.  Prior to joining Axion, Mr. Kerstein was the President of Plast-O-Matic Valves Inc., a privately-held manufacturer of high end polymer valves focused on the semiconductor and wastewater industries.   From 1996 to 2004, he was the founder, Chief Executive Officer, President and Chairman of Polywood, Inc., a manufacturer of recycled plastic resins utilizing the Rutgers University developed technologies for the production of structural plastic products.  Mr. Kerstein is credited as a co-inventor on multiple patents dealing with formulations and uses of recycled plastics

Marc Green.  Mr. Green has served as one of our directors and as our President and Treasurer since the Effective Date.  He has served as President and Treasurer of Axion since its inception in August 2006.  From July 2007 to December 2007, Mr. Green was an Investment Advisor at Merrill Lynch Private Client Group advising high net worth individuals  Prior to joining Merrill Lynch, Mr. Green was a Senior Vice President of Keefe, Bruyette & Woods, an investment banking firm, managing institutional sales.  From March 2003 to September 2004, Mr. Green served as Chief Operating Officer of Polywood, Inc.

Michael Johnson.  Mr. Johnson was appointed as our Chief Financial Officer in April 2008.  Mr. Johnson devotes approximately 30% of his time to our business.  He is the founder and chief executive officer of Trumpe Global Enterprises, a management consulting firm, and served as a Managing Director and Chief Financial Officer of JP Morgan Chase in their Technology & Operations division from September 2000 to December 2005.  Prior to joining JP Morgan Chase, Mr. Johnson was an Executive Vice President and Chief Financial Officer of African Continental Telecommunications Holdings Ltd., an African satellite telecommunications venture, from August 1997 to August 2000.  Mr. Johnson served as Senior Vice President of Finance and Administration for NFL Properties from April 1996 to July 1997.  From 1982 to 1996, Mr. Johnson served in various capacities at AT&T, including Chief Financial Officer and Vice President of General Business Communication Systems.

Michael Martin.  Mr. Martin has served as our Secretary since the Effective Date.  He is presently a partner in Regal Capital, LLC, an M&A firm that specializes in developing strategic financial and business models for emerging companies in strategic markets.  Mr. Martin currently represents companies involved with fire protection, alternative energy, alternative composite materials, sports nutrition, homeland security, oncology, water purification, and waste-to-energy companies. Prior to his partnership at Regal, Mr. Martin had served as Chief Executive Officer of BioEnergy of America, Inc., a company dedicated to developing renewable sources of energy, and as managing director of R&M Financial Associates, a merger and acquisition consulting firm specializing in small and mid-size companies across multiple industries.  From 1991 to 1999, he was Chairman and President of Proformix, Inc., a publicly traded manufacturer of computer equipment. He has also served as President of Centercore of NJ, a business-to-business consulting company, as well as President and of Centercore, Inc., a publicly traded manufacturing company.  Mr. Martin also serves on the Board of Directors of Adherex Technologies, Inc. and Millennium Biotechnologies Group, Inc.

Lori A. Jones.  Ms. Jones has served as one of our directors since December 2006.  She served as our Chief Executive Officer from December 2004 to the Effective Date.  Ms. Jones served as our interim Principal Financial Officer from December 2006 to the Effective Date and as our Chief Financial Officer from January 2003 until December 2004.  From March 2001 to January 2003, Ms. Jones was a partner with Tatum CFO Partners LLP, a financial consulting company.  From May 2000 to March 2001, Ms. Jones served as the Chief Financial Officer of Worldmerc Incorporated. From January 1999 to May 2000, Ms. Jones was the Chief Financial Officer of Billserv Inc., an electronic billing presentation and payment service company.  From May 1990 to December 1998, Ms. Jones served in various capacities, including Chief Financial Officer, at Docucon, Inc., a document imaging services company.  Ms. Jones is a C.P.A. and holds a M.B.A. from the University of Texas at San Antonio.

Family Relationships

           There are no family relationships between our executive officers.

Security Ownership of Certain Beneficial Owners and Management of ASI

The following table sets forth information regarding the number of shares of Common Stock and Preferred Stock beneficially owned as of June [^^], 2008, by each of our directors, each of our executive officers, all of our executive officers and directors as a group, and by any person or “group,” as that term is used in Section 13(d)(3) of the Exchange Act, known to us to own beneficially more than 5% of the outstanding shares of our common stock or preferred stock. Except as otherwise set forth below, the address of each of the persons listed below is c/o Axion, 665 Martinsville Road, Basking Ridge, New Jersey 07920.

Name and Address Of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percent of Class (1)
James Kerstein (2)	8,001,799	19.0%
Marc Green (3)	4,762,976	11.3%
Michael Martin (4)	6,041,357	14.4%
Lori A. Jones (5)	322,840	*
Michael Johnson	-	*
Rutgers – The State University of New Jersey 3 Rutgers Plaza, ASB III New Brunswick, NJ 08901	2,857,785	6.8%
ADH Ventures, LLC (6) 24 Addison Drive Fairfield, NJ 07004	4,617,317	9.9%
Thor United Corp. (7) 556 Hunkins Plaza Charlestown, Nevis	4,617,317	9.9%

All directors and officers as a group (6 persons)	18,913,972	45.3%

* Less than 1% of outstanding shares.

(1)
As of June [^^], 2008, we had [^^42,022,249] shares of common stock outstanding.  Unless otherwise indicated in these footnotes, each stockholder has sole voting and investment power with respect to the shares beneficially owned. All share amounts reflect beneficial ownership determined pursuant to Rule 13d-3 under the Exchange Act. All information with respect to beneficial ownership has been furnished by the respective director, executive officer or stockholder, as the case may be.

(2)	Excludes options to purchase 3,048,304 shares of common stock, which options have not yet vested.
(3)	Excludes options to purchase 1,524,152 shares of common stock, which options have not yet vested.
(4)	Represents (a) 3,400,764 shares held by Mr. Martin and (b) 2,640,593 shares held by Regal Capital, LLC, of which Mr. Martin is the managing member.
(5)	Includes 215,000 shares of common stock underlying options that are exercisable within 60 days.
(6)
Represents shares of common stock issuable upon conversion of our 13% Senior Secured Convertible Debentures, which Debentures prohibit the conversion thereof to the extent following the conversion the holder or its affiliates would beneficially own more than 9.9% of the total number of issued and outstanding shares of our common stock.

(7)
Represents shares of common stock issuable upon conversion of our 13% Senior Secured Convertible Debentures, which Debentures prohibit the conversion thereof to the extent following the conversion the holder or its affiliates would beneficially own more than 9.9% of the total number of issued and outstanding shares of our common stock.

Aside from shares issued to Ms. Jones pursuant to the amendment to her employment agreement (see “Certain Relationships and Related Transactions” below) and dilution to all of our shareholders of record prior to the Effective Date, the Merger did not affect the amount or percentage of present holdings of our common equity by any person or “group,” as that term is used in Section 13(d)(3) of the Exchange Act, known to us to own beneficially more than 5% of the outstanding shares of our common stock or preferred stock, or by any of our directors, executive officers, or by our executive officers and directors as a group.

Description of ASI Common Stock

General.  We are authorized to issue 100,000,000 Shares of no par value Common Stock and 2,500,000 shares of no par value Preferred Stock.  As of June [^^], 2008, there were [^^42,022,249] issued and outstanding Shares of Common Stock, and no shares of issued and outstanding Preferred Stock.  We have no other outstanding classes of stock.

Dividends.  Holders of our Common Stock are entitled to receive dividends when and as declared by our Board of Directors out of funds available therefor.  Any such dividends may be paid in cash, property or shares of our Common Stock.  We have not paid any dividends since inception, and presently anticipate that all earnings, if any, will be retained for development of our business, and that no dividends on our Common Stock will be declared in the foreseeable future.  Any future dividends will be subject to the discretion of our Board of Directors and would depend upon, among other things, our future earnings, and our operating and financial condition, our capital requirements and general business conditions.  Therefore, there can be no assurance that any dividends on our Common Stock will be paid in the future.

In addition, our Board of Directors has authority without any further action by the shareholders to divide the Preferred Stock into series, to fix the number of shares constituting any series and to fix or alter the voting rights, dividend rights and terms of redemption, rights upon dissolution or liquidation and other special rights, qualifications, limitations restrictions of any future series of Preferred Stock.  Subject to the terms of any shares of such Preferred Stock which may be issued, holders of Common Stock are entitled to receive such dividends as are declared by the Board of Directors out of funds legally available therefor and are entitled to participate equally in our assets available for distribution in the event of liquidation or dissolution.

Voting Rights.  All Shares of our Common Stock have equal voting rights, and when validly issued and outstanding, have one vote per Share on all matters to be voted upon by Shareholders.  Except as may otherwise be provided by statute, the affirmative vote of the holders of a majority of the quorum of Shares represented at a meeting of Shareholders entitled to vote will constitute Shareholder action.  All of our Directors are elected annually, and cumulative voting in the election of Directors is not allowed.

Miscellaneous Rights and Provisions.  Shares of our Common Stock have no preemptive or conversion rights, nor restrictions or alienation, no redemption or sinking fund provisions, and are not liable to further call or assessment either by us or for our liabilities.  The outstanding shares of our Common Stock are fully paid and non-assessable.  Each Share of our Common Stock is entitled to share ratably in any asset available for distribution to holders of its equity securities upon liquidation of the Company.

Market for Common Equity and Related Shareholder Matters

Market Information

Our common stock (“Common Stock”) has been traded on the Over-the-Counter Bulletin Board since June 1, 2007, under the symbol “ANLT.”  From April 3, 2007, until June 11, 2007, our Common Stock was traded on the OTC Pink Sheets.  Prior to April 3, 2007, our Common Stock was traded on the NASDAQ Capital Market.   The following table sets forth the high and low sales prices for our Common Stock as reported on the OTC Bulletin Board.  The high and low sale prices reflect inter-dealer prices, without retail mark-up, markdown or commission and may not necessarily represent actual transactions.

	High	Low
Year Ending September 30, 2008
First quarter	$.17	$.08
Second quarter	.16	.08
Year Ended September 30, 2007
First quarter	$0.75	$0.49
Second quarter	0.85	0.44
Third quarter	0.52	0.18
Fourth quarter	0.23	0.06
Year Ended September 30, 2006
First quarter	$3.74	$1.04
Second quarter	2.22	1.26
Third quarter	1.75	0.25
Fourth quarter	1.15	0.40

Axion is a private company and there is no public trading market for its securities.

Dividends

Since becoming a public company, we have not declared or paid cash dividends on our Common Stock and do not anticipate paying cash dividends in the foreseeable future.  We presently expect that we will retain all future earnings, if any, for use in our operations and the expansion of our business. Axion has not declared or paid cash dividends on its common stock since inception.

Holders

           As of June [^^], 2008, we had approximately [^^] holders of record.

Equity Compensation Plan Information

Equity Compensation Plan Information

The following table gives information about equity awards under our equity compensation plans as of September 30, 2007.

	(a)	(b)	(c)
Plan category	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted-average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
Equity compensation plans approved by security holders	415,000	$1.16	183,388
Equity compensation plans not approved by security holders	5,000	$0.72	80,000

Total	420,000	$1.15	263,388

Summary Description of Equity Compensation Plans That Have Not Been Approved by the Shareholders

2000 Stock Incentive Plan

In September 2000, the Board of Directors adopted the 2000 Stock Incentive Plan (the “2000 Plan”). The 2000 Plan provides for the granting of non-qualified stock options, as determined by a committee appointed by the Board of Directors.

Number of Shares Subject to the 2000 Plan.  The 2000 Plan authorizes the grant of options relating to an aggregate of 50,000 shares of Common Stock.  If any corporate transaction occurs which causes a change in our capitalization (for example, a reorganization, recapitalization, stock split, stock dividend, or the like), the number of shares of stock available and the number of shares of stock subject to outstanding options granted under the 2000 Plan will be adjusted appropriately and equitably to prevent dilution or enlargement of a participant’s rights.

Eligibility for Participation.  Individuals eligible to participate in the 2000 Plan are our employees and employees of our subsidiaries, but not any of our or our subsidiaries’ officers.

Terms of Options.  Options granted to employees may only be nonstatutory stock options (“NSOs”), which are not intended to satisfy the requirements of Internal Revenue Code Section 422.  The exercise price for the grant of an NSO under the 2000 Plan may be any price that is greater than or equal to 85% of the fair market value of the Common Stock on the date the NSO is granted.   Options expire at the times determined by the committee, as specified in the applicable award agreement. However, no option is exercisable later than the tenth anniversary of the grant date.

Vesting and Acceleration.  Options vest at the times determined by the committee, as specified in the applicable award agreement. A participant’s options become fully vested upon the termination of the participant’s employment as a result of a reduction in force and upon the occurrence of our change in control.  In general, a change in control will be deemed to have occurred upon the acquisition by any person of more than 50% of our outstanding voting securities (or securities subject to conversion into voting securities), the acquisition by any person of the power to elect a majority of our directors, certain mergers and other corporate transactions if the holder’s of our voting securities before the transaction receive less than 50% of the outstanding voting securities of the reorganized, merged or consolidated entity, after the transaction, and our complete liquidation or dissolution, or the sale of all or substantially all of our assets, if approval of our shareholders is required for the transaction.

Term.  The 2000 Plan expires on September 8, 2010.

2000 Officer and Employee Recruitment Stock Incentive Plan

In September 2000, the Board of Directors adopted the 2000 Officer and Employee Recruitment Stock Incentive Plan (the “2000 Recruitment Plan”) which provides for the granting of NSOs as determined by a committee appointed by the Board of Directors.

Number of Shares Subject to the 2000 Recruitment Plan.  The 2000 Recruitment Plan authorizes the grant of options relating to an aggregate of 50,000 shares of Common Stock, subject to adjustment in the case of a change in our capitalization in the same manner as is provided in the 2000 Plan (described above).

Eligibility for Participation.  An individual is eligible for participation in the 2000 Recruitment Plan if such individual has not been previously employed by us and the award of options is made in connection with the entry into an employment contract with such individual.

Terms of Options.  The options granted under the 2000 Recruitment Plan have the same terms as are described above with respect to the 2000 Plan.

Vesting and Acceleration.  The options granted under the 2000 Recruitment Plan are subject to the same vesting and acceleration provisions as are described above with respect to the 2000 Plan.

Term.  The 2000 Recruitment Plan expires on September 8, 2010.

Certain Relationships and Related Transactions

Pursuant to our employment agreement with Lori A. Jones, a director and our former Chief Executive Officer and former interim Principal Financial Officer, Ms. Jones was entitled, among other things, to bonus compensation of $50,000 payable in 12 monthly installments upon the closing of an acquisition, merger or other strategic transaction.  Pursuant to an agreement dated March 28, 2008, Ms. Jones agreed to receive 100,000 shares of our common stock in lieu of the $50,000 cash bonus she was entitled to receive as a result of the Merger.

In April 2008, the Company entered into a consulting arrangement with Ms. Jones, whereby Ms. Jones agreed to provide consulting services to the company’s new management team through December 2008.  Pursuant to the consulting agreement, Ms. Jones is entitled to receive a fixed fee of $22,500 plus a monthly fee of $3,000, plus fees for additional services as necessary.

Pursuant to an agreement dated December 6, 2007, Regal Capital, LLC (“Regal”) agreed to provide Axion with management consulting services for a period of three years.  Mr. Martin, Secretary and a director of the Company and Axion, is the managing member of Regal.  As compensation, Axion agreed to pay Regal (i) 54 shares of Common Stock of Axion upon entry into the consulting agreement, which shares were exchanged for 9,702,027 shares of our Common Stock as a result of the merger, (ii) a monthly fee of $10,000 each during the term of the consulting services, and (iii) an additional $230,000 of which $169,500 has already been paid and the remaining $60,500 is payable upon the first shipment of Axion’s products to its customers.

Pursuant to our acquisition of the license rights granted by Rutgers University, Rutgers owns 2,857,785 shares, or approximately 7%, of our Common Stock.  We are obligated to pay certain fees, including royalties and membership dues to Rutgers.  We also pay consulting fees to Rutgers pursuant to the development of our processes. Please see “Exclusive License Agreement from Rutgers University” in “Axion’s Business” above.

In May 2008, we issued a new Series B 13% Senior Secured Convertible Debenture in the principal amount of $200,000 to ADH Ventures, LLC, one of the holders of our 13% Senior Secured Convertible Debentures.  Please see “Liquidity and Capital Resources” in “ASI’s Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Liquidity and Capital Resources; Plan of Operation” in  “Axion’s Management’s Discussion and Analysis of Financial Condition and Results of Operations” below.

ASI Legal Proceedings

In November 2005 and November 2007, we were named as a party to suits filed in the State of Indiana in by the Sycamore Springs Homeowners Association, as well as certain homeowners in the Sycamore Springs neighborhood of Indianapolis, Indiana, and by the developers of the Sycamore Springs neighborhood.  The claimants allege that various Mid-States Engineering entities that are alleged to be subsidiaries of MSE Corporation, which ASI acquired in 1997, adversely affected the drainage system of the Sycamore Springs neighborhood, and seek damages from flooding that occurred on September 1, 2003.  Mediation efforts held in November 2007 and April 2008 have been successful, and the claimants have agreed to settle each suit.  As of the date of this report, the final settlement agreement is expected to be signed within 10 days.  The agreement is a compromise of disputed claims asserted or which may be asserted by the claimants against the settling defendants for any past, present and future losses, damages, and claims they may have against the settling defendants.  Defense actions were provided by our insurance carrier.  The claims from the all three lawsuits arise from a single occurrence with one deductible applying to the matter.  Accordingly, we have recorded an obligation totaling $100,000 obligation payable to our insurer, who bore the defense costs of the litigation, and which represents the deductible pursuant to the terms of our insurance coverages.

We are also subject to various other routine litigation incidental to our business. Management does not believe that any of these routine legal proceedings would have a material adverse effect on our financial condition or results of operations.

Financial Statements of ASI and Axion

Axion’s audited financial statements for the period from Commencement of Operations (November 1, 2007 through December 31, 2007 are attached hereto as Schedule B.

Unaudited Pro Forma Combined Financial Information at and for the quarter and year ended December 31, 2007 are attached hereto as Schedule C.

Our audited financial statements for the fiscal years ended September 30, 2006 and 2007, our unaudited condensed financial statements as of and for the three months ended December 31, 2006 and 2007, and our (Axion’s post Merger) unaudited condensed financial statements as of and for the three months ended March 31, 2008 and from commencement of operations of Axion through March 31, 2008 are attached hereto as Schedule D, Schedule E and Schedule F, respectively.

Management’s Discussions and Analysis of Financial Condition and Results of Operations

ASI’s Management’s Discussion and Analysis of Financial Condition and Results of Operations

The following management’s discussion and analysis should be read in conjunction with our audited financial statements and the related notes thereto for the fiscal years ended September 30, 2006 and 2007, our unaudited condensed financial statements as of and for the three months ended December 31, 2006 and 2007, and our (Axion’s post Merger) unaudited condensed financial statements as of and for the three months ended March 31, 2008 and from commencement of operations of Axion through March 31, 2008.

Results of Operations

Period Ended March 31, 2008

As ASI’s current business is that of Axion’s, please see “Axion’s Management’s Discussion and Analysis of Financial Condition and Results of Operations” below.

Three Months Ended December 31, 2007 and 2006

The following table sets forth, for the periods indicated, selected consolidated statements of operations data expressed as a percentage of revenues:

	Three Months Ended December 31
Percentage of Revenues:	2007	2006
Revenues	100.0%	100.0%
Costs and expenses
Salaries, wages and related benefits	54.5	90.9
Lease operating expenses	11.2	—
Other general and administrative	53.8	76.5
Depreciation, depletion and amortization	39.9	2.1

Loss from operations	(59.4)	(69.5)

Other expense, net	(74.1)	(67.1)

Loss before income taxes	(133.5)	(136.6)
Provision for income taxes	—	—
Net loss	(133.5)	(136.6)
Dividends on preferred stock	(3.5)	(2.1)
Net loss available to common shareholders	(137.0)%	(138.7)%

Revenues.  We recognize revenues generated from GIS service contracts as services are performed.   In the first quarter of fiscal 2008, all of our service revenue was generated from one customer, totaling $52,000 as compared to $240,000 in fiscal 2007.  In the first quarter of 2007, our service revenue was generated from the completion of one long-term and a short-term time and materials contract with one customer.  On December 31, 2007, we ceased performing services for our one remaining customer.

We recognize oil and gas revenues when delivery has occurred and title to the products has transferred to the purchaser.  Our investment in the Adrienne 1-9 began generating revenue from the sale of natural gas in January 2007.  Prior to that time, our oil and gas revenues were limited to the sale of oil from our 20% working interest in a shallow well in Oklahoma.  As a result, we recognized approximately $91,000 in oil and gas revenues in the quarter ending December 31, 2007, as compared to approximately $3,000 in the quarter ending December 31, 2006.  We estimate revenues based on production reports and estimated market prices when actual results are not available.

Salaries, Wages and Benefits.  Salaries, wages and benefits include employee compensation for production, administrative and executive employees. Salaries, wages and related benefits decreased $143,000 to $78,000 in the first quarter of fiscal 2008 as compared to $221,000 in the same quarter in fiscal 2007. The fiscal 2008 quarter includes salaries and wages for our chief executive officer and personnel devoted to one service contract.  The fiscal 2007 quarter includes these same salaries and wages, as well as expenses for production personnel devoted completion of one long-term service contract and additional administrative and executive staff.

Lease Operating Expenses.  Subsequent to December 31, 2006, we began to incur operating expenses that include joint interest billings and taxes, and gathering and marketing fees related to the production and sale of oil and natural gas.  These expenses totaled approximately $16,000, or 17.5% of our oil and gas revenues.

Other General and Administrative.  Other general and administrative costs include rent, maintenance, travel, supplies, insurance and professional services. Such costs decreased 58.6%, or approximately $109,000, in the first quarter of fiscal 2008 to approximately $77,000 as compared to $186,000 in the same period in fiscal 2007.  The decrease was a result of lower professional fees, the absence of costs related to our former listing on NASDAQ, and general cost-cutting measures.

Depreciation, Depletion and Amortization.  Depreciation and amortization remained constant at approximately $5,000 in the quarters ending December 31, 2007 and 2006.  Depletion expense totaled approximately $52,000 in the quarter ending December 31, 2007, which was consistent with new production from the Adrienne 1-9.

Interest Expense, Net. We incurred net interest expense totaling approximately $95,000 in the quarter ending December 31, 2007, which represented interest accrued during the entire quarter on our Convertible Notes and non-cash interest expense we incurred as a result of the modification of the exercise price of the Note Warrants on December 31, 2007.  We incurred net interest expenses totaling approximately $99,000 in the quarter ending December 31, 2006, which was comprised of interest accrued for a partial quarter, and non-cash interest expense of approximately $81,000, which included amortization of the discounts on the Convertible Notes and our previously outstanding 14% convertible senior secured promissory notes in the aggregate principal amount of $2.0 (the “Senior Notes”).

Loss on Sale of Assets and Other Income (Expense).  On December 31, 2007, we subleased our corporate offices as part of our cost-reduction efforts, and we disposed of furniture, equipment, and leasehold improvements that would no longer be utilized.  As a result, we recognized a loss on the disposal of these assets totaling $11,000 during the quarter ending December 31, 2007.  Net other expense for the quarter ended December 31, 2006, totaled approximately $64,000, which was comprised of the amortization of approximately $36,000 of deferred loan costs related to the Senior Notes, and a $28,000 loss on the sale of certain assets including a set of partition cubicles when we relocated our corporate offices in November 2006, at which time we disposed of additional computer equipment, furniture, and software items that were not being utilized and which had no material net book value.

Income Taxes. Federal income tax expense for fiscal year 2008 is projected to be zero. Accordingly, an effective federal income tax rate of 0% was recorded for the three months ended December 31, 2007. As a result of the uncertainty that sufficient future taxable income can be recognized to realize additional deferred tax assets, no income tax benefit has been recognized for the three months ended December 31, 2007 and 2006.

Net Loss. We recorded a net loss of approximately $191,000 in the first quarter of fiscal 2008 as compared to a net loss of approximately $332,000 in the same quarter of fiscal 2007. The variance was due to the low level of revenue offset by the lower level of expense in the fiscal 2008 quarter.

Fiscal Years Ended September 30, 2007 and 2006

The following table sets forth, for the fiscal years ended September 30, 2007 and 2006 selected consolidated statement of operations data expressed as a percentage of revenues:

Percentage of Revenues:	2007	2006
Revenues	100.0%	100.0%
Costs and expenses:
Salaries, wages and benefits	109.4	62.3
Subcontractor costs	—	12.1
Lease operating expenses	7.2	—
Impairment of oil and gas properties	342.1	—
Other general and administrative	132.4	28.7
Depreciation and amortization	20.0	1.5
Loss from operations	(511.1)	(4.6)
Other expense, net	(262.6)	(3.1)
Loss before income taxes	(773.7)	(7.7)
Income taxes	—	—
Net loss	(773.7)%	(7.7)%

Revenues. We recognize revenues generated from GIS service contracts as services are performed.  In fiscal 2007, principally all of our service revenue was generated from a long-term contract that was completed in the first quarter of 2007 and a short-term contract with one customer.  GIS service revenues totaled approximately $398,000 in fiscal 2007 as compared to $4.3 million in fiscal 2006.  The decrease in revenues was due to the completion of all but two contracts in fiscal 2006 and the sale and assignment of several ongoing contracts to RAMTeCH on August 1, 2006.

We recognize oil and gas revenues when delivery has occurred and title to the products has transferred to the purchaser.  Our investment in the Adrienne 1-9 began generating revenue from the sale of natural gas in January 2007.  Prior to that time, our oil and gas revenues were limited to the sale of oil from our 20% working interest in a shallow well in Oklahoma.  In fiscal 2007, we recognized oil and gas revenue totaling approximately $188,000 as compared to $7,000 in fiscal 2006.  We estimate revenues based on production reports and estimated market prices when actual results are not available.

Salaries, Wages and Benefits. Salaries, wages and benefits include employee compensation for production, marketing, selling, administrative, and executive employees.  Salaries, wages and benefits decreased 76.2% to $641,000 in fiscal 2007 as compared to $2.7 million in fiscal 2006.  The decrease was a result of reductions in our workforce as we completed GIS service contracts.  Our GIS service contracts required a substantial workforce, while our oil and gas activities require only a very limited staff.

Subcontractor Costs. Subcontractor costs include production costs incurred through the use of third parties, both domestic and offshore, for production tasks such as data conversion and field survey services to meet contract requirements.  Subcontractor costs totaled approximately $522,000 in fiscal 2006.  No subcontractors were used to perform services in fiscal 2007.

Oil and Gas Impairment:  We recorded an impairment of oil and gas properties charge of $2,005,000 for the year ended September 30, 2007.  At September 30, 2007, the Adrienne 1-9 was our only property that had production history, and that production was limited to a very few months.  The lack of production history resulted in a sharp decline curve utilized by Pinnacle Energy Services, LLC, in formulating reserve estimates.  The reserve estimate is significantly less than our investment in the Adrienne 1-9.  The impairment charges were also a result of the sale of two properties during fiscal 2007 at less than cost, and our evaluation of our other properties in Oklahoma.

Other General and Administrative.  Other general and administrative expenses include rent, maintenance, travel, supplies, insurance and professional services.   Such expenses decreased 37.3% to $776,000 in fiscal 2007 from $1.2 million in fiscal 2006.  The reduced level of GIS services and the nature of our oil and gas investments required less general and administrative support in fiscal 2007 as compared to fiscal 2006, offset by the $100,000 fiscal 2007 expense related our deductible pursuant to the settlement of litigation

Depreciation, Depletion and Amortization.  Depreciation, depletion and amortization increased 85.7% in fiscal 2007 as compared to fiscal 2006.  Depreciation decreased to $20,000 in fiscal 2007 from $63,000 in fiscal 2006 due to equipment becoming fully depreciated, with little investment in new equipment required by our current business volume.  The decrease was offset by $97,000 of depletion expense as the Adrienne 1-9 began producing natural gas in fiscal 2007.

Interest Expense, Net.  We incurred net interest expense totaling approximately $1.32 million in fiscal 2007, as compared to $177,000 in fiscal 2006.  The increase is a result of 13% interest on our Convertible Notes, and non-cash interest which includes amortization of the discounts on the Convertible Notes and Senior Notes and amortization of deferred financing costs related to the Convertible Notes.  Non-cash interest expense totaled $1.16 million in fiscal 2007.

Other Income (Expense).  Net other expense in fiscal 2007 totaled approximately $215,000, which included the expiration of a $150,000 option to purchase an oil and gas property in January 2007 and the amortization of approximately $134,000 deferred loan costs related to the Senior Notes, offset by approximately $99,000 in consulting fee income related to the sale of the Wisconsin-based production center.  It also includes $30,000 loss on the sale of certain assets including a set of partition cubicles when we relocated our corporate offices in November 2006, at which time we disposed of additional computer equipment, furniture, and software items that were not being utilized and which had no material net book value.  In fiscal 2006, other expense was principally a result of the amortization of approximately $115,000 of deferred expenses related to the Senior Notes, offset by consulting fee income totaling $58,000 related to the sale of our certain assets in our Wisconsin production center.  We recognized a gain of approximately $39,000 gain on the sale of the assets, principally which related to the sale of the assets in our Wisconsin production center.  We also recognized a gain on extinguishment of debt totaling $61,000 related to the relinquishment of accrued dividends by the holders of our Series A Redeemable Preferred Stock.

Income Tax Benefit. Federal income tax expense for fiscal year 2007 is projected to be zero and accordingly, we recorded an effective federal income tax rate of 0%.  Federal income tax expense for fiscal year 2006 was zero.  As a result of the uncertainty that sufficient future taxable income can be recognized to realize additional deferred tax assets, no income tax benefit has been recognized for fiscal 2007 and 2006.

Net Loss.  Net loss available to common shareholders increased from $383,000 in fiscal 2006 to $4.6 million in fiscal 2007.  The higher loss in fiscal 2007 was due to the transition of our business to an oil and gas enterprise, the impairment of our oil and gas investments, and the interest expense related to the amortization of the discount on the Convertible Notes.

Liquidity and Capital Resources

Please see “Liquidity and Capital Resources; Plan of Operations” in “Axion’s Management’s Discussion and Analysis of Financial Condition and Results of Operations” below.

Disclosure About Off-Balance Sheet Arrangements

None.

Critical Accounting Policies

Revenue Recognition.   As of January 1, 2007, we no longer have long-term GIS contracts.  We provide GIS-related services on a time and materials basis.  We recognize revenue in the period that the services are rendered.

Oil and natural gas revenues are recognized when delivery has occurred and title to the products has transferred to the purchaser.  We estimate revenues based on production reports and estimated market prices when actual results are not available.

Oil and Gas Properties.  We follow the full cost method of accounting for oil and natural gas properties. Accordingly, all costs associated with the acquisition, exploration and development of oil and natural gas properties, including costs of undeveloped leasehold, geological and geophysical expenses, dry holes, leasehold equipment and legal due diligence costs directly related to acquisition, exploration and development activities, are capitalized. Capitalized costs of oil and gas properties also include estimated asset retirement costs recorded based on the fair value of the asset retirement obligation when incurred. Proceeds received from disposals are credited against accumulated cost except when the sale represents a significant disposal of reserves, in which case a gain or loss is recognized.

The sum of net capitalized costs and estimated future development and dismantlement costs is depleted on the equivalent unit-of-production method, based on proved oil and natural gas reserves as determined by independent petroleum engineers. Oil and natural gas are converted to equivalent units based upon the relative energy content, which is six thousand cubic feet of natural gas to one barrel of oil.

Litigation.  We are subject to various claims, lawsuits and administrative proceedings that arise from the ordinary course of business.  Liabilities and costs associated with these matters require estimates and judgment based on professional knowledge and experience of management and our legal counsel.  When estimates of our exposure for claims or pending or threatened litigation matters meet the criteria of SFAS No. 5 “Accounting for Contingencies”, amounts are recorded as charges to operations.  The ultimate resolution of any exposure may change as further facts and circumstances become known.

Income Taxes.  We reported a net loss in fiscal 2007 and 2006.  The current and prior year losses have generated a sizeable federal tax net operating loss, or NOL, carryforward which totals approximately $33 million as of September 30, 2007.

U.S. generally accepted accounting principles require that we record a valuation allowance against the deferred tax asset associated with this NOL if it is “more likely than not” that we will not be able to utilize it to offset future taxes.  Due to the size of the NOL carryforward in relation to our recent history of unprofitable operations and due to the continuing uncertainties surrounding our future operations as discussed above, we have not recognized any of this net deferred tax asset.  We currently provide for income taxes only to the extent that we expect to pay cash taxes (primarily state taxes and the federal alternative minimum tax) on current taxable income.

It is possible, however, that we could be profitable in the future at levels which may cause management to conclude that it is more likely than not that we will realize all or a portion of the NOL carryforward.  Upon reaching such a conclusion, we would immediately record the estimated net realizable value of the deferred tax asset at that time and would then provide for income taxes at a rate equal to our combined federal and state effective rates, which would approximate 39% under current tax rates.  Subsequent revisions to the estimated net realizable value of the deferred tax asset could cause our provision for income taxes to vary significantly from period to period, although our cash tax payments would remain unaffected until the benefit of the NOL is utilized.

Axion’s Management’s Discussion and Analysis of Financial Condition and Results of Operations

The following Axion management’s discussion and analysis should be read in conjunction with Axion’s audited financial statements for the period from commencement of operations (November 1, 2007 through December 31, 2007 (Schedule B hereto)).  The information as of and for the three months ended March 31, 2008 relates to ASI, inclusive of its wholly-owned subsidiary, Axion.

Results of Operations

Three Months Ended and Period from Inception through March 31, 2008

Revenue.  We are a development stage company and have not begun to generate revenue.

Research and Development Costs.  Research and development costs include professional consulting fees and membership dues paid in technology related organizations that are directly related to our license, as well as salaries and expenses related to the development of our quality control processes.  We added one employee devoted to such processes in February 2008.

Marketing and Sales Expenses.  Marketing and selling expenses include salaries and expenses directly related to our marketing and selling efforts.  We are in the early stages of developing our marketing and sales strategies.  We added one employee devoted to these efforts in March 2008.

General and Administrative.  General and administrative costs include salaries paid to our executive officers, consulting fees travel, supplies, insurance, professional fees, and patent defense costs,

Depreciation and Amortization.  Depreciation and amortization totaled $5,100 for the three months ending and period from inception through March 31, 2007.  No assets were placed into service prior to January 1, 2008.

Interest Expense, Net.  Our Convertible Notes earn interest at the rate of 13% per annum.  Additionally, we amortize the discount that represents the fair value of beneficial conversion feature of the Convertible Notes as interest expense.  Accordingly, we recorded coupon interest expense totaling approximately $7,700 and $35,513 non-cash interest expense from March 20, 2008 through March 31, 2008.  Interest expense in future periods will increase proportionately until the Convertible Notes are converted into Common Stock or repaid in full.

Income Taxes. Federal income tax expense for fiscal year 2008 is projected to be zero. Accordingly, an effective federal income tax rate of 0% was recorded for the three months ended and the period from inception through March 31, 2008.  As a result of the uncertainty that sufficient future taxable income can be recognized to realize additional deferred tax assets, no income tax benefit has been recognized for the three months ended and the period from inception through March 31, 2008.

Net Loss. We recorded a net loss of approximately $455,000 and $524,000 in the three months ended and the period from inception through March 31, 2008.  We will continue to incur losses during the development stage of the Company.

Liquidity and Capital Resources; Plan of Operation

As of March 31, 2008, we had $313,000 in cash and cash equivalents and assets held for resale totaling $486,000.  Our Amended Convertible Notes and Series B Convertible Notes bear interest at the rate of 13% per annum and are due and payable on March 30, 2009, if not converted into Common Stock prior maturity.  As of May 12, the aggregate outstanding principal amount of the Amended Convertible Notes and the Series B Convertible Notes was $1,550,000.  The Amended Convertible Notes and the Series B Convertible Notes are guaranteed by each of the Company’s existing and future subsidiaries.  The Amended Convertible Notes, the Series B Convertible Notes and the guarantees are secured by a first priority lien on substantially all of the Company’s and the Company’s subsidiaries’ assets.  The Amended Convertible Notes and the Series B Convertible Notes are convertible at the option of the holders into Common Stock at a rate of $0.10 per share, and accordingly, we may issue up to 15,500,000 shares of Common Stock if the remaining principal balance is converted in its entirety.  We may also elect to pay interest in the form of Common Stock at the rate of $0.10 per share.  We recorded the Convertible Notes at a discount after giving effect to the $986,747 intrinsic value of the beneficial conversion feature and recorded the discount as equity.  We will amortize the discount as interest expense over the life of the Amended Convertible Notes.  We recorded non-cash interest expense for the amortization period from March 20 through March 31, 2008.  The carrying value of the Convertible Notes at March 31, 2008 was $691,815.  Subsequent to the end of the quarter, the holders of the Debenture converted $100,000 principal into 1,000,000 shares of Common Stock., and we repaid $200,000 of the Amended Convertible Notes and issued the new Series B Convertible Notes in the amount of $200,000.

In our operating activities, we used approximately $354,000 and $385,000, respectively, during the three months ending and period from inception through March 31, 2008, primarily as a result of our initial and continuing activities to commercialize the business.  Financing activities, consisting principally of the sale securities, generated net cash proceeds totaling approximately $251,000 and $795,000, respectively, during the three months ending and period from inception through March 31, 2008.  We also acquired $43,000 cash in the reverse merger transaction.  We purchased equipment, machinery, software, and leasehold improvements totaling approximately $108,000 and $119,000 during the respective periods as well, including $41,000 for machinery that will be used in the production of our products.  We also invested approximately $48,000 in the acquisition of our license from Rutgers during the period from inception through March 31, 2008.

We assumed approximately $358,000 of liabilities in excess of the fair value of the assets we acquired in the Merger.  Principally all of the obligations are comprised of the fair value of the Convertible Notes, as discounted for the beneficial conversion feature. Subsequent to the end of the quarter, we completed the sale of certain assets acquired for $486,000 cash; however, those cash proceeds will be restricted funds, to be held as additional security for the Amended Convertible Notes.

We believe that our existing sources of capital, including our existing cash and marketable securities, will be adequate to satisfy both operational and capital needs for the immediate future.  Our current operating plans are to continue to focus on research and development of our manufacturing process, fabricating specialty molds and manifolds, expanding our marketing and sales and engineering staffs, and our ongoing development of innovative customer solutions.  We anticipate that we will need to raise additional capital over the next several months through additional equity or debt financing.  Our ability to pay principal and interest on our outstanding Amended Convertible Notes, which are due in March 2009, as well as to meet our other debt obligations and requirements to fund our planned capital expenditures, depends on our future operating performance and ability to raise capital.  There can be no assurance that available financing will be available, or if available, that such financing will be upon terms acceptable to us.

Disclosure about Off-Balance Sheet Arrangements

We do not have any transactions, agreements or other contractual arrangements that constitute off-balance sheet arrangements.

Critical Accounting Policies

Management’s Discussion and Analysis of Financial Condition and Results of Operations are based upon our financial statements, which have been prepared in accordance with generally accepted accounting principles (“GAAP”) in the U.S. The preparation of financial statements in conformity with GAAP in the U.S. requires management to make estimates, judgments and assumptions that affect the amounts reported in our condensed consolidated financial statements and accompanying notes. Our critical accounting policies are those that affect our financial statements materially and involve difficult, subjective or complex judgments by management.

An accounting policy is deemed to be critical if it requires an accounting estimate to be made based on assumptions about matters that are highly uncertain at the time the estimate is made, and if different estimates that reasonably could have been used or changes in the accounting estimate that are reasonably likely to occur could materially change the financial statements.

Income Taxes.  Income taxes are reflected under the liability method, which establishes deferred tax assets and liabilities to be recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

U.S. generally accepted accounting principles require that we record a valuation allowance against deferred tax assets if it is “more likely than not” that we will not be able to utilize it to offset future taxes.  Because we are a development stage company and have no history of profitable operations, we have not recognized any of this net deferred tax asset.  We currently provide for income taxes only to the extent that we expect to pay cash taxes (primarily state taxes and the federal alternative minimum tax) on current taxable income.

Use of Estimates.  The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date the financial statements and the reported amount of revenues and expenses during the reporting period.  Actual results could differ from those estimates.

Goodwill and Intangible Assets:  We have adopted SFAS No. 142, “Goodwill and Other Intangible Assets”, and (“SFAS No. 142”). As a result, we do not amortize goodwill, and instead annually evaluates the carrying value of goodwill for impairment, in accordance with the provisions of SFAS No. 142. Goodwill represents the excess of the cost of investments in subsidiaries over the fair value of the net identifiable assets acquired.  We hold licenses and expect both licenses and the cash flow generated by the use of the licenses to continue indefinitely due to the likelihood of continued renewal at little or no cost.

Reverse Merger Purchase Accounting.  In connection with our Merger, we have made estimates regarding the fair value of the assets acquired and the liabilities assumed.   Adjustments to these estimates are made during the acquisition allocation period, which is generally up to twelve months from the acquisition date.  Subsequent to the allocation period, costs incurred in excess of the recorded acquisition accruals are generally expensed as incurred and if accruals are not utilized for the intended purpose, the excess will be recorded as an adjustment to the cost of the acquired entity, which was charged to paid in capital.

Litigation.  We are subject to various claims, lawsuits and administrative proceedings that arise from the ordinary course of business.  Liabilities and costs associated with these matters require estimates and judgment based on professional knowledge and experience of management and our legal counsel.  When estimates of our exposure for claims or pending or threatened litigation matters meet the criteria of SFAS No. 5 “Accounting for Contingencies”, amounts are recorded as charges to operations.  The ultimate resolution of any exposure may change as further facts and circumstances become known.  See Note 9 – “Litigation and Other Contingencies”.

Changes in and Disagreements with Accountants on Accounting and Financial Disclosure

Previous independent registered public accounting firm.

On April 2, 2008, we notified our independent registered public accounting firm, Malone and Bailey, PC ("Malone and Bailey") of our intention to engage Jewett, Schwartz, Wolfe & Associates (“JSW”) as our new independent registered public accounting firm, at which time we dismissed Malone and Bailey.

We had engaged Malone and Bailey on July 30, 2007, and hence, Malone and Bailey only reported on the most recent fiscal year ended September 30, 2007.  Malone and Bailey’s reports on our financial statements for the past year have not contained an adverse opinion or disclaimer of opinion, and were not modified as to audit scope or accounting principles.  The Malone and Bailey reports contained a going concern explanatory paragraph. This explanatory paragraph expressed substantial doubt about our ability to continue as a going concern based on significant operating losses and a lack of external financing to fund working capital and debt requirements.

The decision to change our independent registered public accounting firm was approved by our Board of Directors.

Since the date of Malone and Bailey’s engagement on July 30, 2007 and through April 2, 2008, there were no disagreements between us and Malone and Bailey on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which, if not resolved to Malone and Bailey’s satisfaction, would have caused it to make reference to the subject matter of the disagreements in connection with its report.

New independent registered public accounting firm.

On April 2, 2008, we engaged JSW as our new independent registered public accounting firm. During our two most recent fiscal years and the interim periods subsequent to September 30, 2007 and through April 2, 2008, we did not consult JSW with respect to the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that might be rendered on its financial statements, or any other matters or reportable events as set forth in Items 304(a)(2)(ii) of Regulation S-B.

Background of the Acquisition

Founded in 1981, we historically served as a provider of data conversion and digital mapping services to users of customized geographic information systems. However, we experienced a steady decrease in the demand for our services and our backlog decreased substantially since fiscal 2002, and we were unsuccessful in winning new business at acceptable margins.  In fiscal 2006, we transitioned our principal business into that of an independent oil and gas enterprise focused on leveraging non-operating participation in drilling and production prospects for the development of U.S. on-shore oil and natural gas reserves.

We raised sufficient capital to fund our initial oil and gas efforts, and in fiscal 2006 and 2007, we invested approximately $2,019,000 and $951,000 in principally natural gas properties. Revenue generated from these investments totaled approximately $7,000 and $188,000 in fiscal 2006 and 2007, respectively.  However, we were unable to raise additional capital necessary to make additional investments and build a portfolio of investments that would generate cash flow sufficient to meet our operating expenses and capital requirements.  We sought sources of financing to complete the purchase of existing oil properties that were in production, ranging in type from traditional bank financing to mezzanine debt that would be either be supplementary and subordinated to or in replacement of our existing Convertible Notes.  When we had exhausted all possibilities of obtaining financing for investments in existing production, we expanded our portfolio of investments by purchasing small working interests in new oil and gas wells.  Simultaneously, we continued to seek and consider a variety of merger and acquisition opportunities that we believed had the potential to provide shareholder value.  These opportunities included oil and gas entities or assets as well as potential transactions that were unrelated to our current business.  We were delisted from the Nasdaq Capital Markets in April 2007, and as a result, we became less attractive as a merger candidate and our merger and acquisition opportunities were severely limited.

Consequently, in May 2007, we terminated our oil and gas executives and took steps to reduce our expenses and commitments in oil and gas investments.  We sold several investments in oil and gas properties in order to divest ourselves of future drilling obligations.  Our then chief executive officer and acting chief financial officer, Lori Jones, devoted her efforts to expanding our business operations through an acquisition or merger transaction with another oil and gas enterprise or any other enterprise that we believed would provide shareholder value.

We maintained discussions with two separate and distinct parties that were interested in merging various oil and gas activities.  We also identified approximately ten acquisition candidates, with whom we performed various levels of due diligence.  In our evaluation of each candidate, we considered the availability and requirements for working capital, the effect of our senior debt on a transaction, the potential dilution to our shareholders of equity that would be issued to complete a transaction, and the probability of success of the new entity.

In March 2007, we entered into a definitive merger agreement with Ecowood, Ltd.  Completion of the merger with Ecowood was subject to satisfaction of due diligence, in our sole discretion.  We were unable to obtain the level of comfort we believed was necessary to complete the merger within the time frame allotted by the agreement, and we terminated the agreement on April 2, 2007.

Thereafter, on August 28, 2007, our Chief Executive Officer was introduced to Jerry Swon who had been providing management consulting to Axion.  At the time, we were in discussions with another party to merge certain oil and gas assets into ASI, but we were unable to reach agreement on valuation, structure, and process to completion.  On August 30, 2007, we received articles and publications that addressed products installed as a result of the efforts of Axion’s principals.  We performed due diligence efforts during the following weeks that included a competitive analysis, examination of Axion’s intellectual property, financial data and forecasts, and other significant analysis.  On September 20, 2007, our Chief Executive Officer met with Axion’s Chief Executive Officer to begin negotiations to acquire Axion as a wholly-owned subsidiary.  Simultaneously, we engaged counsel to represent us in the transaction.  Negotiations continued between our Chief Executive Officer and the principals of Axion and their consultants, including Mr. Swon and Michael Martin, from September 21 until October 3, 2007, on which date we entered into a letter of intent that provided for the issuance of the approximately 26,000,000 shares of our Common Stock to the shareholders of Axion in a tax-free exchange of shares.  The letter of intent further contained a condition precedent that required that we amend our Convertible Notes to eliminate any prior or current defaults thereunder and to retroactively eliminate all effects of such default including, but not limited to, the right to accelerate payment and receive 120% of the outstanding aggregate principal, the increase in the interest rate to the default interest rate and liquidated damages; extend the maturity date to March 24, 2008; and reduce the conversion rate to no less than the market price of our Common Stock on the date of such amendment.  The letter of intent also required our then current directors, other than Ms. Jones to resign upon the consummation of the Merger.

On October 4, 2008, we created a plan for (1) the completion of due diligence by both ASI and Axion, (2) to negotiate an amendment to the debenture, as required by the letter of intent, (3) to obtain tax advice pertaining to the Merger, (4) to plan for and prepare the appropriate disclosures pertaining to and for completion of the Merger, )5) to raise funds for working capital, and (5) to map out operational strategy.  We immediately began following the plan.  Our Chief Executive Officer met with the principals of Axion from October 15 to October 17, 2008, to review and discuss the status of the plan.

As part of the due diligence process, and in preparation to meet our year end reporting requirements, we obtained a reserve report on our largest and most significant natural gas property, which had reached full production in July 2007.  Monthly production and a reserve report indicated that the value of the Adrienne 1-9 was significantly less than both our $2.0 million investment in the property and the $1.6 million senior debt for which it served as security, and which bore a maturity date of November 24, 2007.  As it became apparent that the value of our oil and gas assets were less than originally estimated in our valuation discussions with Axion, we agreed to issue up to 37,000,000 shares of our Common Stock, representing 90% of our outstanding Common Stock post-Merger, in exchange for all of the shares of Axion.

On November 20, 2007, we entered into the Merger Agreement with Axion.  However, we were unable to repay the principal of our Convertible Notes upon maturity on November 24, 2007, and completion of the Merger was delayed until we could obtain financing to repay the Convertible Notes.  The uncertainty surrounding the Sycamore Springs litigation, in which we are a defendant, resulted in the termination of a financing plan that was intended to be consummated shortly after we signed the Merger Agreement.  Our CEO’s meeting with Axion in New Jersey on December 18, 2008, designed to plan operational strategies, was replaced by discussions with the holders of our debentures regarding a timely completion of the contemplated Merger.  However, we continued to work toward completing the Merger, but also began considering other merger opportunities.  We were unable to identify any acceptable transactions from this point until March 20, 2008, the date we complete the Merger with Axion.

On December 31, 2007, we entered into an Amendment and Waiver Agreement which extended the maturity date of the Debentures from November 24, 2007 until March 31, 2008, and whereby each of the holders of the Convertible Notes waived a default that occurred when we failed to repay the principal pursuant to the terms of the Convertible Notes.  In consideration of the extension and waiver of default, we reduced the conversion price of the Convertible Notes from $0.695 to $0.10.  As additional consideration, the exercise price of warrants (“Note Warrants”) to purchase up to 2,374,101 shares of our Common Stock that were issued pursuant to the Convertible Notes was reduced from $0.695 to $0.10.

On March 20, 2008, we completed the Merger with Axion, and simultaneously, ADH Ventures, LLC agreed to purchase approximately 60% of the Convertible Notes from the holders thereof.  In connection with the assignment of the Convertible Notes, the holders agreed to extend the maturity date to June 30, 2008 and to cancel 1,449,935 Note Warrants.  In addition, ADH Ventures was granted an option to purchase the other 40% of the Convertible Notes from the holders thereof, which option was subsequently exercised in April 2008 by Thor United Corp., as assignee of ADH Ventures.  Please see “Liquidity and Capital Resources” in “ASI’s Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Liquidity and Capital Resources; Plan of Operation” in  “Axion’s Management’s Discussion and Analysis of Financial Condition and Results of Operations” above.

Our Reasons for the Acquisition

In concluding that the transaction with Axion was fair to, and in the best interest of all our shareholders, including unaffiliated shareholders, our board of directors considered the following information and factors:

•	The fact that our senior secured debentures would mature on November 24, 2007, and we would be unable to repay the $1,643,050 principal that would be due on that date.
•	The fact that we have been unable to raise sufficient funds to pursue our strategy as an oil and gas enterprise.
•	The fact that the transaction was acceptable to the holders of our Convertible Notes, and that they would extend the maturity date of the Convertible Notes in connection with the transaction.
•	The fact that the dilution that would result from the transaction was no more than, and indeed less, than other transactions (which were not viable) we considered.
•	The fact that we had no sustainable operations, and that we would mostly likely face bankruptcy if we failed to complete a merger or acquisition transaction.
•	Our belief that Axion’s partnership with and license from with Rutgers provides substantial credibility to Axion’s business strategy.
•
Our belief that Axion’s green technology could result in environmentally products designed to address failing infrastructure of United States, and the fact that the Axion business opportunity and strategy generated interest by investors to provide working capital.

•	Our confidence in the principals of Axion who have extensive experience in industry and ability to develop strategic relationships.
•	Our belief that the transaction was positioned to be completed in a timely manner.

Our Board of Directors also considered potentially negative factors relating to the Merger, including

•
The fact that the transaction would result in significant dilution to our existing shareholders for acquisition and our expectation that additional dilution will occur to finance initial operations as well as expansion of successes.

•	The fact that Axion is a development stage business, pre-revenue, with no commercial activity underway.
•	The fact that Axion’s business model and industry is separate and distinct from our historical lines of business.

Our Board of Director concluded that these potentially negative factors were outweighed by the potential benefits to be gained by the Merger.  Thus, after taking into consideration all of the factors set forth above, our Board of Directors determined that the Merger was in the best interests of ASI and our shareholders, and that we should complete the transaction with Axion.

We did not obtain any expert third party opinion of the fairness of the merger terms to ASI and our shareholders.  Our Board of Directors determined that the costs of obtaining a ‘‘fairness opinion’’ would be disproportionately higher than any corresponding benefit that would be realized by obtaining such an opinion.

The foregoing discussion of these factors is not meant to be exhaustive, but includes all of the material factors considered by our Board of Director.  They did not quantify or attach any particular weight to the various factors that they considered in reaching their determination that the acquisition of Axion and the terms of the Merger Agreement were fair to and in the best interests of ASI and our shareholders.  Rather, the Board of Directors viewed their determination as being based upon their business judgment in light of our continued losses from operations and our financial position and the totality of the information presented and considered, and the overall effect of the acquisition of Axion.

The acquisition of Axion is not a “going private” transaction under SEC Rule 13e-3 in that our securities are not listed on a national stock exchange and the Merger is not being effected with the purpose of, and is not reasonably likely to cause, a deregistration of our stock under the registration provisions of the Exchange Act.

Terms of the Merger and Change in Control

On March 20, 2008, we consummated the Merger whereby Axion Acquisition Corp., our newly formed and wholly-owned Delaware subsidiary, was merged into Axion, with Axion continuing as the surviving corporation and our wholly-owned subsidiary.

Pursuant to the terms of the Merger Agreement, each issued and outstanding share of Axion became 190,519 shares of our common stock, or approximately 36,762,521 shares in the aggregate, constituting approximately 90.7% of our issued and outstanding capital stock.  On a fully-diluted basis as of the Effective Date, assuming all instruments convertible into or exercisable for shares of our common stock are converted or exercised, Axion shareholders would own approximately 60.8% of our issued and outstanding capital stock.  As a result, the Axion shareholders now control in excess of a majority of our shares of common stock, thus entitling them to control our Company and approve or disapprove of all matters voted upon by shareholders. In addition, the ownership percentage of our shareholders prior to the Effective Date was substantially diluted as a result of the Merger.

In the Merger Agreement, ASI on the one hand and Axion, on the other hand, made customary representations and warranties to each other.

In addition to customary conditions to closing by both parties, the following were conditions to Axion’s obligation to close the Merger:  (1) the resignation of each of our officers and of Rad Weaver and Hank Cohn, two of our directors, as well as all of the officers and directors of our subsidiaries; (2) the appointment of two designees of Axion as directors of the Company and each of our subsidiaries; and (3) our entering into an agreement with the holders of our Convertible Notes to (a) waive any and all prior or existing defaults, including, without limitation the right of the holders thereof to accelerate payment, to receive 120% of the outstanding aggregate principal amount, to increase the interest rate to the default rate and to receive liquidated damages as a result of any such default, (b) extend the maturity date thereof to November 24, 2008 and (c) to reduce the conversion rate thereof to an amount no less than the arithmetic average of the dollar volume-weighted average price of our common stock for each of the 20 trading days ending on the date of the Merger Agreement.

Pursuant to the Merger Agreement, ASI on the one hand and Axion on the other hand indemnified the other party for damages caused by certain acts of the indemnifying party relating to the Merger Agreement.

Upon the consummation of the Merger, Rad Weaver and Hank Cohn resigned as members of our Board of Directors, and Messrs. Kerstein and Green of Axion were appointed in their place.  Also upon the consummation of the Merger, Ms. Jones resigned as the Chief Executive Officer, and Mr. Kerstein was appointed the Chief Executive Officer, Mr. Green was appointed President and Treasurer, and Mr. Martin was appointed Secretary.  In addition, as contemplated by the Merger Agreement, R. Thomas Roddy and Edward P. Gistaro resigned as members of our Board of Directors effective as of May 12, 2008, and Mr. Martin was appointed in their place.

Accounting Treatment

The Merger has been accounted for as a reverse merger in the form of a recapitalization with Axion as the successor.

Certain Federal Income Tax Consequences

The Merger will have no federal income tax effect on the current holders of our stock.  For federal income tax purposes, the Merger will be treated as a tax-free reorganization under Section 368(A) of the Internal Revenue Code.  Prior to the Merger, we had NOL carryforwards will be subject to Section 382 limitations and reduced to approximately $6 million.

No Dissenters’ Rights of Appraisal

Under Colorado law, our shareholders were not entitled to dissenters’ rights of appraisal in connection with the acquisition of Axion or any of the proposals to be voted upon at the meeting.  Approval of our shareholders to the Merger is not required.

Governmental and Regulatory Approval

No federal or state regulatory requirements must be complied with or approval must be obtained in connection with the acquisition of Axion as of the date hereof.

PROPOSAL NO. 1

AMENDMENT TO ARTICLES OF INCORPORATION CONCERNING NAME CHANGE

This amendment to our Articles of Incorporation will change our name from “Analytical Surveys, Inc.” to “Axion International Holdings, Inc.”  The Board of Directors believes that this name change will better reflect our primary new business operations. The full text of the proposed amendment to our Articles of Incorporation is attached hereto as Schedule A.

OUR BOARD OF DIRECTORS DEEMS PROPOSAL NO. 1 TO BE IN THE BEST INTERESTS OF ASI AND ITS SHAREHOLDERS AND RECOMMENDS A VOTE “FOR” THE APPROVAL OF THE NAME CHANGE.

PROPOSAL NO. 2

AMENDMENT OF OUR ARTICLES OF INCORPORATION TO EFFECT A REVERSE SPLIT OF OUR ISSUED AND OUTSTANDING SHARES OF COMMON STOCK

General

Our Board of Directors has approved and is recommending to our shareholders a proposal to effect a reverse stock split of all outstanding shares of the Common Stock on a one-for-four basis (the “Reverse Stock Split”). However, if the Board determines that effecting the Reverse Stock Split would not be in the best interests of the Company’s shareholders, the Board will can determine not to effect the Reverse Stock Split. The Reverse Stock Split will have no effect on the number of authorized shares of the Company’s Common Stock and preferred stock.

Background and Reasons for the Reverse Stock Split

The Board of Directors desires to effect the Reverse Stock Split to increase the per share price of the Common Stock.  The Board believes that such increase may facilitate future financings by us and enhance our ability to attract and retain employees and other service providers. It should be noted that the liquidity of our Common Stock may be harmed by the proposed Reverse Stock Split given the reduced number of shares that would be outstanding after the Reverse Stock Split. The Board of Directors is hopeful, however, that the anticipated higher market price will reduce, to some extent, the negative effects on the liquidity and marketability of the Common Stock inherent in some of the policies and practices of institutional investors and brokerage houses described above.

However, while the Board believes that the Reverse Stock Split might cause shares of the Common Stock to trade at higher prices than those which have prevailed in recent fiscal quarters, the actual effect of the Reverse Stock Split upon the market price for our Common Stock cannot be predicted. There are numerous factors and contingencies that could adversely affect the value of the Common Stock, including prevailing economic or market conditions, and our reported results of operations in future fiscal periods.

The history of similar stock split combinations for companies in like circumstances is varied. There is no assurance that:

•
the trading price per share of Common Stock after the Reverse Stock Split would rise in proportion to the reduction in the number of pre-split shares of Common Stock outstanding before the reverse stock split;

•
the total market capitalization of the Common Stock (the aggregate of the then market price) after the proposed Reverse Stock Split will be equal to or greater than the total market capitalization before the proposed reverse split; or

•
the market price of the Common Stock would also be based on our performance and other factors, some of which are unrelated to the number of shares outstanding. If the Reverse Stock Split is consummated and the trading price of the Common Stock declines, the percentage decline as an absolute number and as a percentage of our overall market capitalization may be greater than would occur in the absence of the Reverse Stock Split.

The Board of Directors does not intend for this transaction to be the first step in a series of plans or proposals of a "going private transaction" within the meaning of Rule 13e-3 of the Securities Exchange Act.

Material Effects of the Proposed Reverse Stock Split

If the Board elects to effect the Reverse Stock Split following shareholder approval, the number of issued and outstanding shares of Common Stock would be reduced on a one-for-four basis. Except for adjustments that may result from the treatment of fractional shares as described below, each shareholder will hold the same percentage of the outstanding Common Stock immediately following the Reverse Stock Split as such shareholder held immediately prior to the Reverse Stock Split. Proportionate voting rights and other rights and preferences of the holders of Common Stock will not be affected by the Reverse Stock Split.

The number of shareholders of record also will not be affected by the Reverse Stock Split. As stated above, although the proposed Reverse Stock Split will not affect the rights of shareholders or any shareholder's proportionate equity interest in the Company, the number of authorized shares of Common Stock will not be reduced. This will increase significantly the ability of the Board to issue authorized and unissued shares without further shareholder action. The issuance in the future of such additional authorized shares may have the effect of diluting the earnings per share and book value per share, as well as the stock ownership and voting rights, of the currently outstanding shares of Common Stock.  In addition, our Board of Directors could issue large blocks of Common Stock to fend off unwanted tender offers or hostile takeovers without further stockholder approval.

The Company has outstanding 13% Senior Secured Convertible Debentures, stock options and warrants. When the Reverse Stock Split becomes effective, the number of shares covered by each of them will be decreased, as displayed in the table below, and the conversion or exercise price per share will be increased in accordance with the exchange ratio of the reverse split.

The following table contains approximate information relating to the Common Stock under the proposed amendment based on share information as of June [^^], 2008:

	Pre-Reverse Split	Post-Reverse Split
Outstanding	[^^42,022,249]	[^^10,505,562]
Reserved for future issuance pursuant to outstanding Convertible Debentures	15,500,000	3,875,000
Reserved for future issuance pursuant to outstanding Options and Warrants	2,115,780	528,945

Total reserved for future issuance	[^^17,615,780]	[^^4,403,945]

Fractional Shares

No fractional certificates will be issued as a result of the proposed Reverse Stock Split. Instead, all fractional shares resulting from the Reverse Stock Split will be rounded up to the next whole share.

Exchange of Stock Certificates

If approved by our shareholders, the Reverse Stock Split would become effective on any date selected by the Board (the “Split Effective Date”). As soon as practicable after the Split Effective Date, our shareholders will be notified that the reverse split has been effected. Our transfer agent, Computershare Trust Company, Inc., will act as exchange agent for purposes of implementing the exchange of stock certificates. Such person is referred to as the “exchange agent.” Holders of pre-reverse split shares will be asked to surrender to the exchange agent certificates representing pre-reverse split shares in exchange for certificates representing post-reverse split shares in accordance with the procedures to be set forth in a letter of transmittal to be sent by the exchange agent. No new certificates will be issued to a shareholder until such shareholder has surrendered such shareholder’s outstanding certificate(s) together with the properly completed and executed letter of transmittal to the exchange agent. As soon as practicable after the surrender to the exchange agent of any certificate which prior to the Reverse Stock Split represented shares of Common Stock, together with a duly executed transmittal letter and any other documents the exchange agent may specify, the exchange agent shall deliver to the person in whose name such certificate had been issued certificates registered in the name of such person representing the number of full shares of Common Stock into which the shares of Common Stock previously represented by the surrendered certificate shall have been reclassified and a check for any amounts to be paid in cash in lieu of any fractional share interest.  Until surrendered as contemplated herein, each certificate which immediately prior to the Reverse Stock Split represented any shares of Common Stock shall be deemed at and after the Reverse Stock Split to represent the number of full shares of Common Stock contemplated by the preceding sentence. Each certificate representing shares of Common Stock issued in connection with the Reverse Stock Split will continue to bear any legends restricting the transfer of such shares that were borne by the surrendered certificates representing the shares of Common Stock. Shareholders should not destroy any stock certificate and should not submit any certificates until requested to do so and until they receive a transmittal form from the exchange agent.

Dissenters’ Right of Appraisal

Under the Colorado Business Corporation Act, our shareholders are not entitled to dissenter’s rights with respect to the proposed amendments to our charter to effect the Reverse Stock Split and we will not independently provide the shareholders with any such right.

Certain Federal Income Tax Consequences of a Reverse Stock Split

The following is a summary of the material U.S. federal income tax consequences of a reverse stock split.  This summary is based on the Internal Revenue Code, of 1986, as amended (the “Code”), the Treasury Regulations promulgated thereunder, published statements by the Internal Revenue Service (“IRS”) and other applicable authorities on the date of this proxy statement, all of which are subject to change, possibly with retroactive effect. We have not and will not request a ruling from the IRS as to the U.S. federal income tax consequences of the Reverse Stock Split, and the following summary is not binding on the IRS or the courts. This summary does not address the tax consequences to holders that are subject to special tax rules, such as banks, insurance companies, regulated investment companies, personal holding companies, partnerships and other pass-through entities, broker-dealers and tax-exempt entities. Further, it does not address the tax consequences of the Reverse Stock Split under any state, local or foreign laws, or under U.S. federal tax law other than income tax law. This summary also assumes that the shares of Common Stock held immediately prior to the effective time of the Reverse Stock Split were, and the new shares received will be, held as a “capital asset,” as defined in the Code (generally, property held for investment). We believe that the material U.S. federal income tax consequences of a reverse stock split would be as follows:

•	We will not recognize any gain or loss as a result of the Reverse Stock Split.
•	Shareholders will not recognize any gain or loss as a result of the Reverse Stock Split.
•
A shareholder’s aggregate tax basis in the shares of Common Stock held immediately after the Reverse Stock Split will be equal to such shareholder’s aggregate tax basis in the Common Stock immediately prior to the Reverse Stock Split.

•
Each shareholder’s holding period in the Common Stock the shareholder holds immediately after the Reverse Stock Split will include the shareholder’s holding period in the Common Stock held immediately prior to the Reverse Stock Split.

•
Each shareholder receiving cash in lieu of a fractional share will be treated as exchanging such fractional share for cash. Such shareholders will recognize gain or loss with respect to the fractional share equal to the difference between the amount of cash received and his or its basis in the stock given up.  Such gain or loss will generally be long term capital gain or loss, provided the shares of the Common Stock were held, or treated as being held, for more than one year prior to the Reverse Stock Split.

Our beliefs regarding the tax consequences of the Reverse Stock Split are not binding on the IRS or the courts. Accordingly, we urge all shareholders to consult with their personal tax advisors with respect to all of the potential tax consequences of the Reverse Stock Split.

OUR BOARD OF DIRECTORS DEEMS PROPOSAL NO. 2 TO BE IN THE BEST INTERESTS OF ASI AND OUR SHAREHOLDERS AND RECOMMENDS A VOTE “FOR” THE REVERSE STOCK SPLIT.

PROPOSAL NO. 3

AMENDMENT OF OUR ARTICLES OF INCORPORATION TO PERMIT
SHAREHOLDER ACTION BY WRITTEN CONSENT OF THE HOLDERS OF THE MINIMUM NUMBER OF VOTES NECESSARY TO AUTHORIZE SUCH ACTIONS WITHOUT A MEETING

During 2005, the Colorado legislature adopted amendments to the Colorado Business Corporations Act providing that shareholder action may be taken by written consent of the holders of the minimum number of votes necessary to authorize such actions without a meeting provided that such a provision was expressly set forth in a corporation’s articles of incorporation. When we were organized in 1981, there was no provision under Colorado law that permitted shareholder action by such written consent.  Accordingly, our Board now wants to adopt such a provision to permit action by shareholders by written consent of the holders of the minimum number of votes necessary to authorize such actions. The reason for the adoption of this proposed amendment is to facilitate corporate action by stockholders. Current procedures are costly and time-consuming and lack the efficiency available to Colorado corporations whose charter documents provide for shareholder action by written consent.

OUR BOARD OF DIRECTORS DEEMS PROPOSAL NO. 3 TO BE IN THE BEST INTERESTS OF ASI AND OUR SHAREHOLDERS AND RECOMMENDS A VOTE “FOR” AMENDMENT OF OUR ARTICLES OF INCORPORATION TO PERMIT SHAREHOLDER ACTION BY WRITTEN CONSENT OF THE HOLDERS OF THE MINIMUM NUMBER OF VOTES NECESSARY TO AUTHORIZE SUCH ACTIONS.

PROPOSAL NO. 4

AMENDMENT OF OUR ARTICLES OF INCORPORATION TO PERMIT SHAREHOLDER ACTION ON MATTERS OTHER THAN ELECTION OF DIRECTORS BY A VOTE OF A MAJORITY OF THE VOTES CAST

During 1993, the Colorado legislature adopted amendments to the Colorado Business Corporations Act providing that, for corporations incorporated after June 30, 1994, if a quorum exists at a meeting of the shareholders, actions on a matter other than the election of directors by a voting group is approved if the votes cast favoring the action exceeds the votes cast within such voting group opposing the action, unless a greater number of affirmative votes is required by law or the articles of incorporation.  Prior to these 1993 amendments, amendments to the articles of incorporation, plans of conversions, mergers or share exchange, sale or other disposition of substantially all of the assets and voluntary dissolution of a corporation required the approval of two-thirds of all votes entitled to be cast by each voting group.  Following the 1993 amendments, for corporations incorporated prior to July 1, 1994, such as ASI, the approval of two-thirds of all votes entitled to be cast by each voting group continue to be required for shareholder action amending the articles of incorporation, approving plans of conversions, mergers or share exchange, approving the sale or other disposition of substantially all of the assets and approving voluntary dissolution of a corporation.  However, the 1993 amendments permit a corporation incorporated prior to July 1, 1994 to amend its articles of incorporation to conform with the 1993 amendments if such amendment is approved by two-thirds of all votes entitled to be cast by each voting group.

Accordingly, our Board now wants to adopt such a provision to permit approval of actions on matters other than the election of directors by a voting group if the votes cast favoring the actions exceed the votes cast within such voting group opposing the actions, unless a greater number of affirmative votes is required by law or the articles of incorporation.  The reason for the adoption of this proposed amendment is to facilitate corporate action by shareholders and to make it easier for the Company to amend its articles of incorporation, to consummate a merger or like transactions, to dispose of its assets and to dissolve.  Our officers and directors presently have voting control approximately 45.3% of our outstanding shares of Common Stock.  If this amendment is adopted, it will be easier for our officers and directors to obtain shareholder approval of amendments to the Company’s articles of incorporation, plans of conversions, mergers or share exchange involving the Company, sale or other disposition of substantially all of the assets of the Company and voluntary dissolution of the Company.

OUR BOARD OF DIRECTORS DEEMS PROPOSAL NO. 4 TO BE IN THE BEST INTERESTS OF ASI AND OUR SHAREHOLDERS AND RECOMMENDS A VOTE “FOR” AMENDMENT OF OUR ARTICLES OF INCORPORATION TO PERMIT SHAREHOLDER ACTION ON MATTERS OTHER THAN THE ELECTION OF DIRECTORS BY A VOTE OF A MAJORITY OF THE VOTES CAST.

GENERAL

Unless contrary instructions are indicated on the proxy, all shares of common stock represented by valid proxies received pursuant to this solicitation, and not revoked before they are voted, will be voted FOR Proposal Nos. 1, 2, 3 and 4.

OTHER BUSINESS

We know of no business other than that set forth above to be transacted at the meeting, but if other matters requiring a vote of the shareholders arise, James Kerstein, who is designated as the proxy, will vote the shares of common stock represented by the proxies in accordance with his judgment on such matters.  If a shareholder specifies a different choice on the proxy, his or her shares of common stock will be voted in accordance with the specification so made.

IT IS IMPORTANT THAT PROXIES BE RETURNED PROMPTLY. WE URGE YOU TO FILL IN, SIGN AND RETURN THE ASI FORM OF PROXY IN THE PREPAID ENVELOPE PROVIDED, NO MATTER HOW LARGE OR SMALL YOUR HOLDINGS MAY BE.

By Order of the Board of Directors,

/s/ James Kerstein
James Kerstein
Chief Executive Officer

Basking Ridge, New Jersey
June [^^], 2008

ANALYTICAL SURVEYS, INC.

Special Meeting of Shareholders – June [^^], 2008

THIS PROXY IS SOLICITED ON BEHALF OF OUR SOLE DIRECTOR

By signing below you appoint James Kerstein with power of substitution, as proxy to represent you at the special meeting of shareholders to be held at [^^], on June [^^], 2008 at [^^]:00 [^^].m. local time and at any adjournment thereof, and to vote the shares of stock you would be entitled to vote if personally present, as indicted on the reverse side of this proxy card.

The shares represented by the proxy will be voted as directed.  If no contrary instruction is given, the shares will be voted FOR all three Proposals.

Please mark boxes in blue or black ink.

1.      Proposal No. 1 for approval of the amendment to ASI’ Articles of Incorporation changing its name to Axion International Holdings, Inc.

FOR                                     AGAINST                                                ABSTAIN
               /     /                                   /     /                                             / /

2.      Proposal No. 2 for approval of the amendment to ASI’ Articles of Incorporation to effect a reverse stock split of its issued and outstanding common stock on a 1-for-4 shares basis.

FOR                                     AGAINST                                                ABSTAIN
               /     /                                   /     /                                             / /

3.      Proposal No. 3 for approval of the amendment to ASI’ Articles of Incorporation to permit actions of the shareholders of ASI to be taken by written consent of the holders of the minimum number of votes necessary to authorize such actions without a meeting.

FOR                                     AGAINST                                                ABSTAIN
               /     /                                   /     /                                             / /

4.      Proposal No. 4 for approval of the amendment to ASI’ Articles of Incorporation to permit actions of the shareholders on matters other than the election of directors to be approved if the votes cast favoring the action exceed the votes cast opposing the action, unless a greater number of affirmative votes is required by law or the Articles of Incorporation.

FOR                                     AGAINST                                                ABSTAIN
               /     /                                   /     /                                             / /

In his discretion, the proxy is authorized to vote upon such other business as may properly come before the meeting or any adjournment thereof, including any motion to adjourn to a later time to permit further solicitation of proxies if necessary to establish a quorum or to obtain additional votes in favor of the foregoing items, or before any postponements or adjournments thereof.

THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED AS DIRECTED.  THE BOARD RECOMMENDS A VOTE “FOR” PROPOSAL NOS. 1, 2, 3 AND 4. IF NO CONTRARY INSTRUCTION IS GIVEN, THE SHARES WILL BE VOTED FOR PROPOSAL NOS. 1, 2, 3 AND 4, AND IN THE DISCRETION OF THE PROXIES, ON ALL OTHER MATTERS PROPERLY BROUGHT BEFORE THE ANNUAL MEETING

Please date, sign as name appears at left, and return promptly.  If the stock is registered in the name of two or more persons, each should sign.  When signing as Corporate Officer, Partner, Executor, Administrator, Trustee, or Guardian, please give full title.  Please note any change in your address alongside the address as it appears in the proxy statement.

Dated:
(Signature)

(Print Name)

SIGN, DATE AND RETURN PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE

APPENDIX A - Agreement and Plan of Merger

SCHEDULE A – Amendment to Articles of Incorporation

SCHEDULE B - Audited Financial Statements of Axion for the period from Commencement of Operations (November 1, 2007) through December 31, 2007

SCHEDULE C – Unaudited Pro Forma Combined Financial Information at and for the Quarter and Year Ended December 31, 2007

SCHEDULE D – Our Audited Financial Statements as of and for the Two Years Ended September 30, 2007

SCHEDULE E - Our Unaudited Condensed Financial Statements as of and for the Three Months Ended December 31, 2006 and 2007

SCHEDULE F - Our (Axion’s post Merger) Unaudited Condensed Financial Statements as of and for the Three Months Ended March 31, 2008 and from Commencement of Operations of Axion (November 1, 2007) through March 31, 2008

EXECUTION COPY

AGREEMENT AND PLAN OF MERGER

by and among

ANALTYTICAL SURVEYS, INC.,

AXION ACQUISITION CORP.

and

AXION INTERNATIONAL, INC.

dated as of

November 20, 2007

SCHEDULES

Schedule 4.01	Organization and Foreign Qualifications
Schedule 4.04	Capital Stock, Options and Warrants and Anti-Dilution Provisions
Schedule 4.05	Subsidiaries and Owned Interests
Schedule 4.07	Liabilities
Schedule 4.08	Material Changes
Schedule 4.09	Consents and Conflicts
Schedule 4.11	Material Contracts
Schedule 4.12	Leased Premises
Schedule 4.13	Assets
Schedule 4.16(a)	Litigations
Schedule 4.16(b)	Certain Litigations
Schedule 4.17	Owned and Licensed Intellectual Properties
Schedule 4.18(a)	Directors, Officers and Employees
Schedule 4.18(b)	Employment, Collective Bargaining and Labor Agreements
Schedule 4.19	Employee Benefit Plans
Schedule 4.19(c)(v)	Termination Benefits, Etc.
Schedule 4.20	Affiliate Transactions
Schedule 4.21	Insurance
Schedule 4.23	Registration Rights
Schedule 4.28	Brokerage and Finder’s Fee
Schedule 5.03	The Company Consents and Conflicts
Schedule 5.04	The Company Liabilities
Schedule 5.05	The Company Absence of Certain Changes
Schedule 5.06(a)	The Company Intellectual Property
Schedule 5.07	The Company Assets
Schedule 5.08	The Company Brokerage and Finder’s Fee
Schedule 8.01(i)	Termination of Affiliate Transactions

This AGREEMENT AND PLAN OF MERGER, dated as of November 20, 2007 (this “Agreement”), is entered into by and among ANALYTICAL SURVEYS, INC., a Delaware corporation (the “Parent”), AXION ACQUISITION CORP., a Delaware corporation and a wholly owned subsidiary of the Parent (“Merger Sub”) and AXION INTERNATIONAL, INC., a Delaware corporation (the “Company”).  Each of the parties to this Agreement is referred to herein individually as a “Party” and any two or more of them, as the “Parties”.

W I T N E S S E T H:

WHEREAS, the respective Boards of Directors of the Parent, Merger Sub and the Company have determined that it is in the best interests of each such corporation and its respective shareholders, and declared it advisable, to enter into this Agreement providing for the merger of Merger Sub with and into the Company, with the Company as the surviving corporation (the “Merger”) upon the terms and subject to the conditions set forth herein; and

WHEREAS, it the intention of the Parties that the Merger shall qualify as a tax-free reorganization under Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”); and the issuance of the shares of capital stock in connection with the Merger shall qualify as a transaction in securities exempt from registration or qualification under the Securities Act of 1933, amended (the “1933 Act”), and under the applicable securities laws of the states or jurisdictions where the shareholders reside.

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements contained herein, the Parties hereto agree as follows:

ARTICLE I.

DEFINITIONS

For purposes of this Agreement, the following words and phrases have the following meanings:

“1933 Act” is defined in the preamble to this Agreement.

“1934 Act” means the Securities Exchange Act of 1934, as amended.

“Action” is defined in Section 4.16.

“Affiliate” of a Person means a Person that directly, or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, the first Person.

“Affiliate Transactions” is defined in Section 4.20.

“Applicable Law” means all applicable provisions of all (a) constitutions, treaties, statutes, laws (including, but not limited to, the common law), rules, regulations, ordinances, codes or orders of any Governmental Authority and (b) orders, decisions, injunctions, judgments, awards and decrees or consents of or agreements with any Governmental Authority.

“Assets” means all rights, titles and interest in, to and under all of the properties, assets, rights, claims and contracts of every kind, character and description owned or held by the Parent or any of its Subsidiaries whether real, personal or mixed, tangible or intangible (including goodwill), and whether now owned or hereafter acquired, including, without limitation, all assets reflected on the June 30 Balance Sheet, as the same may exist on the Closing Date.

 “Business Days” means any day except a Saturday, Sunday or any other day on which banks are required or authorized to be closed in New York, New York.

“Capital Stock” means (a) with  respect to any Person that is a corporation,  any and all  shares,  interests,  participations, rights or other equivalents (however designated) of corporate stock and (b) with respect to any other Person, any and all partnership or other equity interests of such Person.

“Certificate of Merger” is defined in Section 2.02.

“Change of Control” means any transaction or series of related transactions in which the voting shareholders of the Parent prior to such transaction or transactions cease to own fifty percent (50%) or more of the voting power, or corresponding voting equity interest of the surviving corporation after such transaction or transactions.

“Claim” is defined in Section 9.03.

“Closing” is defined in Section 2.03.

“Closing Date” is defined in Section 2.03.

“Code” is defined in the Preamble to this Agreement.

“Company” is defined in the preamble to this Agreement.

“Company Common Stock” means the Common Stock of the Company, par value $1.00 per share.

“Company Indemnitees” is defined in Section 9.01.

“Control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management policies of a Person, whether through the ownership of voting securities, by contract, as trustee or executor, or otherwise.

“Effective Time” is defined in Section 2.02.

“Employees” means, collectively, each individual employed by Parent or any of its Subsidiaries and the beneficiaries and dependents of such individual.

“Environmental Law” means any foreign, federal, state or local law, statute, regulation, rule, ordinance, decree, or any other requirement of law (including common law) regulating or relating to the protection of human health and safety or the environment, including, but not limited to, laws relating to releases or threatened releases of Hazardous Materials into the environment.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“Exclusivity Period” is defined in Section 6.08(a).

“Fee” is defined in Section 6.08(a).

“Filings” is defined in Section 6.07(b).

“Financial Statements” are defined in Section 4.06.

“GAAP” is defined in Section 4.06.

“GCL” means the General Corporation Law of the State of Delaware.

“Governmental Approvals” is defined in Section 4.14.

“Governmental Authority” means any nation or government, any state or other political subdivision thereof, any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government, including, but not limited to, any government authority, agency, department, board, commission or instrumentality of the United States, any State of the United States, or any political subdivision thereof, and any tribunal or arbitrator(s) of competent jurisdiction, and any self-regulatory organization.

“Hazardous Materials” means any substance or material that is classified or regulated as “hazardous” or “toxic” pursuant to any Environmental Law, including, without limitation, asbestos, polychlorinated biphenyls, petroleum products or by-products, and urea-formaldehyde insulation.

“Income Taxes” means any Taxes imposed on the privilege of doing business in any jurisdiction, any franchise Taxes and any Taxes based on or measured by gain, income, profits, gross earnings or receipts, net worth, capital, stock or similar items.

“Indemnifying Parties” is defined in Section 9.03(a).

“Indemnitee” is defined in Section 9.03.

“Intellectual Property” means United States and foreign trademarks, service marks, trade names, trade dress, copyrights, and similar rights, including registrations and applications to register or renew the registration of any of the foregoing, United States and foreign letters patent and patent applications, and inventions, processes, designs, formulae, trade secrets, know-how, confidential information, computer software, Internet domain names, data and documentation, and all similar intellectual property rights, tangible embodiments of any of the foregoing (in any medium including electronic media), and licenses of any of the foregoing.

“Intellectual Property Licenses” is defined in Section 4.17(a).

“IRS” means the Internal Revenue Service.

“June 30 Balance Sheet” means the balance sheet contained in the Financial Statements as of June 30, 2007.

“Knowledge” a Party will be deem to have “Knowledge” (a) if any officer of such Party is actually aware of such fact or matter or (b) if any officer of such Party upon the exercise of due inquiry would be expected to be aware of such fact or matter.

“Leased Premises” is defined in Section 4.12.

“Lien” means any charge, claim, community property interest, condition, equitable interest, lien, option, pledge, security interest, right of first refusal, or restriction of any kind, including any restriction on use, voting, transfer (other than restrictions imposed by applicable federal or state securities laws), receipt of income, or exercise of any other attribute of ownership.

“Losses” shall mean actual losses, damages, liabilities, fines, penalties, deficiencies, costs and expenses (including reasonable attorneys’ fees) incurred or sustained by an Indemnitee resulting from a claim, suit, action or other proceeding brought by a third party.

“Material Adverse Change” or “Material Adverse Effect” means any act, circumstance or event that is material and adverse to (a) the financial condition or results of operations of the Parent and its Subsidiaries, taken as a whole, (b) the validity or enforceability of this Agreement or (c) the ability of the Parent or Merger Sub to perform its obligations hereunder, other than any effect, circumstance or change resulting from (i) general economic or political conditions, events, circumstances or developments or changes therein, (ii) the public announcement of this Agreement and the transactions contemplated hereby, including any (A) actions of competitors, (B) actions taken by or losses of employees or (C) delays or cancellations of orders for products or services; (iii) the performance by the Parent or Merger Sub of its obligations pursuant to this Agreement; (iv) any changes in Applicable Laws or any accounting regulations or principles; or (v) any acts of God, war (whether or not declared) or terrorism, except to the extent such event has a disproportionate effect on the Parent or Merger Sub.

“Material Contracts” is defined in Section 4.11(a).

“Merger” is defined in the preamble to this Agreement.

“Merger Consideration” is defined in Section 3.01(b).

“Merger Sub” is defined in the preamble to this Agreement.

“Merger Sub Common Stock” means the Common Stock of Merger Sub, par value $0.001 per share.

“Multiemployer Plan” is defined in Section 4.19(c)(iv).

“Owned Intellectual Property” is defined in Section 4.17(a).

“Parent” is defined in the preamble to this Agreement.

“Parent Common Stock” means the Common Stock of the Parent, without par value.

“Parent Group” means, individually and collectively, (a) the Parent and Merger Sub, (b) their Subsidiaries and (c) any individual, trust, corporation, partnership, limited liability company or other entity as to which Parent or Merger Sub is liable for Taxes incurred by such individual or entity either as a transferee, or pursuant to Treasury Regulations section 1.1502-6 or pursuant to any other provision of federal, state, local or foreign law.

“Parent Indemnitees” is defined in Section 9.02.

“Party” or “Parties” is defined in the preamble to this Agreement.

“Person” means an individual, corporation, partnership, limited liability company, associations, trust or other entity or organization, including a Governmental Authority.

“Plans” is defined in Section 4.19(a).

“Real Property Leases” is defined in Section 4.12.

“Representatives” is defined in Section 6.08(a).

“Returns” means any returns, reports, declarations or forms required to be filed with any Governmental Authority.

“SEC” means the United States Securities and Exchange Commission.

“SEC Reports” is defined in Section 4.06.

“Shares” means the shares of Parent Common Stock to be issued as the Merger Consideration in exchange for the outstanding shares of the Company Common Stock.

“Subsidiary” means each corporation or other Person in which a Person owns or controls, directly or indirectly, capital stock or other equity interests representing more than 50% of the outstanding voting stock or other equity interests.

“Superior Proposal” is defined in Section 6.08(b).

“Superior Transaction” is defined in Section 6.08(b).

“Surviving Corporation” is defined in Section 2.01.

“Tax” means any federal, state, local, foreign or other income, alternative, minimum, accumulated earnings, personal holding company, franchise, capital stock, net worth, capital, profits, windfall profits, gross receipts, value added, sales (including, but not limited to, bulk sales), use, goods and services, excise, customs duties, transfer, conveyance, mortgage, registration, stamp, documentary, recording, premium, severance, environmental (including, but not limited to, taxes under section 59A of the Code), real property, personal property, ad valorem, intangibles, rent, occupancy, license, occupational, employment, unemployment insurance, social security, disability, workers’ compensation, payroll, health care, utility, withholding, estimated or other similar tax, duty or other governmental charge or assessment or deficiencies thereof, including, but not limited to, all interest and penalties thereon and additions thereto whether disputed or not.

“Tax Return” means any Return with respect to Taxes.

“Third Party” is defined in Section 6.08(a).

“Third Party Acquisition” is defined in Section 6.08(a).

“Third Party Proposal” is defined in Section 6.08(b).

“Title IV Plan” is defined in Section 4.19(c)(i).

“Transaction Documents” means this Agreement any other agreement, document, instrument or certificate entered into or delivered, now or in the future by the Parent, Merger Sub or the Company in connection with this Agreement or any of the other Transaction Documents.

“Treasury Regulations” are the regulations prescribed under the Code.

ARTICLE II.

THE MERGER

Section 2.01        The Merger.  Subject to the provisions of this Agreement, at the Effective Time, Merger Sub shall be merged with and into the Company, and the separate corporate existence of Merger Sub shall cease and the Company shall be the surviving corporation in the Merger (the “Surviving Corporation”).

Section 2.02                                Effective Time.  Subject to the provisions of this Agreement, as early as practicable on the Closing Date, the Company shall file a certificate of merger (the “Certificate of Merger”) with the Secretary of State of the State of Delaware, in such form as required by the GCL, and the Merger shall thereupon become effective (the “Effective Time”).

Section 2.03                                Closing.  The closing of the transactions contemplated by this Agreement (the “Closing”) shall take place at the offices of Silverman Sclar Shin & Byrne PLLC, 381 Park Avenue South, New York, New York, commencing at 10:00 a.m. local time on the first Business Day following the date on which all conditions set forth in Article VIII have been satisfied or waived (other than such conditions that by their nature are to be satisfied at the Closing)  or such other date as the Parties may mutually determine and on which the Closing actually occurs (the “Closing Date”).

Section 2.04                                Effect of the Merger.

(a)           At the Effective Time, (i) the Certificate of Incorporation of the Company in effect immediately prior to the Effective Time shall be the Certificate of Incorporation of the Surviving Corporation; and (ii) the By-laws of the Company in effect immediately prior to the Effective Time shall be the By-laws of the Surviving Corporation.

(b)           At and after the Effective Time, title to all property, rights, privileges, immunities, powers and franchises of the Company and Merger Sub shall vest in the Surviving Corporation and all debts, liabilities and duties of the Company and Merger Sub shall become the debts, liabilities and duties of the Surviving Corporation.

(c)           Immediately after the Effective Time, the members of the Board of Directors of the Company shall be the directors of the Surviving Corporation.

(d)           Immediately after the Effective Time, the officers of the Company shall be the officers of the Surviving Corporation.

ARTICLE III.

EFFECT ON THE CAPITAL STOCK

Section 3.01                                Conversion of Capital Stock.  As of the Effective Time, by virtue of the Merger and without any action on the part of the holders of any Capital Stock of the Company or the Capital Stock of Merger Sub:

(a)           Capital Stock of Merger Sub.  Each issued and outstanding share of Merger Sub Common Stock shall be converted into and become one fully paid and nonassessable share of Common Stock of the Surviving Corporation.

(b)           Capital Stock of the Company.  Each issued and outstanding share of Company Common Stock shall be converted into the right to receive such number of shares of the Parent Common Stock equal to the quotient of (i) 36,762,552 divided by (ii) the total number of shares of Company Common Stock issued and outstanding as of the Effective Time (the “Merger Consideration”).  Any shares of Company Common Stock held as treasury shares shall be canceled and not be converted into the right to receive any consideration.

Section 3.02                                Issuance of Merger Consideration.  Upon surrender of a stock certificate representing shares of Company Common Stock to the Surviving Corporation following the Effective Time, the holder of such shares shall be entitled to receive immediately in exchange therefor, the Merger Consideration for each share of Company Common Stock represented by such stock certificate.

ARTICLE IV.

REPRESENTATIONS AND WARRANTIES
OF THE PARENT AND NEWCO

The Parent and Merger Sub hereby, jointly and severally, represent and warrant to the Company:

Section 4.01                                Organization, Good Standing and Authority.   Each of the Parent, Merger Sub and their Subsidiaries is duly organized, validly existing and in good standing under the laws of the jurisdiction set forth opposite its name on Schedule 4.01.  Each of the Parent and Merger Sub is duly qualified to do business as a foreign corporation in the jurisdictions set forth in Schedule 4.01.  The failure of the Parent, Merger Sub or any of their respective Subsidiaries to qualify as a foreign corporation in any jurisdiction in which it is not currently qualified would not have a Material Adverse Effect.  Each of the Parent, Merger Sub and their respective Subsidiaries has all corporate power and authority to own the properties and assets owned by it, to lease the properties and assets leased by it and to carry on the operation of its business as it is now being conducted.

Section 4.02                                Certificate of Incorporation; By-law; Minute Books.   True and complete copies of the Certificate of Incorporation and By-laws (or comparable organizational documents) of each of the Parent and Merger Sub, as amended to and including the date hereof, have been delivered to the Company.  Neither the Parent nor Merger Sub is in violation of any provision of its Certificate of Incorporation or is in material violation of its By-laws (or comparable organizational documents).  The minute books, stock books and stock transfer records of the Parent and of Merger Sub, true and complete copies of which have been made available to the Company, contain true and complete records of all issuances and transfers of capital stock of the Parent and Merger Sub and true and complete copies of all minutes and records of all meetings, consents, proceedings and other formal actions of the shareholders, board of directors and committees of the board of directors of the Parent and Merger Sub from the date of incorporation of such Party to and including the date hereof.

Section 4.03                                Due Authorization, Execution and Delivery.  Each of the Parent and Merger Sub has the requisite corporate power and authority to enter into and to consummate the transactions contemplated by this Agreement and each of the other Transaction Documents to which it is a party and otherwise to carry out its obligations hereunder and thereunder.  The execution and delivery of this Agreement and each of the other Transaction Documents by each of the Parent and Merger Sub and the consummation by it of the transactions contemplated hereunder and thereunder have been duly authorized by all necessary action on the part of the Parent and Merger Sub and no further consent or action is required by the Parent or Merger Sub, their Boards of Directors or their shareholders in connection therewith.  This Agreement and each of the other Transaction Documents to which it is a party has been (or upon delivery will have been) duly executed by the Parent and Merger Sub, as the case may be, and constitutes (or when delivered in accordance with the terms hereof will constitute) the valid and binding obligation of such Party enforceable against it in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, liquidation, or similar laws relating to, or affecting generally the enforcement of creditors’ rights and remedies or by other equitable principles of general application.

Section 4.04                                Title to Shares; Capitalization, etc.

(a)           The aggregate number of shares and type of all authorized, issued and outstanding capital stock, options and other securities of the Parent (whether or not presently convertible into or exercisable or exchangeable for shares of capital stock of the Parent) is set forth in Schedule 4.04.  All outstanding shares of capital stock of the

Parent are duly authorized, validly issued, fully paid and nonassessable and have been issued in compliance with all applicable securities laws.  No securities of the Parent are entitled to preemptive or similar rights, and no Person has any right of first refusal, preemptive right, right of participation, or any similar right to participate in the transactions contemplated by the Transaction Documents.  Except as disclosed in Schedule 4.04, there are no outstanding options, warrants, script rights to subscribe to, calls or commitments of any character whatsoever relating to, or securities, rights or obligations convertible into or exchangeable for, or giving any Person any right to subscribe for or acquire, any shares of Capital Stock of the Parent, or contracts, commitments, understandings or arrangements by which the Parent or any of its Subsidiaries is or may become bound to issue additional shares of Capital Stock of the Parent, or securities or rights convertible or exchangeable into shares of Capital Stock of the Parent. There are no outstanding contractual or other rights or obligations to or of the Parent to repurchase, redeem or otherwise acquire any of its outstanding shares or other equity interests or restricting the ability to vote or transfer such shares or other equity interests.  Except as set forth in Schedule 4.04 and except for customary adjustments as a result of stock dividends, stock splits, combinations of shares, reorganizations, recapitalizations, reclassifications or other similar events, there are no anti-dilution or price adjustment provisions contained in any security issued by the Parent (or in any agreement providing rights to security holders), and the issuance of the Shares will not obligate the Parent to issue shares of Parent Common Stock or other securities to any Person and will not result in a right of any holder of the Parent’s securities to adjust the exercise, conversion, exchange or reset price under such securities.  To the knowledge of the Parent, except as specifically disclosed in its SEC Reports, no Person or group of related Persons beneficially owns (as determined pursuant to Rule 13d-3 under the 1934 Act), or has the right to acquire, by agreement with or by obligation binding upon the Parent, beneficial ownership of in excess of 5% of the outstanding Parent Common Stock, ignoring for such purposes any limitation on the number of shares of Parent Common Stock that may be owned at any single time.

                (b)           The Parent owns, beneficially and of record, all of the issued and outstanding shares of Merger Sub Common Stock, free and clear of any Liens.  The issued and outstanding shares of the Merger Sub and each of the Parent’s Subsidiaries have been duly authorized and validly issued and are fully paid and nonassessable.

Section 4.05                                Subsidiaries.  The Parent does not have direct or indirect Subsidiaries other than those listed in Schedule 4.05.  Except as disclosed on Schedule 4.05, neither the Parent nor any of its Subsidiaries owns, directly or indirectly, any shares of capital stock or other equity interest (or any other interest convertible into an equity interest) in any corporation, partnership, joint venture, association or other entity, and has no commitment to contribute to the capital of, make loans to, or share in the losses of, any Person.

Section 4.06                                SEC Reports; Financial Statements. The Parent has filed all reports required to be filed by it under the 1933 Act and the 1934 Act, including pursuant to Section 13(a) or 15(d) of the 1934 Act (the foregoing materials being collectively referred to herein as the “SEC Reports”) on a timely basis or has received a valid extension of such time of filing and has filed any such SEC Reports prior to the expiration of any such extension.  As of their respective dates, the SEC Reports complied in all material respects with the requirements of the 1933 Act and the 1934 Act and the rules and regulations of the SEC promulgated thereunder, and none of the SEC Reports, when filed, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.  The financial statements of the Parent included in the SEC Reports (the “Financial Statements”) comply in all material respects with applicable accounting requirements and the rules and regulations of the SEC with respect thereto as in effect at the time of filing.  Such Financial Statements have been prepared in accordance with the United States generally accepted accounting principles applied on a consistent basis during the periods involved (“GAAP”), (except (i) as may be otherwise specified in such financial statements or the notes thereto or (ii) in the case of unaudited interim statements, to the extent they do not include footnotes or may be condensed or summary statements), and fairly present  in all material respects the financial position of the Parent and its consolidated subsidiaries as of and for the dates thereof and the results of operations and cash flows for the periods then ended, subject, in the case of unaudited statements, to normal year-end audit adjustments.

Section 4.07                                Liabilities.   Neither the Parent nor any of its Subsidiaries has any liabilities or obligations of any nature, whether absolute, accrued, contingent or otherwise and whether due or to become due, except (a) to the extent reflected in, or reserved against on the face of the June 30 Balance Sheet and (b) for liabilities and obligations that (i) have been incurred after June 30, 2007 in the ordinary course of business consistent with past practice, (ii) are disclosed on Schedule 4.07 or (iii) individually and in the aggregate would not be reasonably expected to have a Material Adverse Effect.

Section 4.08                                Absence of Certain Changes.  Except as set forth on Schedule 4.08, since June 30, 2007, (a) the Parent, and its Subsidiaries have operated their business only in the ordinary course consistent with past practices in all material respects, (b) nothing has occurred which has had or would reasonably be expected to have a Material Adverse Effect and (c) the Parent has not (i) altered its method of accounting or the identity of its auditors, (ii) declared or made any dividend or distribution of cash or other property to its shareholders or purchased, redeemed or made any agreements to purchase or redeem any shares of its capital stock or (iii) issued any equity securities.

Section 4.09                                Consents; No Conflict.   Except as set forth in Schedule 4.09, (a) neither the Parent nor any of its Subsidiaries is required to obtain the consent, authorization or approval of, or to submit any notice, report or other filing with, any Governmental Authority or other third party or to obtain any permit, license or franchise as a condition to the consummation of this Agreement by the Parent and Merger Sub, which, if not obtained, would reasonably expected to have a Material Adverse Effect and (b) the execution and delivery of this Agreement by the Parent and Merger Sub and the consummation of the transactions contemplated hereby will not conflict with, result in the termination of, contravene or constitute a default under, or be an event which with the giving of notice or passage of time or both will become a default under, or give to others any rights of termination or cancellation of, or accelerate the performance required by or maturity of, or result in the creation of any Lien or loss of any rights pursuant to any of the terms, conditions or provisions of or under, any (i) Applicable Law, (ii) the Certificate of Incorporation or By-laws of the Parent or  Merger Sub, or (iii) any indenture, mortgage, deed of trust, note, bond, franchise, lease, contract, agreement, or other instrument binding upon the Parent or any of its Subsidiaries, or to which the property of the Parent or any of its Subsidiaries is subject.

Section 4.10                                Issuance of the Shares.  The Shares have been duly authorized and when issued in accordance with the terms of this Agreement will be, validly issued, fully paid and nonassessable, and free and clear of all Liens and charges and shall not be subject to preemptive or similar rights.

Section 4.11                                Contracts.

(a)           Schedule 4.11 contains a list of the following contracts, agreements, licenses and leases or commitments therefore to which the Parent or any of its Subsidiaries is a party or by which any of the Assets are bound (such contracts, agreements, licenses, leases and commitments so listed on Schedule 4.11, are collectively, the “Material Contracts”):

(i)
mortgages, indentures, bonds, security agreements and other agreements and instruments relating to the borrowing of money, or any extension of credit or which impose any Lien on any of the Assets, including all performance bonds (and all reimbursement agreements relating thereto);

(ii)	Real Property Leases and leases of any other type of personal property involving payments in excess of $18,000 per annum;

(iii)	employment, collective bargaining, labor, union and other similar agreements;

(iv)	agreements, orders or commitments for the purchase of materials, supplies or other services, in any case involving payments in excess of $18,000 per annum;

(v)	material Intellectual Property Licenses;

(vi)	agreements or commitments for the construction or acquisition of fixed assets or other capital expenditures;

(vii)	partnership, joint venture or other arrangements or agreements involving a sharing of profits or expenses;

(viii)	contracts of binding commitments to sell, lease or otherwise dispose of any asset having a value in excess of $18,000;

(ix)	contracts or binding commitments with any director or officer of the Parent;

(x)	contracts or binding commitment limiting the freedom of the Parent or any of its Subsidiaries to compete in any line of business or in any geographical area or with any Person; and

(xi)	any other contract, agreement or commitment for which the Parent or any of its subsidiaries is bound for a period in excess of twelve months from the date of this Agreement.

(b)           The Parent has delivered to the Company complete and correct copies of all written Material Contracts listed on Schedule 4.11, and a complete and correct description of all of the material terms of all oral Material Contracts listed on Schedule 4.11, in each case together with a complete and correct copy or description, as the case may be, of all amendments thereto.

(c)           Neither the Parent nor any of its Subsidiaries is in default, or alleged to be in default, under any such Material Contract, and, to the Knowledge of the Parent, there exists no event, condition or occurrence which, after notice or lapse of time, or both, would constitute such a default.  All such Material Contracts are valid, in full force and effect and enforceable against the parties thereto in accordance with their respective terms, except as the enforcement thereof may be limited by bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights and to general equity principles.

Section 4.12                                Real Property.   Neither the Parent nor any of its Subsidiaries owns any real property.  Schedule 4.12 lists all real property leased by the Parent or any of its Subsidiaries (the “Leased Premises”; the leases relating to the Leased Premises, collectively, the “Real Property Leases”).  Except for the Leased Premises, no real property is used or occupied by the Parent or any of its Subsidiaries.  The Parent and its Subsidiaries have the exclusive right to use and occupy the Leased Premises and enjoy peaceful and undisturbed possession of the Leased Premises.

Section 4.13                                Assets.  Except as set forth in Schedule 4.13, the Parent and its Subsidiaries are the owners of and have good and marketable title to, or have legally sufficient rights to use, all of the Assets, free and clear of all Liens.

Section 4.14                                Governmental Approvals and Authorizations and Compliance with Laws.  Except as would not reasonably be expected to have a Material Adverse Effect, (a) all approvals, permits, qualifications, authorizations, franchises, consents, orders, registrations or other approvals (collectively, the “Governmental Approvals”) of all Governmental Authorities which are required in order to permit the Parent and its Subsidiaries to operate their business as presently conducted have been obtained and are in full force and effect; (b) there has been no material violation, cancellation, suspension, revocation or default of any Governmental Approval or any notice of violation, cancellations, suspicion, revocation, default or dispute affecting any Governmental Approval, and, to the Knowledge of the Parent, no basis exists for any such action, including, without limitation, as a result of the consummation of the transactions contemplated by this Agreement or any of the other Transaction Documents; and (c) neither the Parent nor any of its Subsidiaries is in conflict with or in violation or breach of or default under (and, to the Knowledge of the Parent, there exists no event that, with notice or passage of time or both, would constitute a conflict, violation, breach or default with, of or under) any Applicable Law.

Section 4.15                                Tax Matters.  Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect:

(a)            (i) since January 1, 1999, each of the Parent and its Subsidiaries has duly and timely filed all Tax Returns that it was required to file, (ii) all such Tax Returns were correct and complete in all material respects, and (iii) neither the Parent nor any of its Subsidiaries is currently the beneficiary of any extension of time within which to file any Tax Return;

(b)           (i) all Taxes that are due and payable by the Parent or any of its Subsidiaries or chargeable as a Lien upon its assets (whether or not shown on any Tax Return) have been duly and timely paid or accrued on the Financial Statements, and (ii) each of the Parent and its Subsidiaries has complied in all material respects with Applicable Law relating to the reporting, payment and withholding of Taxes in connection with amounts paid to their employees, creditors, independent contractors or other third parties and has, within the time and in the manner prescribed by law, withheld from such amounts and timely paid over to the proper Governmental Authorities all such amounts required to be so withheld and paid over under Applicable Law;

(c)           there has been no claim or issue (other than a claim or issue that has been finally settled) concerning any liability for Taxes payable by the Parent or any of its Subsidiaries either (i) asserted, raised or threatened by any Governmental Authority in writing or (ii) as to which the Parent has Knowledge;

(d)           neither the Parent nor any of its Subsidiaries has (i) waived any statute of limitations, (ii) agreed to any extension of the period for assessment or collection or (iii) executed or filed any power of attorney with respect to any Taxes, which waiver, agreement or power of attorney is currently in force;

(e)           no Income Tax Returns and Employment Tax Returns filed by the Parent or any of its Subsidiaries are currently the subject of audit; and

(f)           neither the Parent nor any of its Subsidiaries is a party or bound by or has any obligation under Tax allocation, sharing, indemnity or similar agreement or arrangement, and neither the Parent nor any of its Subsidiaries (i) is and has been a member of any group of companies filing a consolidate, combined or unitary Income Tax Return or (ii) has any liability for the Taxes of any person under section 1.1502-6 of the Treasury Regulations (or any similar provision of state, local or foreign law); as a transferee, successor, indemnitor or guarantor; by contract or otherwise.

Section 4.16                                Litigation.

(a)           Except as set forth in Schedule 4.16(a), there is no action, suit, inquiry, notice of violation, proceeding or investigation pending or, to the Knowledge of the Parent, threatened against or affecting the Parent, any of its Subsidiary, any of their officers or directors in their capacities as such or any of the Assets before or by any court, arbitrator, governmental or administrative agency or regulatory authority (federal, state, county, local or foreign) (individually, an “Action”) which could, if there were an unfavorable decision, individually or in the aggregate, have or result in a Material Adverse Effect.

(b)           Within the past five years and except as set forth in Schedule 4.16(b), none of the Parent, any of its Subsidiaries nor any director or officer thereof, is or has been the subject of any Action involving a claim of violation of or liability under federal or state securities laws or a claim of breach of fiduciary duty.  There has not been, and to the Knowledge of the Parent, there is not pending or contemplated, any investigation by the SEC involving the Parent or any current or former director or officer of the Parent.  The SEC has not issued any stop order or other order suspending the effectiveness of any registration statement filed by the Parent.

Section 4.17                                Intellectual Property.

(a)           Schedule 4.17(a) sets forth a complete and correct list of all Intellectual Property that is owned by the Parent or any of its Subsidiaries (the “Owned Intellectual Property”), except for any such Owned Intellectual Property that does not constitute an issued patent or pending patent application, a trademark registration or pending trademark application or a registered copyright and is not otherwise material to the conduct of their business.  Schedule 4.17(a) also sets forth a complete and correct list of all material written or oral licenses and arrangements (i) pursuant to which the use by any Person of Intellectual Property is permitted by the Parent and (ii) pursuant to which the use by the Parent or any of its Subsidiaries of Intellectual Property is permitted by any Person (collectively, the “Intellectual Property Licenses”).  The Owned Intellectual Property and the Intellectual Property subject to the Intellectual Property Licenses constitute all Intellectual Property used or held for use in connection, with necessary for the conduct of, or otherwise material to the business of the Parent and its Subsidiaries.  Immediately after the Closing, the Parent and its Subsidiaries will have the right to use all Intellectual Property that is subject to an Intellectual Property License and will own all Owned Intellectual Property, free from any Liens except where such failure would not have a Material Adverse Effect.

(b)           To the Knowledge of the Parent, the conduct of its business does not infringe the rights of any Person in respect of any Intellectual Property.  None of the Owned Intellectual Property is being infringed by third parties.  There is no claim or demand of any Person pertaining to, or any proceeding which is pending or, to the Knowledge of the Parent threatened, that challenges the rights of the Parent or any of its Subsidiaries in respect of any Owned Intellectual Property or Intellectual Property License.

Section 4.18                                Employees; Labor Matters, etc.

(a)           Schedule 4.18(a) sets forth a true and complete list of the name, title, annual salary or wage rate or other compensation, and vacation and fringe benefits of each and every of director, officer and employee of the Parent or any of its Subsidiaries.

(b)           Schedule 4.18(b) sets forth a true and complete list of every employment agreement of the Parent or any of its Subsidiaries now in effect or which the Parent or any of its Subsidiaries has or might have any obligation, or any understanding between the Parent or any of its Subsidiaries and any Employee concerning the terms of such Employee’s employment.  Neither the Parent nor any of its Subsidiaries is a party to or bound by any collective bargaining or other labor agreement, and, to the Knowledge of the Parent, there are no labor unions or other organizations representing, purporting to represent or attempting to represent any Employees.

(c)           Except as would not reasonably expected to have a Material Adverse Effect, since January 1, 2005, there has not occurred or been threatened any material strike, slowdown, picketing, work stoppage, concerted refusal to work overtime or other similar labor activity with respect to any Employees.  Except as would not reasonably expected to have a Material Adverse Effect, (i) there are no labor disputes currently subject to any grievance procedure, arbitration or litigation and (ii) there is no representation petition pending or, to the Knowledge of the Parent, threatened with respect to any Employee, (iii) the Parent and each of its Subsidiaries have complied with all Applicable Laws pertaining to the employment or termination of employment of their Employees, including, without limitation, to the extent applicable, the National Labor Relations Acts, as amended, Title VII of the Civil Rights Act of 1991, as amended, the Occupational Safety and Health Act, Executive Order 11246, the Fair Labor Standard Act of 1973, the Americans with Disabilities Act, the Age Discrimination in Employment Act, as amended, and all other such Applicable Laws relating to labor relations, equal employment opportunities, fair employment practices, prohibited discrimination or distinction and other similar employment activities.

Section 4.19                                Employees Benefit Plans and Related Matters; ERISA.

(a)           Employee Benefit Plans.  Schedule 4.19(a) sets forth a complete and correct list of each “employee benefit plan”, as such term is defined in section 3(3) of ERISA, whether or not subject to ERISA, and each bonus, employee group or executive medical, life or disability insurance, incentive or deferred compensation, profit sharing, severance, termination, retention, change of control, stock option, stock appreciation, stock purchase, phantom stock or other equity-based, performance or other employee or retiree benefit or compensation plan, program, arrangement, agreement, policy or understanding, that provides or may provide benefits or compensation in respect to any Employee who is or may become eligible to participate or derive a benefit and that is or has been maintained or established by the Parent or any member of the Parent Group (collectively, the “Plans”).  With respect to each such Plan, the Parent has made available to the Company complete and correct copies of (i) such Plan, if written, or description of such Plan if not written, and (ii) to the extent applicable to such Plan, all trust agreements, insurance contracts or other arrangements, the most recent actuarial and trust reports, the most recent Forms 5500 required to have been filed with the IRS and all schedules thereto, the most recent IRS determination letter, all current summary plan descriptions, all material communications received from or sent to the IRS, the Pension Benefit Guaranty Corporation or the Department of Labor (including a written description of any material oral communication), any actuarial study of any post-employment life or medical benefits provided under any such Plan, if any, statements or other communications regarding withdrawal or other multiemployer plan liabilities, if any, and all amendments and modifications to any such document.

(b)           Qualification.  Each Plan intended to be qualified under section 401(a) of the Code, and the trust (if any) forming a part thereof, has received a favorable determination letter from the IRS as to its qualification under the Code.

(c)           Compliance: Liability.

(i)           Neither the Parent nor any member of the Parent Group would be liable for any material amount pursuant to section 4062, 4063 or 4064 of ERISA if any Plan that is subject to Title IV of ERISA (a “Title IV Plan”) were to terminate as of the date hereof.

(ii)           Except as would not reasonably be expected to have a Material Adverse Effect, each Plan that is subject to the minimum funding standards of ERISA or the Code satisfies such standards under sections 412 and 302 of the Code and ERISA, respectively, and no such Plan has incurred and “accumulated funding deficiency” within the meaning of such sections, whether or not waived.

(iii)           Each of the Plans has been operated and administered in all respects in compliance with its terms, all Applicable Laws and all applicable collective bargaining agreements, except for any failures so to comply that would reasonably be expected to have a Material Adverse Effect.  There are no material pending or to the Knowledge of the Parent, threatened claims by or on behalf of any of the Plans, by any Employee or otherwise involving any such Plan or the assets of any Plan (other than routine claims for benefits, all of which have been fully reserved of on the regularly prepared consolidated balance sheets of the Parent).

(iv)           No Plan is a “multiemployer plan” within the meaning of section 4001(a)(3) of ERISA (a “Multiemployer Plan”).  No condition exists and no event has occurred with respect to any Multiemployer Plan that presents a material risk of a complete or partial withdrawal under subtitle E of Title IV of ERISA and neither the Parent nor any member of the Parent Group has, within the preceding six years, withdrawn in a complete or partial withdrawal from any multiemployer plan (within the meaning of section 4001 (a)(3) of ERISA).

(v)           Except as set forth on Schedule 4.19(c)(v), no Employee is or will become entitled to post-employment benefits of any kind by reason of employment with any member of the Parent Group, including, without limitation, death or medical benefits (whether or not insured), other than (A) coverage mandated by section 4980B of the Code or (B) retirement benefits payable under any Plan qualified under section 401(a) of the Code. The consummation of the transactions contemplated by this Agreement will not result in an increase in the amount of compensation or benefits or the acceleration of the vesting or timing of payment of any compensation or benefits payable to or in respect of any Employee.

Section 4.20                                Affiliate Transactions.  Except as set forth on Schedule 4.20, to the Knowledge of the Parent, no officer, director, employee or “associate” (as such term is defined in Rule 12b-2 promulgated under the 1934 Act) of the Parent or any of its Subsidiaries, or any other Affiliate of any of the foregoing is a party to any transaction with the Parent or any of its Subsidiaries (other than compensation paid as part of an employment relationship for services rendered), including any contract, agreement, or other arrangement providing for the furnishing of services to or by, providing for rental of real or personal property to or from, or otherwise requiring payments to or from any officer, director, employee or such associate, or to the Knowledge of the Parent, any entity in which any officer, director, employee or such associate has a substantial interest or is an officer, director, trustee or partner (collectively, the “Affiliate Transactions”).

Section 4.21                                Insurance.  Schedule 4.21 contains a list of all material insurance policies or self-insurance agreements held or maintained by the Parent or any of its Subsidiaries.  Such policies and agreements are in full force and effect and all premiums due thereon have been timely paid.  The Parent has no Knowledge of any misrepresentation or misstatement in or in connection with the application for any insurance policy shown in Schedule 4.21, and no notice of cancellation or rescission of any such policy has been received by the Parent or any of its Subsidiaries.

Section 4.22                                Environmental Matters.

(a)           (i) Each of the Parent and its Subsidiaries is in compliance with all applicable Environmental Laws pertaining to the Assets and the use and ownership thereof, and to its businesses and operations, and (ii) neither the Parent nor any of its Subsidiaries has received notice that it is in violation of any applicable Environmental Law relating to any of its Assets or the use or ownership thereof, or to its businesses and operations;

(b)           each of the Parent and its Subsidiaries is in possession of, and in material compliance with, all permits and authorizations required pursuant to any applicable Environmental Law;

(c)           neither the Parent nor any of its Subsidiaries has caused or taken any action that will result in, and neither the Parent nor any of its Subsidiaries is subject to, any liability or obligation relating to (i) the environmental conditions on, under or about the Leased Premises, including, without limitation, the air, soil and groundwater conditions at such or (ii) the use, management, handling, transport, treatment, generation, storage, disposal, discharge, emission or release of any Hazardous Materials;

(d)           neither the Parent nor any of its Subsidiaries is subject to any outstanding order by a Governmental Authority, or contractual or other obligation with, any Person in respect of which the Parent or any of its Subsidiaries may be required to incur costs arising from the release or threatened release of a Hazardous Material.  Neither the Parent nor any of its Subsidiaries has entered into any contractual or other obligation (including indemnification obligation) with any Person pursuant to which it has assumed responsibility, either directly or indirectly, for the remediation of any condition arising from or relating to the release or threatened release of Hazardous Materials.

Section 4.23                                Registration Rights.  Except as described in Schedule 4.23, the Parent has not granted or agreed to grant to any Person any rights (including “piggy-back” registration rights) to have any securities of the Parent registered with the SEC or any other governmental authority that have not been satisfied or waived.

Section 4.24                                Internal Accounting Controls.  The Parent and its Subsidiaries maintain a system of internal accounting controls sufficient to provide reasonable assurance that (a) transactions are executed in accordance with management’s general or specific authorizations, (b) transactions are recorded as necessary to permit preparation of financial statements in conformity with generally accepted accounting principles and to maintain asset accountability, (c) access to assets is permitted only in accordance with management’s general or specific authorization and (d) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences.

Section 4.25                                Sarbanes-Oxley Act.  The Parent is in compliance in all material respects with applicable requirements of the Sarbanes-Oxley Act of 2002 and applicable rules and regulations promulgated by the SEC thereunder, except where such noncompliance would not have, individually or in the aggregate, a Material Adverse Effect.

Section 4.26                                Application of Takeover Protections.  There is no control share acquisition, business combination, poison pill (including any distribution under a rights agreement) or other similar anti-takeover provision under the Parent’s Certificate of Incorporation (or similar charter documents) or the laws of its state of incorporation that is or could become applicable as a result of the Parent and the Company fulfilling their obligations or exercising their rights under this Agreement and the other Transaction Documents, including without limitation the issuance of the Shares or the Company’s shareholders’ ownership of the Shares.

Section 4.27                                No Prior Activities.  Merger Sub was formed solely for the purpose of engaging in the transactions contemplated hereby, and has not conducted any business activities.

Section 4.28                                Brokerage and Finder’s Fee.  Except as set forth in Schedule 4.28, neither the Parent nor Merger Sub has incurred any liability to any broker, finder or agent for any fees, commissions or similar compensation with respect to the transactions contemplated by this Agreement.

Section 4.29                                Other Information.  Neither this Agreement nor any of the documents or other information made available to the Company or its Affiliates, attorneys, accountants, agents or representatives pursuant hereto or in connection with the Company’s due diligence review of the Parent and its Subsidiaries or the transactions contemplated hereby contains or will contain any untrue statement of a material fact or omits or will omit to state a material fact necessary in order to make the statements contained therein not misleading.

ARTICLE V.

REPRESENTATIONS AND WARRANTIES
OF THE COMPANY

The Company hereby represents and warrants to the Parent and Merger Sub:

Section 5.01                                Organization, Good Standing and Authority.  The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware.  The Company has all corporate power and authority to enter into this Agreement and to consummate the transactions contemplated herein.

Section 5.02                                Due Authorization.  The execution of this Agreement by the Company and the performance by the Company of the transactions contemplated herein have been duly authorized by all necessary corporate or other action of the Company, and this Agreement constitutes and each of the other Transaction Document to which the Company is a party, will constitute when so executed and delivered, a legal, valid and binding agreement of the Company, enforceable against the Company in accordance with its respective terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, liquidation, or similar laws relating to, or affecting generally the enforcement of creditors’ rights and remedies or by other equitable principles of general application.

Section 5.03                                Consents; No Conflict.  Except as set forth in Schedule 5.03, the Company is not required to obtain the consent, authorization or approval of, or to submit any notice, report or other filing with, any Governmental Authority or other third party, or to obtain any permit, license or franchise as a condition to the consummation of this Agreement by the Company, which, if not obtained, would have an adverse effect on the ability of the Company to consummate the transactions contemplated by this Agreement.  The execution and delivery of this Agreement by the Company and the consummation by it of the transactions contemplated herein will not conflict with, result in the termination of, contravene or constitute a default under, or be an event which with the giving of notice or passage of time or both will become a default under, or give to others any rights of termination or cancellation of, or accelerate the performance required by or maturity of, or result in the creation of any Lien or loss of any rights pursuant to any of the terms, conditions or provisions of or under (a) any Applicable Law, or (b) the Certificate of Incorporation or By-Laws of the Company.

Section 5.04                                Liabilities.   Except as set forth on Schedule 5.04, the Company does not have any liabilities or obligations of any nature, whether absolute, accrued, contingent or otherwise and whether due or to become due, except for liabilities and obligations that  individually and in the aggregate would not be reasonably expected to have a Material Adverse Effect.

Section 5.05                                Absence of Certain Changes.  Except as set forth on Schedule 5.05, since September 30, 2007, (a) the Company has operated its business only in the ordinary course consistent with past practices in all material respects, (b) nothing has occurred which has had or would reasonably be expected to have a Material Adverse Effect and (c) the Company has not (i) altered its method of accounting, (ii) declared or made any dividend or distribution of cash or other property to its shareholders or purchased, redeemed or made any agreements to purchase or redeem any shares of its capital stock or (iii) issued any equity securities.

Section 5.06                                Intellectual Property.

(a)           Schedule 5.06(a) sets forth a complete and correct list of all Intellectual Property that is owned by the Company (the “Company Owned Intellectual Property”), except for any such Company Owned Intellectual Property that does not constitute an issued patent or pending patent application, a trademark registration or pending trademark application or a registered copyright and is not otherwise material to the conduct of their business.  Schedule 5.06(a) also sets forth a complete and correct list of all material written or oral licenses and arrangements (i) pursuant to which the use by any Person of Intellectual Property is permitted by the Company and (ii) pursuant to which the use by the Company of Intellectual Property is permitted by any Person (collectively, the “Company Intellectual Property Licenses”).  The Company Owned Intellectual Property and the Company Intellectual Property subject to the Company Intellectual Property Licenses constitute all Company Intellectual Property used or held for use in connection, with necessary for the conduct of, or otherwise material to the business of the Company.  Immediately after the Closing, the Company will have the right to use all Intellectual Property that is subject to a Company Intellectual Property License and will own all Company Owned Intellectual Property, free from any Liens except where such failure would not have a Material Adverse Effect.

(b)           To the Knowledge of the Company, the conduct of its business does not infringe the rights of any Person in respect of any Intellectual Property.  None of the Company Owned Intellectual Property is being infringed by third parties.  There is no claim or demand of any Person pertaining to, or any proceeding which is pending or, to the Knowledge of the Company threatened, that challenges the rights of the Company in respect of any Company Owned Intellectual Property or Company Intellectual Property License.

Section 5.07                                Assets.  Except as set forth in Schedule 5.07, the Company is the owner of and has good and marketable title to, or has legally sufficient rights to use, all of its assets, free and clear of all Liens.

Section 5.08                                Brokerage and Finder’s Fee.   Except as set forth in Schedule 5.08, the Company has not incurred any liability to any broker, finder or agent for any fees, commissions or similar compensation with respect to the transactions contemplated by this Agreement.

Section 5.09                                No Litigation.  There is no suit, equitable or legal, condemnation, eminent domain, administrative, arbitration or other proceeding pending, or, to the Knowledge of the Company threatened, against or affecting the Company or any of its assets which would reasonably be expected to have a material adverse effect on (a) the financial condition, or results of operations of the Company, (b) the validity or enforceability of this Agreement or (c) the ability of the Company to perform its obligations hereunder.

Section 5.10                                Registration Rights.  The Company has not granted or agreed to grant to any Person any rights (including “piggy-back” registration rights) to have any securities of the Company registered with the SEC or any other governmental authority that have not been satisfied or waived.

Section 5.11                                Compliance with Laws.  The Company is not in conflict with or in violation or breach of or default under (and, to the Knowledge of the Company, there exists no event that, with notice or passage of time or both, would constitute a conflict, violation, breach or default with, of or under) any Applicable Law or any of its permits, licenses, authorizations, exemptions, orders, consents, approvals of franchises from Governmental Authorities.

Section 5.12                                Other Information.  Neither this Agreement nor any of the documents or other information made available to the Parent or its Affiliates, attorneys, accountants, agents or representatives pursuant hereto or in connection with the Company’s due diligence review of the Company or the transactions contemplated hereby contains or will contain any untrue statement of a material fact or omits or will omit to state a material fact necessary in order to make the statements contained therein not misleading.

ARTICLE VI.

COVENANTS

Section 6.01                                Information Prior to Closing.   From the date hereof to the Closing, each of the Parties will, and will cause each of their Subsidiaries to, make their employees available to the other Parties and their accountants, legal counsel and other authorized representatives reasonable access during normal business hours to and permit such persons to review the properties, books, contracts, accounts and records of such Party, to contact Persons with whom such Party does business (subject to reasonable prior approval and under circumstances reasonably approved by such Party), and to provide such other information to the other Parties and their authorized representatives as shall have been reasonably requested by such other Parties or such authorized representatives, in order that the Parties may have the opportunity to make such investigation as it shall desire to make of the affairs of the Parties and their business and assets.

Section 6.02                                Conduct of Business Prior to Closing.

(a)           During the period from the date of this Agreement to the Closing, (i) the Parent shall, and shall cause each of its Subsidiaries to, conduct their business in the ordinary course, consistent with prior practice and (ii) the Parent agrees to inform the Company promptly upon receipt of Knowledge of the occurrence of any event occurring prior to the Closing which could result in a Material Adverse Change.

(b)           Without limiting the generality of the foregoing, without the prior written consent of the Company or as explicitly contemplated by this Agreement, the Parent covenants and agrees that it will not and will not permit any of its Subsidiaries to do or agree to do on or after the date hereof any of the following:

(i)	Enter into any contract, commitment or transaction not in the ordinary course of business;

(ii)	Make any capital expenditure;

(iii)	Sell, lease, mortgage pledge, transfer or dispose of any the Assets except in the ordinary course of business;

(iv)	Waive, cancel or compromise any material right or claim of the Parent or any of its Subsidiaries, other than in the ordinary course of business and consistent with past practices;

(v)	Modify, amend, cancel or terminate any Material Contract, other than in the ordinary course of business and consistent with past practices;

(vi)	Enter into any contract, agreement, license, lease or other commitment which would constitute a Material Contract

(vii)	Incur any indebtedness or Lien, or prepay any of its indebtedness prior to the scheduled maturity date thereof;

(viii)
Permit the Company or any of its Subsidiaries to make any material Tax election, amend any Tax Return, settle or compromise any material federal, state, local or non-U.S. Tax liability, or otherwise conduct its Tax affairs in a manner other than in the ordinary course and in substantially the same manner as such affairs would have been conducted if the parties had not entered into this Agreement;

(ix)
Grant (or commit to grant) any increase in the compensation (including incentive or bonus compensation) or benefits to any director, officer or employee of the Parent or any of its Subsidiaries or institute, adopt or amend (or commit to institute, adopt or amend) any compensation or benefit plan, policy, program or arrangement or collective bargaining agreement applicable to any such director, officer or employee;

(x)	Amend the Certificate of Incorporation, By-laws or other similar corporate governance instrument;

(xi)	Effect any merger, consolidation, restructuring, reorganization or recapitalization or adopt any plan of complete or partial liquidation or dissolution involving the Parent or any of its Subsidiaries;

(xii)
Issue, sell, pledge, award or grant any shares of Capital Stock or other equity interest of the Parent or any of its Subsidiaries, or securities convertible into or exchange for, or options, warrants or rights to purchase or subscribe for such Capital Stock, other than issuance of shares of Common Stock of the Parent upon the exercise of any options and warrants outstanding as of the date hereof; or

(xiii)
Adjust, split, combine or reclassify any of its Capital Stock or issue or authorize the issuance of any other securities in respect of or in substitution for shares of its Capital Stock or other securities;

(xiv)
Declare or make any dividend or distribution to its shareholders or purchase or redeem any of its Capital Stock or any other securities or any other obligations convertible into or exchange for, or options, warrants or rights to purchase or subscribe for such Capital Stock.

(c)           During the period from the date of this Agreement to the Closing, the Parent, covenants and agrees that it will and will cause each of its Subsidiaries to continue, in the ordinary course of its business and consistent with its past practices, to preserve intact its present business organization and to preserve its relationships with customers, suppliers and others having business dealings with it, to the end that its goodwill and going business shall be unimpaired following the Closing.

Section 6.03                                Third-Party Consents.  The Parent will, and will cause each of its Subsidiaries to, make all filings and use reasonable best efforts to obtain the consent of all third parties and Governmental Authorities required to be obtained or made in connection with the transactions contemplated by this Agreement, including, without limitation, those consents identified on Schedule 4.09.

Section 6.04                                [intentionally deleted]

Section 6.05                                 Publicity.    The Parties agree that no public announcement or disclosure of the proposed Merger or of any of the terms and conditions set forth herein shall be made prior to the Closing, except to the extent (a) as may be required by Applicable Law or (b) as is otherwise expressly agreed to by the Parent and the Company in writing.

Section 6.06                                Consummation of the Transactions.  Subject to the terms and conditions herein provided, each of the Parties hereto agrees to use their reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to consummate and make effective as promptly as practicable the transactions contemplated by this Agreement and to cooperate with one another in connection with the foregoing, including using its commercially reasonable efforts to defend all lawsuits or other legal proceedings challenging this Agreement or the consummation of the transactions contemplated hereby, to cause to be lifted or rescinded any injunction or restraining order or other order adversely affecting the ability of the parties to consummate the transactions contemplated hereby, and to effect all necessary registrations and filings.

Section 6.07                                Further Assurances; Filings.

(a)           Each Party agrees to cooperate fully with the other Parties hereto and their respective authorized representatives and to execute and deliver or cause to be executed and delivered at all reasonable times and places such additional instruments and documents as the other Party or Parties may reasonably request for the purpose of carrying out the intent and purposes of this Agreement.

(b)           As promptly as practicable, the Parent, Merger Sub and the Company shall properly prepare and file any filings required under any Federal, state, county, local or municipal law relating to the transactions contemplated herein, including those required under the Hart-Scott-Rodino Act (the “Filings”).  The Company and the Parent, shall promptly notify the other of the receipt of any comments on, or any request for amendments or supplements to, the Filings by any governmental official and will supply the other with copies of all correspondence with any appropriate governmental official, on the other hand, with respect to the Filings.  The Filings, when filed, shall comply as to form in all material respects with Applicable Law.

Section 6.08                                No Solicitation.

(a)           Except as specifically set forth in this Section 6.08, until the earlier of the Closing or the termination of this Agreement (the “Exclusivity Period”), the Parent shall not, and shall not permit any of its Subsidiaries to, directly or indirectly, individually or through any of their respective officers, directors, shareholders, employees, representatives, agents, affiliates, or otherwise (collectively, the “Representatives”) initiate, solicit or encourage, consider, evaluate, or respond to (other than to say that the Parent is contractually obligated not to respond, and referring such party to public disclosure regarding this Agreement) any proposals, inquiries or offers from any person or entity (“Third Party”), or enter into any confidentiality agreement, due diligence agreement, letter of intent, purchase agreement, merger agreement or other arrangement, regarding any proposal which would result in a Change of Control of the Parent, whether by means of a sale or exchange of shares, sale of assets, merger, recapitalization, liquidation or otherwise (“Third Party Acquisition”).  Except as specifically set forth in this Section 6.08, during the Exclusivity Period, the Parent shall not have, and shall take reasonable efforts to cause its Representatives not to have, any discussions, conversations, negotiations or other communications relating to any Third Party Acquisition with any Third Party expressing interest therein, and shall immediately discontinue negotiations with any Third Party with which it heretofore has engaged in negotiations or discussions regarding any Third Party Acquisition.  During the Exclusivity Period, the Parent shall immediately notify the Company of all terms of any written inquiry, contact, communication, or proposal by any Third Party with respect to any Third Party Acquisition that is received by the Parent or any of its Representatives, and immediately shall provide the Company with a copy of any such written inquiry, contact, communication or proposal.  The Parent agrees that if the Parent shall breach and fail to cure promptly any material provision of this Section 6.08 and within twelve (12) months thereafter enters into any definitive agreement with a Third Party, including any of its affiliates, with whom the Parent breached this Section 6.08 regarding a Third Party Acquisition, then upon the consummation of such acquisition, the Parent immediately shall pay to the Company $250,000 (the “Fee”), which the Parent acknowledges is reasonable under the circumstances and designed to compensate the Company for its expenses and the lost opportunity to consummate the transactions contemplated hereby.

(b)           The Parties acknowledge that prior to the Closing, in response to a bona fide unsolicited written proposal for a Third Party Acquisition that did not result from the breach of this Section 6.08 (a “Third Party Proposal”) and following delivery to the Company of notice and a copy of the Third Party Proposal in compliance with its obligations under Section 6.08(a) hereof, the Parent may participate in discussions or negotiations with or furnish information (pursuant to a confidentiality agreement with customary terms comparable to those in place between the Parent and the Company) to any Third Party which makes a bona fide written Third Party Proposal if, and only if, prior to taking such action: (i) a majority of the Parent’s board of directors reasonably determines in good faith that the transactions contemplated by such Third Party Proposal are capable of being completed and would, if consummated, result in a Superior Transaction (as hereinafter defined), (ii) a majority of the Parent’s board of directors determines in good faith that it is necessary to pursue such Superior Proposal in order to comply with its fiduciary duties to its shareholders under Applicable Law and (iii) the Parent complies with the information and notice obligations set forth in Section 6.08(a).

For purposes of this Agreement, “Superior Proposal” means a bona fide Third Party Proposal to purchase at least two-thirds of the outstanding equity securities of the Parent pursuant to a tender offer or exchange offer or to effect any merger, consolidation, business combination or sale of all or substantially all of the assets, recapitalization or similar transaction involving the Parent, on terms which a majority of the Parent’s board of directors determines in good faith to be superior to the Parent and its shareholders from a financial point of view (taking into account, among other things, all legal, financial, regulatory and other aspects of the proposal and identity of the offeror) as compared to (i) the transactions contemplated hereby and (ii) any alternative proposed by the Company in accordance with Section 6.08(c) which is reasonably capable of being consummated (any such transaction being referred to herein as a “Superior Transaction”).

(c)           If at any time prior to the Closing a Superior Proposal is received by the Parent and the board of directors of the Parent reasonably determines in good faith that it is necessary to withhold or withdraw the board’s recommendation of the transactions contemplated hereby and to enter into an agreement to effect the Superior Proposal in order to comply with its fiduciary duties to its shareholders, then the Parent’s board of directors may withhold or withdraw its recommendation of the transactions contemplated hereby; provided that the Parent’s board of directors may not withdraw its recommendation pursuant to this Section 6.08(c) unless and until (i) six (6) Business Days have elapsed following delivery to the Company of a written notice of such determination by the board of directors of the Parent, and during such six Business Day period the Parent has fully cooperated with the Company, including, without limitation, informing the Company of the terms and conditions of such Superior Proposal and the identity of the Third Party making such Superior Proposal and providing to the Company copies of all documents required by Section 6.08(a), and (ii) at the end of such six Business Day period the Third Party Proposal continues in the good faith judgment of the board of directors of the Parent to constitute a Superior Proposal compared to the transaction contemplated hereby or any other offer made by the Company and the board of directors of the Parent confirms its determination that it is necessary to withhold or withdraw its recommendation of the transactions contemplated hereby and enter into an agreement to effect the Superior Proposal to comply with its fiduciary duties to its shareholders.

ARTICLE VII.

ADDITIONAL AGREEMENTS

Section 7.01                                Expenses.  Except as set forth in Sections 6.08(a), 10.01(f) and 10.02, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the Party incurring such cost or expenses.

Section 7.02                                Survival of Representations and Warranties. The representations and warranties of the Parties contained in this Agreement, or in any schedule, exhibit, document, certificate or other instrument delivered by or on behalf of the Parties pursuant to this Agreement shall survive the Closing for a period of two (2) years, except the representations and warranties of the Parent and Merger Sub contained in Sections 4.15, 4.19 and 4.22 shall survive the Closing until the expiration of the applicable statute of limitations and in Sections 4.03 and 4.04 shall survive indefinitely.

Section 7.03                                Certain Tax Matters.  Each of the Parties shall use reasonable best efforts to cause the Merger to qualify as a tax-free reorganization under Section 368 of the Code.  Each of the Parties shall characterize the Merger as such a reorganization for purposes of all Tax Returns.

Section 7.04                                Resignations; Officers and Directors.  The Parent shall cause (i) each of its officers and Rad Weaver and Hank Cohn, as directors; (ii) each of the officers and directors of each of its Subsidiaries to resign as of the Effective Time, and shall cause two (2) designees of the Company to be appointed as directors of the Parent and each of its Subsidiaries.

Section 7.05                                Executive Employment Agreement.  The Parent shall enter into a new employment agreement with Lori Jones upon such terms and conditions acceptable to the Company but in any event shall be at least equal to or better than the current terms of Lori Jones employment agreement with the Parent.

Section 7.06                                13% Secured Convertible Note.  The Parent shall enter into an agreement with the holders of its 13% Secured Convertible Notes due November 24, 2007 to (a) waive any and all prior or existing defaults, including, without limitation the right of the holders thereof to accelerate payment, to receive 120% of the outstanding aggregate principal amount, to increase the interest rate to the default rate and to receive liquidated damages as a result of any such default, (b) extend the maturity date thereof to November 24, 2008 and (c) to reduce the conversion rate thereof to an amount no less than the arithmetic average of the dollar volume-weighted average price of the Parent Common Stock for each of the twenty (20) trading days ending on the date of this Agreement.

Section 7.07                                Delivery of Schedules.  Notwithstanding anything to the contrary contained in this Agreement, the Parties acknowledge that the final Schedules to this Agreement are not being delivered with the execution and delivery of this Agreement but instead will be delivered at or prior to the Closing.  At or prior to the Closing, the Parent and Merger Sub shall prepare and deliver each of the Schedules required by Article IV of this Agreement.  At or prior to the Closing, the Company shall prepare and deliver each of the Schedules required by Article V and Section 8.01(i) of this Agreement.

ARTICLE VIII.

CONDITIONS PRECEDENT TO CLOSING

Section 8.01                                Conditions to Obligations of the Company.  The obligation of the Company to consummate the transactions herein contemplated is subject to the satisfaction at or before the Closing of the following conditions:

(a)           the representations and warranties of the Parent and Merger Sub contained in this Agreement shall be true and correct in all material respects at and as of the Closing Date, except to the extent such representations and warranties expressly relate to an earlier date (in which case such representations and warranties shall be true and correct as of such earlier date) (in each case, without taking into account any qualification as to materiality, Material Adverse Change or Material Adverse Effect contained in such representations and warranties), and the Company shall have received a certificate to the foregoing effect dated the Closing Date signed by the Chief Executive Officer of the Parent;

(b)           the Parent and Merger Sub shall have complied in all material respects with all of their covenants and obligations contained in this Agreement to be performed by them at or prior to the Effective Time, and the Company shall have received a certificate to the foregoing effect dated the Closing Date signed by the Chief Executive Officer of the Parent;

(c)           all consents or waivers identified in Schedule 4.09 shall have been obtained, and complete and correct copies of all such consents and waivers shall have been delivered to the Company;

(d)           no action, suit, or proceeding shall be pending before any court or quasi-judicial or administrative agency of any federal, state, local, or foreign jurisdiction wherein an unfavorable injunction, judgment, order, ruling or decree would (i) prevent consummation of any of the transactions contemplated by this Agreement, or (ii) cause any of the transactions contemplated by this Agreement to be rescinded following consummation;

(e)           the Company shall have completed its due diligence review regarding the Parent and its Subsidiaries and their business, operations, assets, liabilities, prospects and other matters as the Company deems relevant, and the Company shall be satisfied, in its sole discretion, with the results of such review;

(f)           the Parent and Merger Sub shall have delivered the Schedules required to have been delivered by them pursuant to Section 7.07 of this Agreement, and such Schedules shall be satisfactory to the Company in its sole discretion;

(g)           each of the Parent and Merger Sub shall have delivered to the Company a secretary’s certificate dated as of the Closing Date as to (i) its certificate or articles of incorporation, (ii) its bylaws and (iii) the duly adopted resolutions of its Board of Directors relating the Merger and the other transactions contemplated herein;

(h)           the Company shall have received from counsel to the Parent and Merger Sub an opinion, dated the Closing Date, in form and substance reasonably satisfactory to the Company;

(i)           each of the agreements with Affiliates listed on Schedule 8.01(i) shall have been terminated without the incurrence of any liability by the Parent or any of its Subsidiaries;

(j)           certain directors and officers of the Parent and each of its Subsidiaries shall have resigned, and the designees of the Company shall have been appointed as directors and officers of the Parent and its Subsidiaries in accordance with Section 7.04;

(k)           the 13% Secured Convertible Note of the Parent shall have been amended in accordance with Section 7.06, upon terms reasonable acceptable to the Company; and

(l)           the Parent Common Stock shall continued to be quoted on the NASD Over-the-Counter Bulletin Board.

Section 8.02                                Conditions to Obligations of the Parent and Merger Sub.  The obligation of the Parent and Merger Sub to consummate the transactions herein contemplated is subject to the satisfaction at or before the Closing of the following conditions:

(a)           the representations and warranties of the Company  contained in this Agreement shall be true and correct in all material respects at and as of the Closing Date, except to the extent such representations and warranties expressly relate to an earlier date (in which case such representations and warranties shall be true and correct as of such earlier date) (in each case, without taking into account any qualification as to materiality, material adverse change or material adverse effect contained in such representations and warranties), and the Parent and Merger Sub shall have received a certificate to the foregoing effect dated the Closing Date signed by an officer of the Company;

(b)           the Company shall have complied in all material respects with all of its covenants and obligations contained in this Agreement to be performed by it at or prior to the Effective Time, and the Parent and Merger Sub shall have received a certificate to the foregoing effect dated the Closing Date signed by an officer of the Company;

(c)           no action, suit, or proceeding shall be pending before any court or quasi-judicial or administrative agency of any federal, state, local, or foreign jurisdiction wherein an unfavorable injunction, judgment, order, ruling or decree would (i) prevent consummation of any of the transactions contemplated by this Agreement or (ii) cause any of the transactions contemplated by this Agreement to be rescinded following consummation;

(d)           the Parent and Merger Sub shall have completed their due diligence review regarding the Company and its business, operations, assets, liabilities, prospects and other matters as the Parent and Merger Sub deem relevant, and the Parent and Merger Sub shall be satisfied, in their sole discretion, with the results of such review;

(e)           the Company shall have delivered the Schedules required to have been delivered by them pursuant to Section 7.07 of this Agreement, and such Schedules shall be satisfactory to the Parent and Merger Sub in their sole discretion;

(f)           the Company shall have delivered to the Parent and Merger Sub a secretary’s certificate dated as of the Closing Date as to (i) its certificate or articles of incorporation, (ii) its bylaws and (iii) the duly adopted resolutions of its Board of Directors relating the Merger and the other transactions contemplated herein; and

(g)           the Parent and Merger Sub shall have received from counsel to the Company an opinion, dated the Closing Date, in form and substance reasonably satisfactory to the Parent.

ARTICLE IX.

INDEMNIFICATION

Section 9.01                                 By the Parent.   Subject to the terms and conditions set forth herein, the Parent shall indemnify the Company, the Surviving Corporation and their respective Affiliates, officers, shareholders, directors, employees, agents, advisors and representatives (collectively, the “Company Indemnitees”), and hold such Company Indemnitees harmless from and against, all losses incurred or sustained by Company Indemnitee as a result of or arising out of (i) any inaccuracy or breach of any representation or warranty of the Parent or Merger Sub contained in this Agreement (in the case of any such representation or warranty, without taking into account any qualification as to the materiality, Material Adverse Change or Material Adverse Effect contained in such representation or warranty) or (ii) any breach of any covenant or agreement of the Parent or Merger Sub contained in this Agreement.

Section 9.02                                By the Company.   Subject to the terms and conditions set forth herein, the Company shall indemnify the Parent and its Affiliates, officers, shareholders, directors, employees, agents, advisors and representatives (collectively, the “Parent Indemnitees”) and hold the Parent Indemnitees harmless from and against, all Losses incurred or sustained the Parent Indemnitee as a result of or arising out of (i) any inaccuracy or breach of any warranty, covenant or agreement of the Company contained in or made pursuant to this Agreement (in the case of any such representation or warranty, without taking into account any qualification as to the materiality, material adverse change or material adverse effect contained in such representation or warranty), or (ii) any breach of any covenant or agreement of the Company contained in this Agreement.

Section 9.03                                Indemnification Procedures.  The right of any Company Indemnitee or any Parent Indemnitee, as the case may be (any such indemnitee, an “Indemnitee”), to indemnity with respect to claims for Losses, as the case may be (any such claim, a “Claim”), shall be subject to the following terms and conditions:

(a)           Such Indemnitee shall (i) give the Parent or (ii) the Company, as the case may be (any such recipient of any such notice, the “Indemnifying Parties”), prompt notice of any Claim asserted against or incurred by such Indemnitee, and such Indemnitee shall permit the Indemnifying Parties (at their own expense), subject to Section 9.03(b), to assume the defense of any claim or any litigation resulting therefrom, provided that (i) counsel for the Indemnifying Parties who shall conduct the defense of such claim or litigation shall be reasonably satisfactory to such Indemnitee, (ii) such Indemnitee may participate in such defense at the expense of such Indemnitee and (iii) the failure of such Indemnitee to give notice as provided herein shall not relieve the Indemnifying Parties of their respective indemnification obligations under this Agreement except to the extent that the Indemnifying Parties are materially prejudiced as a result of such failure to give notice.  Except with the prior written consent of such Indemnitee, the Indemnifying Parties, in the defense of any such claim or litigation, shall not consent to entry of any judgment or enter into any settlement that provides for injunctive or other non-monetary relief affecting such Indemnitee, or that would materially increase the Tax liability for any Indemnitee.  After notice from the Indemnifying Parties to such Indemnitee of their election to assume the defense of such claim or action, the Indemnifying Parties shall not be liable to such Indemnitee under this Article IX for any legal or other expenses subsequently incurred by such Indemnitee in connection with the defense thereof, other than legal and other expenses incurred upon the Indemnitee’s assumption of the defense of a litigation, proceeding or claim as contemplated in Section 9.04(b); provided that such Indemnitee shall have the right to employ separate counsel in any such action and to participate in the defense thereof, with the fees and expenses for such counsel being at the expense of the Indemnifying Parties if (i) the employment thereof has been specifically authorized by the Indemnifying Parties or (ii) such Indemnitee shall have been advised by counsel that there may be one or more legal defenses available to it which are different from or additional to those available to the Indemnifying Parties and in the reasonable judgment of such counsel it is advisable for such Indemnitee to employ separate counsel.

(b)           In the event that within thirty (30) days after the Indemnifying Parties’ receipt of an Indemnitee’s delivery of notice of any Claim pursuant to Section 9.04(a), the Indemnifying Parties fail to notify such Indemnitee of their intention to defend, such Indemnitee shall (upon further notice to the Indemnifying Parties) have the right to undertake the defense, compromise, settlement or payment in full of such Claim for the account of the Indemnifying Parties.

Section 9.04                                Insurance.  The amount of any Losses for which indemnification is provided under this Article IX shall be net of any insurance proceeds or other third party reimbursement or indemnification actually received.

ARTICLE X.

TERMINATION

Section 10.01                                Termination.                                This Agreement and the transactions contemplated hereby may be terminated at any time prior to the Effective Time:

(a)           by mutual consent of the Company and the Parent;

(b)           by Company, upon written notice to the Parent, if the conditions set forth in Section 8.01 were not, or cannot reasonably be, satisfied on or before December 31, 2007 unless the failure of any such condition is the result of the material breach of this Agreement by the Company;

(c)           by the Parent and Merger Sub, upon written notice to the Company, if the conditions set forth in Section 8.02 were not, or cannot reasonably be, satisfied on or before December 31, 2007 unless the failure of any such condition is the result of the material breach of this Agreement by the Parent or Merger Sub;

(d)           by the Company, if there was a material breach in any representation, warranty, covenant, agreement or obligation of the Parent or Merger Sub hereunder and such breach (provided it is curable and the Parent and Merger Sub promptly commences its effort to cure) shall not have been remedied on or before December 31, 2007;

(e)           by the Parent and Merger Sub, if there was a material breach in any representation, warranty, covenant, agreement or obligation of the Company hereunder and such breach (provided it is curable and the Company promptly commences its effort to cure) shall not have been remedied on or before December 31, 2007; or

(f)           by the Parent, in accordance with Section 6.08(c); provided, however, that in the event of a termination pursuant to Section 6.08(c), upon the consummation of such Superior Transaction, the Parent shall  be obligated to pay the Fee in accordance with Section 6.08(a).

Section 10.02                                Effect of Termination.  If this Agreement is terminated pursuant to Section 10.01, subject to Article IX and Section 10.01(f), such termination shall be without liability of any Party, or any shareholder, member, partner, director, officer, employee, agent, consultant or representative of such Party, to any other Parties to this Agreement.

ARTICLE XI.

MISCELLANEOUS

Section 11.01                                Notices.  Any notice or other communication required or permitted to be given under this Agreement shall be sufficiently given if sent by express, certified or registered mail, postage prepaid, or by an independent next business day delivery service, or by telefax, addressed as follows:

(a)	If to the Company or the Surviving Corporation, addressed to:

Axion International, Inc.
30 Corey Lane
Watchung, NJ 07069
Telephone: (908) 963-1029
Fax: (908) 757-3244
Attention: President

with a copy to:

Silverman Sclar Shin & Byrne PLLC
381 Park Avenue South
New York, New York 10016
Telephone: (212) 779-8600
Fax: (212) 779-8858
Attention: Peter Silverman, Esq.

(b)	If to the Parent or Merger Sub, addressed to:

8610 N. New Braunfels, Suite 205
San Antonio, TX 78217
Telephone: (210) 657-1500
Fax: (210) 824-8750
Attention: President

with a copy to:

Quick Law Group PC
900 West Pearl Street, Suite 300
Boulder, CO 80302
Telephone: (720) 259-3393
Fax:  (303) 845-7315
Attention: Jeffrey M. Quick, Esq.

or such other address(es) as the Company or Parent shall give notice to the other by like means.  Any such notice or communication shall be deemed to have been given (i) if by personal delivery or by next-day or overnight mail or delivery, on the day received, (ii) if by certified or registered mail, on the third day after the mailing thereof, or (iii) if by fax on the next day following the day on which such fax was sent, provided, that a copy is also sent by certified or registered mail or overnight mail or delivery.

Section 11.02                                Parties in Interest.  This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors, assigns, heirs and legal representatives.

Section 11.03                                No Third Party Beneficiaries.   Except as provided in Article IX with respect to the indemnification of the Company Indemnitees and the Parent Indemnitees hereunder, nothing in this Agreement shall confer any rights upon any person or entity other than the parties hereto and their respective heirs, successors and permitted assigns.

Section 11.04                                Governing Law; Waiver of Jury Trial.

(a)           This Agreement shall be governed in all respects, including as to validity, interpretation and effect, by the internal laws of the State of New York.

(b)           Each Party acknowledges and agrees that any controversy which may arise under this Agreement is likely to involve complicated and difficult issues, and therefore each Party hereby irrevocably and unconditionally waives any right such Party may have to a trial by jury in respect of any litigation directly or indirectly arising out of or relating to this Agreement, or the breach, termination or validity of this Agreement, or the transactions contemplated by this Agreement.  Each party certifies and acknowledges that (i) no representative, agent or attorney of any other party has represented, expressly or otherwise, that such other party would not, in the event of litigation, seek to enforce the foregoing waiver, (ii) each such party understands and has considered the implications of this waiver, (iii) each such party makes this waiver voluntarily, and (iv) each such party has been induced to enter into this Agreement by, among other things, the mutual waivers and certifications in this Section.

Section 11.05                                Submission to Jurisdiction.    Each of the parties hereto submits to the jurisdiction of any state or federal court sitting in County of New York, State of New York, in any action or proceeding arising out of or relating to this Agreement and agrees that all claims in respect of the action or proceeding may be heard and determined in any such court.  Each Party also agrees not to bring any action or proceeding arising out of or relating to this Agreement in any other court.  Each of the Parties waives any defense of inconvenient forum to the maintenance of any action or proceeding so brought and waives any bond, surety, or other security that might be required of any other party with respect thereto.

Section 11.06                                Specific Performance.  Each of the Parties hereto acknowledges and agrees that the other party would be damaged irreparably in the event any of the provisions of this Agreement are not performed in accordance with their specific terms or otherwise are breached. Accordingly, each of the parties agrees that the other party shall be entitled to an injunction or injunctions to prevent breaches of the provisions of this Agreement and to enforce specifically this Agreement and the terms and provisions hereof in any action instituted in any court of the United States or any state thereof having jurisdiction over the parties and the matter (subject to the provisions set forth in Section 11.05), in addition to any other remedy to which it may be entitled, at law or in equity.

Section 11.07                                Assignment.   This Agreement shall not be assignable or otherwise transferable by any party hereto without the prior written consent of the other parties hereto, and any purported assignment or other transfer without such consent shall be void and unenforceable.

Section 11.08                                Amendment; Waivers, etc.   No amendment, modification or discharge of this Agreement, and no waiver hereunder, shall be valid or binding unless set forth in writing and duly executed by the party against whom enforcement of the amendment, modification, discharge or waiver is sought.  Any such waiver shall constitute a waiver only with respect to the specific matter described in such writing and shall in no way impair the rights of the party granting such waiver in any other respect or at any other time.  Neither the waiver by any of the parties hereto of a breach of or a default under any of the provisions of this Agreement, nor the failure by any of the parties, on one or more occasions, to enforce any of the provisions of this Agreement or to exercise any right or privileged hereunder, shall be construed as a waiver of any other breach or default of a similar nature, or as a waiver of any of such provisions, rights or privileges hereunder.  The rights and remedies herein provided are cumulative and none is exclusive of any other, or of any rights or remedies that any party may otherwise have at law or in equity.

Section 11.09                                Severability.  If any provision, including any phrase, sentence, clause, section or subsection, of this Agreement is invalid, inoperative or unenforceable for any reason, such provision shall be valid and enforceable to the fullest extent permitted by law and such circumstances shall not have the effect of rendering such provision in question invalid, inoperative or unenforceable in any other case or circumstance, or of rendering any other provision herein contained invalid, inoperative, or unenforceable to any extent whatsoever.

Section 11.10                                Headings.   The headings contained in this Agreement are for purposes of convenience only and shall not affect the meaning or interpretation of this Agreement.

Section 11.11                                Entire Agreement.  The Schedules and Exhibits hereto are hereby incorporated in and form an integral part of this Agreement.  All understandings and agreements between the parties are merged into this Agreement, which fully and completely expresses their agreement and supersedes any prior agreement or understanding relating to the subject matter hereof.

Section 11.12                                Construction.  The parties hereto have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Agreement.

Section 11.13                                Counterparts.   This Agreement may be executed in one or more counterparts, all of which taken together shall constitute one instrument.  A signature of a party delivered by telecopy or other electronic communication shall constitute an original signature of such party.

[signature page follows]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement and Plan of Merger to be duly executed as of the date first above written.

ANALYTICAL SURVEYS, INC.
By: /s/ Lori Jones Name: Lori Jones Title: Chief Executive Officer

AXION ACQUISITION CORP.
By: /s/ Lori Jones Name: Lori Jones Title: Chief Executive Officer

AXION INTERNATIONAL, INC.
By: /s/ James Kerstein Name: James Kerstein Title: CEO

ARTICLES OF AMENDMENT
OF
ARTICLES OF INCORPORATION
OF
ANALYTICAL SURVEYS, INC.

(Pursuant to Section 7-110-106 of the Business
Corporation Act of the State of Colorado)

Analytical Surveys, Inc. (hereinafter called the “Corporation”), organized and existing under and by virtue of the Business Corporation Act of the State of Colorado, does hereby certify as follows:

  FIRST:  The name of the corporation is Analytical Surveys, Inc.

  SECOND:  The following amendments to the Articles of Incorporation was duly adopted by the Board of Directors of the Corporation by unanimous written consent in accordance with Sections 7-106-105, 7-108-202 and 7-110-103 of the Business Corporation Act of the State of Colorado, and by the shareholders of the Corporation at a meeting of the shareholders held on June [^^], 2008 in accordance with Sections 7-106-105, 7-107-102, 7-110-103 and 7-117-101 of the Business Corporation Act of the State of Colorado:

   THIRD:  Immediately prior to the filing of this Articles of Amendment, the Corporation was authorized to issue 100,000,000 shares of Common Stock, without par value, of which [^^42,022,249] shares were issued and outstanding and 57,977,751shares were unissued.  The Articles of Incorporation is hereby amended to affect a reverse split of the Corporation’s issue and outstanding Common Stock, without par value, in the ratio of one (1) share for every four (4) shares outstanding.  All fractional shares resulting from the reverse split will be rounded up to the next whole share.  As a result of this reverse split, the Corporation will be authorized to issue 100,000,000 shares of Common Stock, without par value, of which approximately 10,505,562 shares will be issued and outstanding and approximately 89,494,438 shares will be unissued.

    FOURTH:  That the Articles of Incorporation is hereby amended by amending Article I to read in its entirety as follows:

ARTICLE I

The name of the corporation is Axion International Holdings, Inc.

 FIFTH:  That the Articles of Incorporation is hereby amended by adding a new Article XV as follows:

ARTICLE XV

To the full extent permitted by law, whenever shareholders are required or permitted to take any action by vote, such action may be taken without a meeting on written consent signed by the holders of outstanding shares having not less than the minimum amount of votes that would be necessary to authorize or to take such action at a meeting at which all of the shares entitled to vote thereon were present and voted, followed by notice of the taking of such action to those holders who have not consented to such action in writing.

A-1

  SIXTH:  That the Articles of Incorporation is hereby amended by adding a new Article XVI as follows:

ARTICLE XVI

Whenever shareholders are required or permitted to take any action by vote, other than the election of directors, such action shall be approved if a quorum exists and the votes cast in favor of the action exceeds the votes cast opposing the action, unless a greater number of affirmative votes is required by this Articles of Incorporation or by law (other than Section 7-117-101 of the Business Corporation Act of the State of Colorado as in effect on June [^^], 2008).

IN WITNESS WHEREOF, the Corporation has caused this Articles of Amendment to be signed by its President this ___ day of June, 2008.

ANALYTICAL SURVEYS, INC.

By:_____________________________
Marc Green, its President

A-2

Audited Financial Statements
of
Axion International, Inc.
for the Period
From Commencement of Operations (November 1, 2007)
through
December 31, 2007

TABLE OF CONTENTS

Financial Statements

Balance Sheet
Statement of Operations
Statement of Changes in Stockholders’ Deficit
Statement of Cash Flows
Notes to Financial Statements

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the board of directors and shareholders of
    Axion International, Inc.

We have audited the accompanying balance sheet of Axion International, Inc. (A Development Stage Company) as of December 31, 2007 and the related statements of operations, changes in shareholders' equity and cash flows for the period from November, 2007 (inception) through December 31, 2007.  These financial statements are the responsibility of the Company's management.  Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States).  Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts in the financial statement.  An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation.  We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above presents fairly, in all material respects, the financial position of Axion International, Inc.(A Development Stage Company) as of December 31, 2007 and the results of its operations and its cash flows for the period  then ended, in conformity with accounting principles generally accepted in the United States of America.

/s/ Jewett, Schwartz, Wolfe and Associates
Jewett, Schwartz, Wolfe and Associates

Hollywood, Florida
April 21, 2008

AXION INTERNATIONAL, INC.
(a development stage company)
BALANCE SHEET

Assets	December 31, 2007,
Current assets:
Cash and cash equivalents	$480,104
Prepaid expenses and other	26,903
Total current assets	507,007
Furniture and equipment, at cost, not yet placed into service	11,397
Intangible assets
License, at acquisition cost	68,284
Total assets	$586,688
Liabilities and Stockholders’ Deficit
Current liabilities:
Accrued liabilities	$25,754
Accrued payroll and related benefits	18,732
Total current liabilities	44,486
Commitments and contingencies
Stockholders’ equity:
Common stock, $1 par value; authorized 1,500 shares; 183.36 shares issued and outstanding at December 31, 2007	183
Additional paid-in capital	610,996
Deficit accumulated during development stage	(68,977)
Total stockholders’ equity	542,202
Total liabilities and stockholders’ equity	$586,688

See accompanying notes to financial statements.

AXION INTERNATIONAL, INC.
(a development stage company)
STATEMENT OF OPERATIONS

From Inception (November, 2007) to December 31, 2007
Revenues	$—

Costs and expenses:
Research and development	22,500
General and administrative	46,477
Total operating costs and expenses	68,977
Loss from operations	(68,977)
Other income (expense):
Total other expense, net	—
Loss before income taxes	(68,977)
Provision for income taxes	—
Net loss available to common stockholders	$(68,977)

Basic and diluted net loss per common share available to common stockholders	$(651.81)

Weighted average common shares:
Basic and diluted	105.86

See accompanying notes to financial statements.

AXION INTERNATIONAL, INC
(a development stage company)
STATEMENT OF CASH FLOWS

From Inception (November, 2007) to December 31, 2007
Cash flows from operating activities:
Net loss	$(68,977)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation, depletion and amortization	—
Issuance of common stock for services	20,000
Changes in operating assets and liabilities:
Prepaid expenses and other	(26,903)
Accounts payable and accrued liabilities	25,754
Accrued payroll and related benefits	18,732
Net cash used in operating activities	(31,394)
Cash flows from investing activities:
Purchase of furniture and equipment	(11,397)
Costs to acquire license	(48,284)
Net cash used in investing activities	(59,681)
Cash flows from financing activities:
Proceeds from short-term note	27,164
Issuance of common stock, net of expenses	544,015
Net cash provided by financing activities	571,179
Net increase in cash	480,104
Cash and cash equivalents at beginning of period	—
Cash and cash equivalents at end of period	$480,104
Supplemental disclosures of cash flow information:
Cash paid for interest	$—
Non-cash financing activities:
Common stock issued for investment banking fees	$20,000
Conversion of notes	$27,164
Common stock issued for license agreement	$20,000

See accompanying notes to financial statements.

AXION INTERNATIONAL, INC
(a development stage company)
STATEMENT OF STOCKHOLDERS’ EQUITY

	Common Stock			Deficit Accumulated
	Shares	Par Value	Additional Paid-in Capital	During Development Stage	Total Stockholders’ Equity
Issuance of common stock to founders	85.00	$85	$(85)	$—	$—
Issuance of common stock for license	15.00	15	19,985	—	20,000
Issuance of common stock for services related to equity placement	54.00	54	19,946	—	20,000
Private placement of common stock, including conversion of note payable to common stock, net of issuance costs	29.36	29	571,150	—	571,179
Net loss				(68,977)	(68,977)
Balances at December 31, 2007	183.36	$183	$610,996	$(68,977)	$542,202
See accompanying notes to financial statements.

AXION INTERNATIONAL, INC.
(a development stage company)
NOTES TO FINANCIAL STATEMENTS
December 31, 2007

(1)	Description of Business and Basis of Presentation.

Axion International, Inc., (“Axion”, “the Company”, “we”  “us”) was incorporated on August 6, 2006 with operations commencing in November 2007, as a Delaware corporation.  Axion is the exclusive licensee of revolutionary patented technologies developed for the production of structural plastic products such as railroad crossties, bridge infrastructure, utility poles, marine pilings and bulk heading.  We believe these technologies, which were developed by scientists at Rutgers University (“Rutgers”), can transform recycled consumer and industrial plastics into structural products which are more durable and have a substantially greater useful life than traditional products made from wood, steel and concrete.  In addition, we believe our recycled composite products will result in substantial reduction in greenhouse gases and also offer flexible design features not available in standard wood, steel or concrete products.

Development Stage Company.  The accompanying financial statements have been prepared in accordance with the Statement of Financial Accounting Standards (“SFAS”) No. 7 ” Accounting and Reporting by Development-Stage Enterprises ”.  A development-stage enterprise is one in which planned principal operations have not commenced or if its operations have commenced, there has been no significant revenues there from.  Axion has not yet manufactured or distributed products. To date, our operations consist of raising capital and preparing for our first commercial product sale. There is no guarantee that we will be able to sell product or generate revenues.

Reverse Merger.  On November 20, 2007, we entered into an Agreement and Plan of Merger (the “Merger Agreement”), among Axion, Analytical Surveys, Inc, (“ASI”) a Colorado company that is publicly traded on the NASD Over the Counter Bulletin Board under the symbol ANLT.OB, and Axion Acquisition Corp., a Delaware corporation and direct wholly-owned subsidiary of ASI (the “Merger Sub”).  See footnote 8.

(2)	Summary of Significant Accounting Policies

Cash and Cash Equivalents.  We consider all highly liquid investments with maturities of three months or less to be cash equivalents.  Our investments are subject to potential credit risk. Our cash management and investment policies restrict investments to low-risk, highly liquid securities.

Income Taxes.  Income taxes are reflected under the liability method, which establishes deferred tax assets and liabilities to be recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

U.S. generally accepted accounting principles require that we record a valuation allowance against deferred tax assets if it is “more likely than not” that we will not be able to utilize it to offset future taxes.  Because we are a development stage company and have no history of profitable operations, we have not recognized any of this net deferred tax asset.  We currently provide for income taxes only to the extent that we expect to pay cash taxes (primarily state taxes and the federal alternative minimum tax) on current taxable income.

Use of Estimates.  The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date the financial statements and the reported amount of revenues and expenses during the reporting period.  Actual results could differ from those estimates.

Fair Value of Financial Instruments.  SFAS No. 107, “Disclosures about Fair Value of Financial Instruments”, requires that we disclose estimated fair values of financial instruments. The carrying amounts reported in the statements of financial position for current assets and current liabilities qualifying as financial instruments are a reasonable estimate of fair value.

Property and Equipment:  Property and equipment is recorded at cost and depreciated over the estimated useful lives of the assets using principally the straight-line method. When items are retired or otherwise disposed of, income is charged or credited for the difference between net book value and proceeds realized thereon.  Ordinary maintenance and repairs are charged to expense as incurred, and replacements and betterments are capitalized.  The range of estimated useful lives to be used to calculate depreciation for principal items of property and equipment are as follow:

Asset Category	Depreciation/ Amortization Period
Furniture and Fixture	5 Years
Computer equipment	3 Years
Leasehold improvements	5 Years

Goodwill and Intangible Assets:  We have adopted SFAS No. 142, “Goodwill and Other Intangible Assets”, (“SFAS No. 142”). As a result, we do not amortize goodwill, and instead annually evaluates the carrying value of goodwill for impairment, in accordance with the provisions of SFAS No. 142. Goodwill represents the excess of the cost of investments in subsidiaries over the fair value of the net identifiable assets acquired.  We hold licenses and expect both licenses and the cash flow generated by the use of the licenses to continue indefinitely due to the likelihood of continued renewal at little or no cost.

Impairment of Long-Lived Assets:  In accordance with SFAS No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets ” assets such as property, plant, and equipment, and purchased intangibles, are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Goodwill and other intangible assets are tested for impairment annually. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset to estimated undiscounted future cash flows expected to be generated by the asset. If the carrying amount of an asset exceeds its estimated future cash flows, an impairment charge is recognized by the amount by which the carrying amount of the asset exceeds the fair value of the asset.  There were no events or changes in circumstances that necessitated a review of impairment of long lived assets.

Loss per share:  We have adopted SFAS No. 128, "Earnings per Share."  Loss per common share is computed by dividing loss available to common shareholders by the weighted average number of common shares outstanding during the period. There were no dilutive securities outstanding for the period ended December 31, 2007

Concentration of credit risk: Financial instruments, which potentially subject the Company to concentration of credit risk, consist primarily of cash and bank certificates of deposit. These accounts are maintained with financial institutions insured by the Federal Deposit Insurance Corporation ("FDIC") up to $100,000. At December 31, 2007, the balances at various financial institutions over the FDIC insured limit relating to cash and cash equivalents totaled approximately $480,000. We believe these balances are not at risk as they are held by sound financial institutions.

Stock Based Compensation:  SFAS No. 123, Accounting for Stock-Based Compensation, (“SFAS No. 123”) established accounting and disclosure requirements using a fair-value based method of accounting for stock-based employee compensation. In accordance with SFAS No. 123, we elected to continue accounting for stock based compensation using the intrinsic value method prescribed by Accounting Principles Board Opinion No. 25, " Accounting for Stock Issued to Employees ."

We account for stock awards issued to nonemployees in accordance with the provisions of SFAS No. 123 and Emerging Issues Task Force (“EITF”) Issue No. 96-18  Accounting for Equity Instruments that are Issued to Other Than Employees for Acquiring, or in Conjunction with Selling Goods or Services (“EITF 96-18”) ..  Under SFAS No. 123 and EITF 96-18, stock awards to nonemployees are accounted for at their fair value as determined under Black-Scholes option pricing model.

In December 2004, the Financial Accounting Standards Board “FASB” issued a revision of SFAS No. 123 ("SFAS No. 123(R)") that requires compensation costs related to share-based payment transactions to be recognized in the statement of operations. With limited exceptions, the amount of compensation cost will be measured based on the grant-date fair value of the equity or liability instruments issued. In addition, liability awards will be re-measured each reporting period. Compensation cost will be recognized over the period that an employee provides service in exchange for the award. SFAS No. 123(R) replaces SFAS No. 123 and is effective as of the beginning of January 1, 2006.

On October 10, 2006, the FASB issued Financial Statement Position (“FSP”) FAS No. 123(R)-5, “ Amendment of FASB Staff Position FAS 123(R)-1 “Classification and Measurement of Freestanding Financial Instruments Originally issued in Exchange of Employee Services under FASB Statement No. 123(R) ”.  The FSP provides that instruments that were originally issued as employee compensation and then modified, and that modification is made to the terms of the instrument solely to reflect an equity restructuring that occurs when the holders are no longer employees, then no change in the recognition or the measurement (due to a change in classification) of those instruments will result if both of the following conditions are met: (a). There is no increase in fair value of the award (or the ratio of intrinsic value to the exercise price of the award is preserved, that is, the holder is made whole), or the antidilution provision is not added to the terms of the award in contemplation of an equity restructuring; and (b). All holders of the same class of equity instruments (for example, stock options) are treated in the same manner. The provisions in this FSP shall be applied in the first reporting period beginning after the date the FSP is posted to the FASB website.

Stock Issuance Costs.  Stock issuance costs consist primarily of placement fees and expenses and professional fees. These expenses are charged against the related proceeds from the sale of our stock in the periods in which they occur or are charged to expense in the event of a terminated stock issuance.

Recent Accounting Pronouncements

On December 21, 2007 the Securities and Exchange Commission (“SEC”) staff issued Staff Accounting Bulletin (“SAB”) No. 110 (“SAB 110”), which, effective January 1, 2008, amends and replaces SAB 107, “ Share-Based Payment ” (“SAB 107”). SAB 110 expresses the views of the SEC staff regarding the use of a "simplified" method in developing an estimate of expected term of "plain vanilla" share options in accordance with SFAS 123(R),  Under the "simplified" method, the expected term is calculated as the midpoint between the vesting date and the end of the contractual term of the option. The use of the "simplified" method, which was first described in SAB 107, was scheduled to expire on December 31, 2007. SAB 110 extends the use of the "simplified" method for "plain vanilla" awards in certain situations. The SEC staff does not expect the "simplified" method to be used when sufficient information regarding exercise behavior, such as historical exercise data or exercise information from external sources, becomes available. We are currently evaluating the potential impact that the adoption of SAB 110 could have on our financial statements.

In December 2007, the FASB issued SFAS No. 141(R), “Business Combinations” (“SFAS No. 141(R)”). This Statement replaces SFAS No. 141,  Business Combinations , and requires an acquirer to recognize the assets acquired, the liabilities assumed, including those arising from contractual contingencies, any contingent consideration, and any noncontrolling interest in the acquiree at the acquisition date, measured at their fair values as of that date, with limited exceptions specified in the statement. SFAS No. 141(R) also requires the acquirer in a business combination achieved in stages (sometimes referred to as a step acquisition) to recognize the identifiable assets and liabilities, as well as the noncontrolling interest in the acquiree, at the full amounts of their fair values (or other amounts determined in accordance with SFAS No. 141(R)). In addition, SFAS No. 141(R)'s requirement to measure the noncontrolling interest in the acquiree at fair value will result in recognizing the goodwill attributable to the noncontrolling interest in addition to that attributable to the acquirer.  SFAS No. 141(R) amends SFAS No. 109,  Accounting for Income Taxes , to require the acquirer to recognize changes in the amount of its deferred tax benefits that are recognizable because of a business combination either in income from continuing operations in the period of the combination or directly in contributed capital, depending on the circumstances. It also amends SFAS No. 142, to, among other things; provide guidance on the impairment testing of acquired research and development intangible assets and assets that the acquirer intends not to use. SFAS No. 141(R) applies prospectively to business combinations for which the acquisition date is on or after the beginning of the first annual reporting period beginning on or after December 15, 2008. We are currently evaluating the potential impact that the adoption of SFAS No. 141(R) could have on our financial statements.

In December 2007, the FASB issued SFAS No. 160, “Noncontrolling Interests in Consolidated Financial Statements ” (“SFAS No. 160”), which amends Accounting Research Bulletin 51,  Consolidated Financial Statements , to establish accounting and reporting standards for the noncontrolling interest in a subsidiary and for the deconsolidation of a subsidiary. It also clarifies that a noncontrolling interest in a subsidiary is an ownership interest in the consolidated entity that should be reported as equity in the consolidated financial statements. SFAS No. 160 also changes the way the consolidated income statement is presented by requiring consolidated net income to be reported at amounts that include the amounts attributable to both the parent and the noncontrolling interest. It also requires disclosure, on the face of the consolidated statement of income, of the amounts of consolidated net income attributable to the parent and to the noncontrolling interest. SFAS No. 160 requires that a parent recognize a gain or loss in net income when a subsidiary is deconsolidated and requires expanded disclosures in the consolidated financial statements that clearly identify and distinguish between the interests of the parent owners and the interests of the noncontrolling owners of a subsidiary. SFAS No. 160 is effective for fiscal periods, and interim periods within those fiscal years, beginning on or after December 15, 2008. We do not expect the adoption of SFAS No. 160 to have a material impact on our financial statements.

In February 2007, Financial the FASB issued SFAS No. 159, “The Fair Value Option for Financial Assets and Financial Liabilities ”   (“SFAS No. 159”), which provides companies with an option to report selected financial assets and liabilities at fair value with the changes in fair value recognized in earnings at each subsequent reporting date. SFAS No. 159 provides an opportunity to mitigate potential volatility in earnings caused by measuring related assets and liabilities differently, and it may reduce the need for applying complex hedge accounting provisions. If elected, SFAS No. 159 is effective for fiscal years beginning after November 15, 2007. Management is currently evaluating the impact that this statement may have on our results of operations and financial position, and has yet to make a decision on the elective adoption of SFAS No. 159.

In September 2006, the FASB issued SFAS No. 157, "Fair Value Measurements" (“SFAS No. 157”). SFAS No. 157 provides guidance for using fair value to measure assets and liabilities. SFAS No. 157 addresses the requests from investors for expanded disclosure about the extent to which companies measure assets and liabilities at fair value, the information used to measure fair value and the effect of fair value measurements on earnings. SFAS No. 157 applies whenever other standards require (or permit) assets or liabilities to be measured at fair value, and does not expand the use of fair value in any new circumstances. SFAS No. 157 is effective for financial statements issued for fiscal years beginning after November 15, 2007 and will be adopted by the Company in the first quarter of fiscal year 2009. We are unable at this time to determine the effect that the adoption of SFAS No. 157 will have on our results of operations and financial condition.

In July 2006, the FASB Interpretation No. 48, "Accounting for Uncertainty in Income Taxes, an interpretation of FASB Statement No. 109 " (“FIN 48”). FIN 48 clarifies the accounting for uncertainty in income taxes by prescribing the recognition threshold a tax position is required to meet before being recognized in the financial statements. It also provides guidance on derecognition, classification, interest and penalties, accounting in interim periods, disclosure and transition. The cumulative effects, if any, of applying FIN 48 will be recorded as an adjustment to retained earnings as of the beginning of the period of adoption. FIN 48 is effective for fiscal years beginning after December 15, 2006, and we are required to adopt it in the first quarter of fiscal year 2008. We are currently evaluating the effect that the adoption of FIN 48 will have on our results of operations and financial condition and are not currently in a position to determine such effects, if any.

In June 2006, the FASB ratified EITF Issue No. 06−3 (“EITF 06-3”), “How Taxes Collected from Customers and Remitted to Governmental Authorities Should Be Presented in the Income Statement (That Is, Gross versus Net Presentation) .” EITF 06−3 applies to any tax assessed by a governmental authority that is directly imposed on a revenue producing transaction between a seller and a customer. EITF 06−3 allows companies to present taxes either gross within revenue and expense or net. If taxes subject to this issue are significant, a company is required to disclose its accounting policy for presenting taxes and the amount of such taxes that are recognized on a gross basis. EITF 06−3 is required to be adopted during the first quarter of fiscal year 2008. We are a development stage and taxes are currently not material to our financial statements.

In March 2006, the FASB issued SFAS No. 156, “Accounting for Servicing of Financial Assets — an amendment of FASB Statement No. 140 ”   (“SFAS No. 156”). SFAS No. 156 requires an entity to recognize a servicing asset or servicing liability each time it undertakes an obligation to service a financial asset by entering into a servicing contract in specific situations. Additionally, the servicing asset or servicing liability is initially measured at fair value; however, an entity may elect the “amortization method” or “fair value method” for subsequent reporting periods. SFAS No. 156 is effective beginning fiscal year 2008. We do not expect the adoption of SFAS No. 156 to have a material effect on our results of operations and financial condition.

(3) Property, Plant and Equipment

In December 2007, we purchased certain equipment and furniture totaling approximately $11,000.  These assets will be placed into service in January 2008 and depreciated over estimated lives of three years.

(4) Intangibles and Exclusive Agreement

In February 2007, we acquired an exclusive, royalty-bearing license agreement (“License”) in specific but broad global territories to make, have made, use, sell, offer for sale, modify, develop, import, export products made using patent applications owned by Rutgers University.  We plan to use such these revolutionary patented technologies in the production of structural plastic products such as railroad crossties, bridge infrastructure, utility poles, marine pilings and bulk heading.

We paid approximately $32,000 and issued 15 shares of our common stock as consideration to Rutgers.  We have estimated the fair market value of the consideration received in exchange for the shares totaled approximately $20,000.   We have recorded these amounts, as well as legal expenses we incurred to acquire the license, as an intangible asset.  The license has an indefinite life and will be tested for impairment on an annual basis.

We are obligated to pay 1.5-3.0% royalties on various product sales to Rutgers, subject to a minimum of $10,000 in calendar year 2008, increasing to and remaining constant at $200,000 by and after calendar 2011.

(5) Stockholder’s Equity

We are authorized to issue 1,500 shares of common stock, $1.00 par value. There were 183.36 common shares issued and outstanding as of December 31, 2007.

In August 2006, we issued 85 shares of our common stock to founding stockholders without consideration.

In February 2007, we issued 15 shares of our common stock to Rutgers University as partial consideration for issuance of an exclusive license agreement to the Company.  We have estimated the fair market value of those shares to be $20,000.

In November, 2007, we issued 54 shares of our common stock to Regal Capital LLC (“Regal’) as payment for management consulting services rendered which totaled approximately $20,000.  We also entered into an agreement (“Agreement”) engaging Regal to render management consulting services to us.  The Agreement provides for a payment of a $230,000 fee structured over time,.  We accounted for the entire fee as a cost of raising capital and reduced the proceeds of the private placement completed in December 2007 accordingly.  As of December 31, 2007, we had paid $100,000 cash pursuant to the Agreement.

In December 2007, we completed a private placement of 38.74 common shares subscribed for issuance at $26,150 per share, with gross proceeds totaling $1,012,964.  We issued 28.32 shares of unregistered common stock to various investors for $740,750 cash, and 1.04 shares to repay $27,164 a note payable, and accepted notes and accounts receivable totaling $245,050 for the subscription of 9.39 shares.  Subsequent to year end, we cancelled the subscription of 8.39 of the subscribed shares and replaced them with 8.60 shares issued to another shareholder for $225,000 cash.  We recorded net proceeds totaling $544,105, net of transaction costs.  Transaction costs included $120,000 consulting fees that approximately $77,000 in legal fees.

(6) Related Party Transactions

Pursuant to an agreement dated December 6, 2007, Regal agreed to provide Axion with management consulting services.  Mr. Mike Martin, an officer and director of Axion, is the managing member of Regal.  As compensation, Axion agreed to pay Regal (i) 54 shares of Common Stock of Axion, (ii) a monthly fee of $10,000 each during the term of the consulting services, and (iii) an additional $230,000.

(7) Income Taxes

The provisions (benefit) for income taxes from continued operations for the years ended December 31, 2007 and from inception consist of the following:

Inception to December 31, 2007
Current:	$-
-
Deferred benefit:	$27,400

Valuation allowance	(27,400)
(Benefit) provision for income taxes, net	$-

The difference between income tax expense computed by applying the federal statutory corporate tax rate and actual income tax expense is as follows:

Inception to December 31, 2007
Combined statutory income tax rate	40.0%

Valuation allowance	(40.0)%
Effective tax rate	-0-

Deferred income taxes result from temporary differences in the recognition of income and expenses for the financial reporting purposes and for tax purposes. The tax effect of these temporary differences representing deferred tax asset and liabilities result principally from the following:

December 31, 2007

Net operating loss carryforward	$27,400
Valuation allowance	(27,400)

Deferred income tax asset	$-

The Company has a net operating loss carryforward of approximately $67,400 available to offset future taxable income through 2028.

(8) Subsequent Event

On March 20, 2008 (the “Effective Date”), we completed an Agreement and Plan of Merger (the “Merger Agreement”), among Axion, ASI, and Axion Acquisition Corp, (the “Merger Sub”).  Pursuant to the Merger Agreement, the Merger Sub was merged into Axion, with Axion continuing as the surviving corporation and a wholly-owned subsidiary of ASI.   Pursuant to the merger, each issued and outstanding share of Axion became 190,519 shares of common stock of ASI, or 36,762,521 shares in the aggregate constituting approximately 90.7% of the issued and outstanding capital stock of the Company.  A copy of the Merger Agreement was filed as Exhibit 2.1 to ASI’s Current Report of Form 8-K, filed with the Securities and Exchange Commission on November 23, 2007.

Unaudited Pro Forma
Combined Financial Information

PRO FORMA FINANCIAL INFORMATION

The following unaudited  pro forma combined financial information is based on the historical financial statements of Axion International, Inc. (“Axion”) and Analytical Surveys, Inc. (“ASI”) and gives effect to the acquisition (the “Acquisition”) of Axion by ASI. The Acquisition will be accounted for as a reverse merger in the form of a recapitalization with Axion as the successor.  The pro forma balance sheet assumes the Acquisition occurred as of December 31, 2007.  The pro forma statement of operations assumes the Acquisition occurred as of January 1, 2007.

The unaudited pro forma combined financial information should be read in conjunction with the notes thereto and with the historical financial statements and related notes of ASI and Axion.  The uaudited pro forma combined financial information is presented for illustrative purposes only. It is not necessarily indicative of the operating results or financial position that would have occurred if the Acquisition had been consummated at the beginning of the period indicated, nor is such information indicative of the future operating results or financial position after the Acquisition.  The pro forma adjustments are based on currently available information and certain assumptions and estimates; however, the actual amounts may differ from the pro forma amounts.

On March 20, 2008 (the “Effective Date”), ASI consummated the transaction contemplated by the Agreement and Plan of Merger (the “Merger Agreement”), among ASI, Axion Acquisition Corp., a Delaware corporation and direct wholly-owned subsidiary of ASI (the “Merger Sub”), and Axion.  Pursuant to the Merger Agreement, the Merger Sub was merged into Axion, with Axion continuing as the surviving corporation and a wholly-owned subsidiary of ASI.   Pursuant to the merger, each issued and outstanding share of Axion became 190,519 shares of common stock of ASI, or 36,762,521 shares in the aggregate constituting approximately 90.7% of the issued and outstanding capital stock of ASI.

PRO FORMA UNAUDITED CONDENSED CONSOLIDATED FINANCIAL INFORMATION
Balance Sheet as of December 31, 2007

The following pro forma unaudited consolidated financial information gives effect to the acquisition of Analytical Surveys, Inc. (the “Acquisition”). This pro forma balance sheet assumes the transactions occurred as of December 31, 2007.  The pro forma unaudited consolidated financial information is presented for illustrative purposes only. It is not necessarily indicative of the operating results or financial position that would have occurred if the Acquisition had been consummated at the beginning of the period indicated, nor is such information indicative of the future operating results or financial position of Axion or ASI after the Acquisition.

AXION INTERNATIONAL, INC. AND ANALYTICAL SURVEYS, INC.
PRO FORMA COMBINED BALANCE SHEET
December 31, 2007
(UNAUDITED)

	Axion International, Inc.	Analytical Surveys, Inc.	Pro Forma Adjustments		Post Acquisition
ASSETS

CURRENT ASSETS
Cash and cash equivalents	$480,104	$153,835	$(75,000)	(1)	$558,939
Accounts receivable, net	-	97,636	-		97,636
Prepaid expenses and other current assets	26,903	30,418	-		57,321
Assets held for resale	-	-	-		-
Total Current Assets	507,007	281,889	(75,000)		713,896

Oil and gas properties, net of depletion	-	555,428	-		555,428
Property and equipment, net	11,397	9,741	-		21,138
Intangible assets, net	68,284	-	-		68,284
Total Assets	$586,688	$847,058	$(75,000)		$1,358,746

LIABILITIES AND SHAREHOLDERS' EQUITY

CURRENT LIABILITIES
Convertible debenture, net of discount	$-	$1,073,705	$-		$1,073,705
Capital leases payable	-	8,669	-		8,669
Accounts payable	-	47,476	-		47,476
Accrued liabilities	25,754	236,847	-		262,601
Accrued payroll	18,732	154,243	-		172,975
Total Current Liabilities	44,486	1,520,940	-		1,565,426

Asset retirement obligations		6,293			6,293
SHAREHOLDERS' EQUITY
Common Stock, $1.00 par value; 183.36 shares issued and outstanding	183	-	(183)	(1)	-
Additional paid-in capital	610,996	-	183	(1)	611,179
Common Stock, 100,000,000 shares authorized, no par value, 4,009,728 shares actual and 38,943,292 pro forma shares issued and outstanding	-	38,136,353	(38,136,353)	(1)	-
Deficit accumulated during development stage/Accumulated deficit	(68,977)	(38,816,528)	38,061,353	(1)	(824,152)
Total Shareholders' Equity (Deficit)	542,202	(680,175)	(75,000)		(212,973)

Total Liabilities & Shareholders' Equity	$586,688	$847,058	$(75,000)		$1,358,746

AXION INTERNATIONAL, INC. AND  ANALYTICAL SURVEYS, INC.
PRO FORMA COMBINED BALANCE SHEET
NOTES
DECEMBER 31, 2007

(1)	Adjustment (reduction in) common stock/paid in capital was computed as follows:

Fair value of net assets acquired:		$847,058
Consideration given:
Fair value of liabilities assumed	$1,527,233
Direct expenses associated with acquisition –assumed to be paid at closing	75,000	1,602,233
Net liabilities acquired over fair value of assets, recorded as increase in deficit accumulated during development stage		$755,175

PRO FORMA UNAUDITED CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS
For the quarter and year ended December 31, 2007

The following pro forma unaudited consolidated financial information gives effect to the Acquisition and assumes the transactions occurred as of January 1, 2007. The pro forma unaudited consolidated financial information is presented for illustrative purposes only. It is not necessarily indicative of the operating results or financial position that would have occurred if the Acquisition had been consummated at the beginning of the period indicated, nor is such information indicative of the future operating results or financial position of Axion or ASI, after the Acquisition.

AXION INTERNATIONAL, INC. AND  ANALYTICAL SURVEYS, INC.
PRO FORMA COMBINED STATEMENTS OF OPERATIONS
FOR THE QUARTER ENDED DECEMBER 31, 2007
(UNAUDITED)

	Axion International, Inc.	Analytical Surveys, Inc.	Effect of Analytical Surveys, Inc. Acquisition	Post Acquisition
Revenue	$—	$143,157	$—	$143,157
Operating expenses	68,977	227,853		296,830
Loss from operations	(68,977)	(84,696)	—	(153,673)
Other (income) expense, net	—	106,566	—	106,566
Loss before income taxes	(68,977)	(191,262)	—	(260,239)
Provision for income taxes	—	—	—	—
Net loss	(68,977)	(191,262)	—	(260,239)
Dividends on preferred stock	—	4,940	—	4,940
Net loss available to common shareholders	$(68,977)	$(196,202)	$—	$(265,179)
Weighted average shares outstanding – basic and diluted	128.29	3,789,256	24,441,555	28,230,939
Loss per share –basic and diluted	$(537.66)	$(0.05)		$(0.10)

Pro forma earnings per share are computed giving effect to 190,519 common shares of Analytical Surveys, Inc., exchanged for each share of Axion International, Inc.

AXION INTERNATIONAL, INC. AND  ANALYTICAL SURVEYS, INC.
PRO FORMA COMBINED STATEMENTS OF OPERATIONS
FOR THE YEAR ENDED DECEMBER 31, 2007
(UNAUDITED)

	Axion International, Inc.	Analytical Surveys, Inc.	Effect of Analytical Surveys, Inc. Acquisition	Post Acquisition
Revenue	$—	$585,682	$—	$585,682
Operating expenses	68,977	3,580,290		3,649,267
Loss from operations	(68,977)	(2,994,608)	—	(3,063,585)
Other (income) expense, net	—	(1,539,384)	—	(1,539,384)
Loss before income taxes	(68,977)	(4,533,992)	—	(4,602,969)
Provision for income taxes	—	—	—	—
Net loss	(68,977)	(4,533.992)	—	(4,602,969)
Dividends on preferred stock	—	19,600	—	19,600
Net loss available to common shareholders	$(68,977)	$(4,533,592)	$—	$(4,622,569)
Weighted average shares outstanding – basic and diluted	105.82	3,784,517	20,160,615	23,945,238
Loss per share –basic and diluted	$(651.83)	$(0.05)		$(0.19)

Pro forma earnings per share are computed giving effect to 190,519 common shares of Analytical Surveys, Inc., exchanged for each share of Axion International, Inc.

Audited Financial Statements
of
Analytical Surveys, Inc.
as of and for the
Two Years Ended September 30, 2007

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Shareholders of
  Analytical Surveys, Inc.

We have audited the accompanying consolidated balance sheet of Analytical Surveys, Inc. and Subsidiaries as of September 30, 2007, and the related consolidated statements of operations, stockholders’ equity and cash flows the year then ended.  These consolidated financial statements are the responsibility of the Company’s management.  Our responsibility is to express an opinion on these consolidated financial statements based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement.  An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements.  An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation.  We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Analytical Surveys, Inc. and Subsidiaries as of September 30, 2007, and the results of their operations and their cash flows for the year then ended in conformity with U. S. generally accepted accounting principles.

The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern.  As discussed in Note 2 to the consolidated financial statements, the Company has suffered significant operating losses in 2007 and prior years and does not currently have external financing in place to fund working capital requirements, which raises substantial doubt about the Company’s ability to continue as a going concern.  Management’s plans in regard to this matter are also described in Note 2.  The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/s/ Malone & Bailey, PC
www.malone-bailey.com
Houston, Texas
January 11, 2008

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Shareholders of
  Analytical Surveys, Inc.

We have audited the accompanying consolidated statements of operations, stockholders’ equity and cash flows of Analytical Surveys, Inc. and Subsidiaries for the year ended September 30, 2006.  These consolidated financial statements are the responsibility of the Company’s management.  Our responsibility is to express an opinion on these consolidated financial statements based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement.  An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements.  An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation.  We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the consolidated statements of operations, stockholders’ equity and cash flows of Analytical Surveys, Inc. and Subsidiaries for the year ended September 30, 2006, are presented fairly, in all material respects, in conformity with U. S. generally accepted accounting principles.

The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern.  As discussed in Note 2 to the consolidated financial statements, the Company has suffered significant operating losses in 2006 and prior years and does not currently have external financing in place to fund working capital requirements, which raises substantial doubt about the Company’s ability to continue as a going concern.  The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/s/ PANNELL KERR FORSTER OF TEXAS, P.C.

December 20, 2006
Houston, Texas

ANALYTICAL SURVEYS, INC.
AND SUBSIDIARIES

Consolidated Balance Sheet

September 30, 2007
(In thousands)

Assets	2007
Current assets:
Cash and cash equivalents	$426
Accounts receivable, net of allowance for doubtful accounts of $0	100
Prepaid expenses and other	19
Total current assets	545
Oil and natural gas properties and equipment; full cost method of accounting
Proved properties	677
Unproved properties	25
Less accumulated depletion	(97)
Net oil and natural gas properties and equipment	605
Equipment and leasehold improvements, at cost:
Equipment	198
Furniture and fixtures	36
Leasehold improvements	8
242
Less accumulated depreciation and amortization	(216)
Equipment and leasehold improvements, net	26
Total assets	$1,176
Liabilities and Stockholders’ Equity
Current liabilities:
Senior secured convertible note	$1,643
Current portion of capital lease obligations	13
Accounts payable – trade	216
Accrued liabilities	152
Due to insurer	100
Accrued payroll and related benefits	144
Total current liabilities	2,268
Long-term liabilities:
Asset retirement obligations	6
Total liabilities	2,274
Commitments and contingencies
Stockholders’ deficit:
Convertible preferred stock, no par value; authorized 2,500 shares; 280 shares issued and outstanding	261
Common stock, no par value; authorized 100,000 shares; 3,789 issued and outstanding	37,261
Accumulated deficit	(38,620)
Total stockholders’ deficit	(1,098)
Total liabilities and stockholders’ deficit	$1,176

See accompanying notes to consolidated financial statements.

ANALYTICAL SURVEYS, INC.
AND SUBSIDIARIES

Consolidated Statements of Operations

Years ended September 30, 2007 and 2006
(In thousands, except per share amounts)

	2007	2006

Revenues
GIS services	$398	$4,313
Oil and gas	188	7
Total revenues	586	4,320

Costs and expenses:
Salaries, wages and benefits	641	2,694
Subcontractor costs	—	522
Other general and administrative	776	1,237
Lease operating expenses	42	3
Impairment of oil and gas properties	2,005	—
Depreciation, depletion and amortization	117	63
Total operating costs	3,581	4,519
Loss from operations	(2,995)	(199)
Other income (expense):
Interest expense, net	(1,324)	(177)
Gain (loss) on sale of assets	(30)	39
Gain on extinguishment of debt	—	61
Other expense, net	(185)	(59)
Total other expense, net	(1,539)	(136)
Loss before income taxes	(4,534)	(335)
Provision for income taxes	—	—
Net loss	(4,534)	(335)
Deemed dividend associated with beneficial
conversion feature of preferred stock	—	(30)
Dividends on preferred stock	(20)	(18)
Net loss available to common stockholders	$(4,554)	$(383)

Basic and diluted net loss per common share	$(1.20)	$(0.10)
Preferred stock dividends per common share	(0.01)	(0.01)
Basic and diluted net loss available to common shareholders	$(1.21)	$(0.11)

Weighted average common shares:
Basic	3,785	3,383
Diluted	3,785	3,383

See accompanying notes to consolidated financial statements.

ANALYTICAL SURVEYS, INC.
AND SUBSIDIARIES

Consolidated Statements of Stockholders’ Equity

Years ended September 30, 2007 and 2006
(In thousands)

	Convertible Preferred Stock		Common Stock		Accumulated	Total Stockholders’
	Shares	Amount	Shares	Amount	Deficit	Equity
Balances at September 30, 2005	—	$—	2,869	$35,312	$(33,683)	$1,629
Common stock issued in exchange for redeemable preferred stock	—	—	318	300	—	300
Common stock issued pursuant to consulting agreement for equity transactions, net of issuance costs for convertible preferred stock of $88	—	—	75	—	—	—
Common stock issued for legal services rendered, net of issuance costs for convertible preferred stock of $15	—	—	10	—	—	—
Common stock issued for the purchase of equipment and oil and gas working interests, net of issuance costs of $9	—	—	129	191	—	191
Issuance of convertible preferred stock and warrants, net of issuance costs of $64	760	678	—	18	—	696
Issuance of Class E warrants, net of issuance costs of $7	—	—	—	73	—	73
Common stock issued for the conversion of preferred stock	(480)	(447)	378	447	—	—
Deemed dividend associated with beneficial conversion feature of preferred stock	—	30	—	—	(30)	—
Dividends on convertible preferred stock	—	—	—	—	(18)	(18)
Net loss	—	—	—	—	(335)	(335)
Balances at September 30, 2006	280	261	3,779	36,341	(34,066)	$2,536
Amortization of stock-based compensation	—	—	—	17	—	17
Registration costs for Class E Warrants and Senior Notes	—	—	—	(38)	—	(38)
Warrants issued pursuant to Convertible Notes	—	—	—	628	—	628
Beneficial conversion feature of Convertible Notes	—	—	—	308	—	308
Partial conversion of Convertible Note, net of discount and preferred financing costs	—	—	10	5	—	5
Dividends on preferred stock	—	—	—	—	(20)	(20)
Net loss	—	—	—	—	(4,534)	(4,534)
Balances at September 30, 2007	280	$261	3,789	$37,261	$(38,620)	$(1,098)
See accompanying notes to consolidated financial statements.

ANALYTICAL SURVEYS, INC.
AND SUBSIDIARIES

Consolidated Statements of Cash Flows

Years ended September 30, 2007 and 2006
(In thousands)

	2007	2006

Cash flows from operating activities:
Net loss	$(4,534)	$(335)
Adjustments to reconcile net loss to net cash provided by (used in) operating activities:
Depreciation, depletion and amortization	117	63
Amortization of stock-based compensation expenses	17	—
Accretion of interest expense on convertible note	978	37
Amortization of deferred financing costs	316	115
Accretion of interest expense on preferred stock	—	52
Gain on extinguishment of debt	—	(61)
Loss (gain) on disposal of assets	30	(39)
Impairment of oil and gas properties	2,005	—
Changes in operating assets and liabilities:
Accounts receivable, net	1,222	207
Revenue earned in excess of billings, net	49	1,542
Prepaid expenses and other	74	(12)
Billings in excess of revenue earned	(99)	(326)
Accounts payable and other accrued liabilities	164	(641)
Accrued payroll and related benefits	11	(555)
Net cash provided by in operating activities	350	47
Cash flows from investing activities:
Purchase of equipment	(20)	—
Investment in oil and gas properties	(951)	(1,819)
Cash proceeds from sale of assets	278	112
Net cash used in investing activities	(693)	(1,707)
Cash flows from financing activities:
Principal payments on long-term debt	(16)	(28)
Issuance of convertible preferred stock and warrants	—	760
Dividends paid on preferred stock	—	(8)
Principal payment on convertible note	(2,000)	—
Issuance of convertible note, net of expenses	1,466	1,751
Fees associated with issuance of common and preferred stock	—	(80)
Fees associated with registration of warrants	(38)	—
Net cash provided by (used in) financing activities	(588)	2,395
Net increase (decrease) in cash	(931)	735
Cash and cash equivalents at beginning of year	1,357	622
Cash and cash equivalents at end of year	$426	$1,357

ANALYTICAL SURVEYS, INC.
AND SUBSIDIARIES

Consolidated Statements of Cash Flows (continued)

Years ended September 30, 2007 and 2006
(In thousands)

Supplemental disclosures of cash flow information:
Cash paid for interest	$161	$—
Equipment acquired under capital leases	$—	$11
Non-cash financing activities
Issuance of common stock in exchange for redeemable preferred stock	$—	$300
Issuance of common stock in exchange for convertible preferred stock	$—	$447
Issuance of common stock for equipment and oil and gas working interests	$—	$200
Issuance of common stock for consulting and legal services	$—	$103
Accretion of interest on preferred stock	$—	$52
Deemed dividend associated with beneficial conversion feature of preferred stock	$—	$30
Accrual of dividends on convertible preferred stock	$20	$10
Warrants issued related to convertible debt	$628	$—
Beneficial conversion feature of convertible debt	$308	$—
Partial conversion of convertible note	$5	$—

See accompanying notes to consolidated financial statements.

ANALYTICAL SURVEYS, INC.
AND SUBSIDIARIES

Notes to Consolidated Financial Statements

(1)	Summary of Significant Accounting Policies

(a)	Business and Basis of Financial Statement Presentation

Founded in 1981, we have historically served as a provider of data conversion and digital mapping services to users of customized geographic information systems. However, we have experienced a steady decrease in the demand for our services over the past five years; our backlog has decreased substantially in each of the past five years; and we have been unsuccessful in winning new business at acceptable margins. In fiscal 2006, we acted upon our belief that we would not be able to sustain the operations of our historical business. We transitioned our principal business into that of an independent oil and gas enterprise focused on leveraging non-operating participation in drilling and production prospects for the development of U.S. on-shore oil and natural gas reserves.

Our consolidated financial statements include the accounts of our majority-owned subsidiaries. All significant intercompany balances and transactions have been eliminated in consolidation.

The preparation of the financial statements in conformity with U.S. generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates.

(b)	Statement of Cash Flows

For purposes of the statement of cash flows, we consider all highly liquid debt instruments purchased with an original maturity of three months or less to be cash equivalents

(c)	Equipment and Leasehold Improvements

Equipment and leasehold improvements are recorded at cost and are depreciated and amortized using the straight-line method over estimated useful lives of three to ten years.  Repairs and maintenance are charged directly to operations as incurred.

(d)	Allowance for Doubtful Accounts

We accrue a reserve on a receivable when, based upon the judgment of management, it is probable that a receivable will not be collected and the amount of any reserve may be reasonably estimated.  As of September 30, 2007 and 2006, we had an allowance for doubtful accounts of $0 and $80, respectively.

(e)	Revenue and Cost Recognition

Contract revenues are recognized using the percentage of completion method based on the cost-to-cost method, whereby the percentage complete is based on costs incurred in relation to total estimated costs to be incurred.  Costs associated with obtaining new contracts are expensed as incurred.  We generally do not combine or segment contracts for purposes of recognizing revenue.  Reimbursable out-of-pocket expenses are recorded as revenue.

Customers are billed based on the terms included in the contracts, which are generally upon delivery of certain products or information, or achievement of certain milestones defined in the contracts.  When billed, such amounts are recorded as accounts receivable.  Revenue earned in excess of billings represents revenue related to services completed but not billed, and billings in excess of revenue earned represent billings in advance of services performed.

Contract costs include all direct material and labor costs and those indirect costs related to contract performance, such as indirect labor, supplies, tools and depreciation costs.  Losses on contracts are recognized in the period such losses are determined.  We do not believe warranty obligations on completed contracts are significant.  Changes in job performance, job conditions, and estimated profitability, including those arising from contract penalty provisions, and final contract settlements may result in revisions to costs and income and are recognized in the period in which the revisions are determined.

We follow the sales method of accounting for oil and natural gas revenue recognition and natural gas imbalances.  Volumes of natural gas sold may differ from the volumes we are entitled to based upon our interests in the properties.  These differences in volumes create imbalances that are recognized as a liability only when the properties’ estimated remaining reserves to the Company will not be sufficient to enable the underproduced owner to recoup its entitled share through production.   Historically, natural gas sales volumes have not been significantly different from our entitled share of the production.

(f)	Oil and Natural Gas Properties.

In February and March 2006, we purchased working interests in two oil and natural gas properties along with certain fixtures and equipment used in connection with the operation of the wells associated with one of the properties.  In May 2006, we purchased a 12.5% working interest, in a relatively deep Anadarko Basin natural gas well known as the Adrienne 1-9, located in Washita County, Oklahoma.

We use the full cost method of accounting for oil and gas properties.  Management believes adoption of the full cost method more accurately reflects management's exploration objectives and results by including all costs incurred as integral for the acquisition, discovery and development of whatever reserves ultimately result from our efforts as a whole.  Under the full cost method of accounting, all costs associated with acquisition, exploration and development of oil and gas reserves, including directly related overhead costs, are capitalized.  Such costs include lease acquisitions, seismic surveys, drilling and completion equipment, estimated future development costs and, where significant, dismantlement, restoration and abandonment costs, net of estimated salvage values. All capitalized costs of oil and gas properties are amortized on the unit-of-production method using estimates of proved reserves.

Investments in unproved properties and major development projects are not amortized until proved reserves associated with the projects can be determined or until impairment occurs.  Unproved or unevaluated properties are evaluated periodically for impairment on a property-by-property basis.  If the results of an assessment indicate that the properties are impaired, the amount of impairment is added to the proved oil and natural gas property costs to be amortized.

The capitalized costs are subject to a "full cost ceiling test," which generally limits such costs to the aggregate of the "estimated present value," discounted at a 10 percent (10%) interest rate, of future net revenues from proved reserves, based on current economic and operating conditions, plus the lower of cost or fair market value of unproved properties.  If net capitalized costs exceed this limit, the excess is charged to operations through depreciation, depletion and amortization.  Sales of proved and unproved properties are accounted for as adjustments of capitalized costs with no gain or loss recognized, unless such adjustments would significantly alter the relationship between capitalized costs and proved reserves of oil and gas, in which case the gain or loss is recognized in income.

We proportionally consolidate our interests in oil and natural gas properties.

Oil and Natural Gas Reserve Estimates

The process of estimating quantities of proved reserves is inherently uncertain, and the reserve data included in this document are estimates prepared by Pinnacle Energy Services, L.L.C., independent petroleum engineers. Reserve engineering is a subjective process of estimating underground accumulations of hydrocarbons that cannot be measured in an exact manner. The process relies on interpretation of available geologic, geophysical, engineering and production data. The extent, quality and reliability of this data can vary. The process also requires certain economic assumptions regarding drilling and operating expense, capital expenditures, taxes and availability of funds. The SEC mandates some of these assumptions such as oil and natural gas prices and the present value discount rate.

Proved reserve estimates prepared by others may be substantially higher or lower than our estimates. Because these estimates depend on many assumptions, all of which may differ from actual results, reserve quantities actually recovered may be significantly different than estimated. Material revisions to reserve estimates may be made depending on the results of drilling, testing, and rates of production.

You should not assume that the present value of future net cash flows is the current market value of our estimated proved reserves. In accordance with SEC requirements, we based the estimated discounted future net cash flows from proved reserves on market prices and costs on the date of the estimate, which is September 30, 2007.

The rate at which we record depreciation, depletion and amortization expense for proved properties is dependent on our estimate of proved reserves.  If these reserve estimates decline, the rate at which we record these expenses will increase.

Our full cost ceiling test also depends on our estimate of proved reserves. If these reserve estimates decline, we may be subjected to additional full cost ceiling write-downs.

(g)	Asset Retirement Obligations

In June 2001, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards “(SFAS”) No. 143, “Accounting for Asset Retirement Obligations.”  SFAS No. 143 requires that the fair value of the liability for asset retirement costs be recognized in an entity’s balance sheet, as both a liability and an increase in the carrying values of such assets, in the periods in which such liabilities can be reasonably estimated.  The present value of the estimated future asset retirement obligation “(ARO”), as of the date of acquisition or the date at which a successful well is drilled, is capitalized as part of the costs of proved oil and natural gas properties and as a noncurrent liability.  The asset retirement costs, which consist primarily of plugging and abandonment obligations, are depleted over the useful life of the asset.  The ARO is also recorded at fair value, and accretion expense recognized as the discounted liability is accreted to its expected settlement value.  The fair value of the ARO asset and liability is measured using expected future cash outflows discounted at the Company’s credit adjusted risk free interest rate.

Inherent in the fair value calculation of ARO are numerous assumptions and judgments including the ultimate settlement amounts, inflation factors, credit adjusted discount rates, timing of settlement, and changes in the legal, regulatory, environmental and political environments.  To the extent future revisions to these assumptions impact the fair value of the existing ARO liability, a corresponding adjustment is made to the oil and natural gas property balance.  Settlements greater than or less than amounts accrued as ARO are recovered as a gain or loss upon settlement.

At September 30, 2007, we had an accrued liability for asset retirement obligations of $6,293, all of which was classified as long-term in the balance sheet.

(h)	Income Taxes

Income taxes are reflected under the liability method, which establishes deferred tax assets and liabilities to be recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

U.S. generally accepted accounting principles require that we record a valuation allowance against deferred tax assets if it is “more likely than not” that we will not be able to utilize it to offset future taxes.  Due to the size of the net operating loss carryforward in relation to our recent history of unprofitable operations and due to the continuing uncertainties surrounding our future operations as discussed above, we have not recognized any of this net deferred tax asset.  We currently provide for income taxes only to the extent that we expect to pay cash taxes (primarily state taxes and the federal alternative minimum tax) on current taxable income.

(i)	Impairment of Long-Lived Assets Other Than Goodwill

We account for the impairment and disposition of long-lived assets in accordance with SFAS No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets. SFAS 144 requires that our long-lived assets be assessed for potential impairment in their carrying values whenever events or changes in circumstances indicate such impairment may have occurred.  An impairment charge to current operations is recognized when the estimated undiscounted future net cash flows of the asset are less than its carrying value. Any such impairment is recognized based on the differences in the carrying value and estimated fair value of the impaired asset.

In addition, we are subject to the rules of the Securities and Exchange Commission with respect to impairment of oil and gas properties accounted for under the full cost method of accounting, as described above.

(j)	Stock-Based Compensation

Prior to October 1, 2006, we accounted for employee options under the recognition and measurement provisions of Accounting Principles Board Opinion No. 25, “Accounting for Stock Issued to Employees” ("APB 25"). Accordingly, we would recognize compensation expense only if we granted options with a discounted exercise price. Any resulting compensation expense would then have been recognized ratably over the associated service period. Except for the grant of inducement options to our former chief executive officer in a period not covered by this report, no stock-based employee compensation expense relating to our stock options was reflected in net loss, as all options granted had an exercise price equal to or greater than the market value of the underlying Common Stock on the respective date of grant. Prior to October 1, 2006, we provided pro-forma disclosure amounts in accordance with Statement of Financial Accounting Standard, (“SFAS”) No. 148, "Accounting for Stock-Based Compensation--Transition and Disclosure" ("SFAS No. 148"), as if the fair value method defined by SFAS No. 123, “Accounting for Stock-Based Compensation” ("SFAS No. 123"), had been applied to its stock-based compensation.

Effective October 1, 2006, we adopted the fair value recognition provisions of SFAS No. 123R, “Share Based Payment”, using the modified prospective transition method, and therefore we have not restated prior periods' results. Under this transition method, employee stock-based compensation expense for the year ended September 30, 2007, includes compensation expense for all stock-based compensation awards granted, but not yet fully exercisable, prior to October 1, 2006. The fair value of the options granted was determined at the original grant dates in accordance with the provisions of SFAS No. 123. Stock-based compensation expense for all share-based payment awards granted after September 30, 2006, is based on the grant-date fair value estimated in accordance with the provisions of SFAS No. 123R. We recognize these compensation costs over the requisite service period of the award, which is generally the vesting term of the options.

As a result of adopting SFAS No. 123R, we recorded $16,530 of additional compensation expense for the year ended September 30, 2007, than would have been recorded if we had continued to account for stock-based compensation under APB 25. There was no impact of the adoption of SFAS No. 123R on either basic or diluted earnings per share for the year ended September 30, 2007.  At September 30, 2007, the unamortized value of employee stock options under SFAS No. 123R was approximately $17,539. The unamortized portion will be expensed at the rate of $13,791 and $3,748 in the fiscal years ending September 30, 2008, and 2009, respectively.

For the year ended September 30, 2006, under APB 25, no stock-based employee compensation expense relating to our stock options was reflected in net loss, as all options granted under our plans had an exercise price equal to or greater than the market value of the underlying Common Stock on the respective dates of grant.

For our pro forma information for the year ended September 30, 2006, the fair value of each option grant was estimated on the respective date of grant using the Black-Scholes option pricing model with the following assumptions used:

Year Ended September 30, 2006
Dividend yield	0%
Anticipated volatility	92 - 124%
Risk-free interest rate	4.0 -6.0%
Expected lives	2 – 3.5 years

The weighted average fair value of the options granted during fiscal year 2006 based on the respective dates of grant and using the fair value based method was $0.14.

During the year ended September 30, 2006, 120,000 options were granted to our three new directors, and 265,000 options were granted to four members of the management team, including 100,000 options to our current CEO.

During the year ended September 30, 2006, we granted 95,000 options to members of our workforce as incentive to sustain performance.  These options have an exercise price ranging from $1.34 to $1.37.  Additionally, 50,000 and 50,000 options with exercise prices of $1.27 and $0.69, respectively, were granted to our Chief Executive Officer; 30,000 10,000, and 50,000 options with exercise prices of $1.31, $1.37, and $0.69, respectively, were granted to our Senior Vice President; 50,000 options were granted to our Executive Vice President with an exercise price of $.69.  We also granted 20,000 options with an exercise price of $1.27 to each of the three members of our Board of Directors.  The exercise price of all options granted during the twelve-month period was the market price of the underlying Common Stock on the date of grant.

Had compensation costs for our stock based compensation been determined at the grant date consistent with the provisions of SFAS No. 123R, our net loss and net loss per share would have increased to the pro forma amounts indicated below:

Year Ended September 30, 2006
(in thousands except per share earnings
Net loss available to common shareholders as reported	$(383)
Add: Stock-based employee compensation included in reported net loss	—
Less: Pro forma option expense	(73)
Pro forma net loss	$(456)

Basic net loss per share, as reported	$(0.11)
Less: Pro forma option expense	(0.02)
Pro forma basic net loss per share	$(0.13)

Diluted net loss per share, as reported	$(0.11)
Less: Pro forma option expense	(0.02)
Pro forma diluted net loss per share	$(0.13)

(k)	Earnings (Loss) Per Share
Basic earnings (loss) per share are computed by dividing earnings (loss) available to common shareholders by the weighted average number of common shares outstanding for the period.  Diluted earnings (loss) per share include the effects of the potential dilution of outstanding options, warrants, and convertible debt on our Common Stock as determined using the treasury stock method.

All dilutive common stock equivalents are reflected in our earnings per share calculation; the conversion of 220,000 shares pursuant to our Convertible Preferred Stock are antidilutive for the years ended September 30, 2007 and 2006, and therefore they have been excluded.  Additionally, for the years ended September 30, 2007 and 2006, potential dilutive common shares under our convertible instruments, warrant agreements and stock option plans of 6,864,000 and 2,037,000, respectively, were not included in the calculation of diluted earnings per share as they were antidilutive.

(l)	Financial Instruments

The carrying amounts of financial instruments are estimated to approximate estimated fair values. The fair value of a financial instrument is the amount at which the instrument could be exchanged in a current transaction between willing parties. The carrying amounts of cash, receivables, accounts payable, and accrued liabilities approximate fair value due to the short maturity of these instruments. The carrying amounts of debt approximate fair value due to the variable nature of the interest rates and short-term maturities of these instruments.  Our $1.65 million senior secured note, which was issued on November 24, 2006, was recorded at a discount of $936,000 which represented the fair value of warrants issued pursuant to the note and the related beneficial conversion feature.  Interest expense for the year ended September 30, 2007 includes the amortization of the $936,000 discount.  As a consequence of the Convertible Note default, the entire discount was accelerated in the fourth quarter of 2007, the remaining unamortized deferred financing costs were written off.  The Convertible Notes are reflected at their par value as of September 30, 2007.

(m)	Concentration of Credit Risk

We maintain our cash with a major U.S. domestic bank.  The amounts held in this bank exceed the insured limit of $100,000 from time to time.  The terms of these deposits are on demand to minimize risk.  We have not incurred losses related to these deposits.

(n)	Operating Cycle

In accordance with industry practice, we include in current assets and liabilities amounts relating to long-term contracts, which generally have operating cycles extending beyond one year. Other assets and liabilities are classified as current and non-current on the basis of expected realization within or beyond one year.

(2)	Going Concern

The accompanying financial statements have been prepared on a going concern basis, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business. During fiscal years 2000 through 2007, we experienced significant operating losses with corresponding reductions in working capital and net worth, excluding the impact of debt forgiveness, and do not currently have any external financing in place to support operating cash flow requirements.  Our revenues and backlog have also decreased substantially during the same period, and we have not generated sufficient cash flow from oil and gas investments to sustain our operations.  If we do not have the cash flow necessary to meet our operating and capital requirements, we will be forced to seek additional financing, which may be available only at unfavorable interest rates or not available at all.  These factors, among others, raise substantial doubt about our ability to continue as a going concern.

To address the going concern issue, management implemented financial and operational restructuring plans designed to improve operating efficiencies, reduce and eliminate cash losses.  In fiscal 2006, we ultimately decided to expand our business strategy outside of our traditional business as a GIS service provider after concluding that our existing GIS business could not be sustained.  We issued the Convertible Preferred and the Senior Notes to secure funds to invest in non-operating working interests in oil and natural gas leasehold interests.  We sold our Wisconsin-based production center and assigned certain contracts in order to reduce working capital requirements on contracts that required substantial investment in the early stages of the contracts, realizing $235,000 in cash proceeds.  We completed a long-term contract and, as of the date of this report, have collected substantially all of the accounts receivable related to the contract.  We have reduced our general and administrative expenses by reducing occupancy costs and streamlining our management and production teams.  Our new business strategy requires significantly less operational expenses.

In fiscal 2007, we continued to transition our principal business into that of an independent oil and gas enterprise focused on leveraging non-operating participation in drilling and production prospects for the development of U.S. on-shore oil and natural gas reserves. Our entry into the oil and natural gas exploration and production business is very recent.  Although several oil and gas investments have been made, the Washita County well is our largest and only productive investment to date, and it has not yielded production that will support our operations. On November 20, 2007, we announced that we had entered into a merger agreement with Axion International, Inc.  The merger was expected to close by December 31, 2007.  While all parties continue to work diligently to consummate the merger, there is no assurance that will occur in an anticipated time frame or at all. If consummated, the merger will result in a new change in business strategy, and there is no assurance that the new strategy will be successful.  We may be forced to seek additional alternative transaction or, in the extreme case, we could be forced to liquidate our assets to meet our future obligations.

The financial statements do not include any adjustments relating to the recoverability of assets and the classifications of liabilities that might be necessary should we be unable to continue as a going concern.

(3)	Oil and natural gas properties and equipment

As of September 30, 2007, we own non-operating working interests in three properties in Oklahoma.  Our 10.0% working interest (7.35% net revenue interest) in a relatively deep Anadarko Basin natural gas well known as the Adrienne 1-9, located in Washita County, Oklahoma, is our largest and most significant investment to date.  As of September 30, 2007, our investment in this well totaled $1.96 million, which includes our proportionate share of intangible costs of drilling and completing the well.  The Adrienne 1-9 is operated by Range Resources Corporation.

We own a 20.0% working interest (16.7% net revenue interest) in a well designated as the Welker 1-7, located in Pawnee County, Oklahoma.  Our capital investment to date in this property totals $300,000.  We entered into an operating agreement with the seller and owner of the remaining 80% working interest. The well was completed in March 2006 and has produced small amounts of oil from the Prue formation.  In April 2007, the operator initiated completion to the coal bed zones by perforating and fracturing the Iron Post and Dawson formations.  The de-watering process typical to coal bed zones requires four to six months or longer before reaching the full potential gas production from the well.  As of the date of this report, the well has not produced a sufficient level of gas to facilitate commercial sale.  If a sufficient level is not achieved in fiscal 2008, we plan to divest or abandon our ownership of the interest.

We own a 25% working interest in three wells designated as Shields No. 1, 2, and 3, located in Pawnee County, Oklahoma, plus a 100% interest in certain fixtures and equipment used in connection with the operation of the wells. One well has been permitted as a water disposal well.  The operator plans to re-enter one of the other wells and deepen to a proven structure.  If successful, the third well will also be re-entered and deepened.  Our investment in these wells included $150,000 cash and 129,032 shares of Common Stock having a fair market value (equal to the closing bid on March 14, 2006) of $1.55 per share, or $200,000. In July 2006, to eliminate additional investment in these wells, we exchanged one-half of our working interest in return for a carry of all costs associated with drilling and recompletion activities associated with our remaining working interest in the three wells.  We do not plan to invest additional capital in this property.  This property is currently classified as unproven.

In January 2007 we entered into an agreement with H&S Production of Dallas, Texas (“H&S”), to participate in the drilling and completion of the Haun #1-A located in Grayson County, Texas, which also included rights and drilling obligations for additional drilling activities in the surrounding field.  We also purchased a 5% working interest in a well in Jack County, Texas, through our relationship with H&S.  We evaluated these investments in June 2007, which totaled approximately $184,000 with an additional $100,000 drilling obligation payable.  Based on initial drilling results, cost overruns, and delays in pipeline availability, we elected to convey the properties to a third party for $120,000 cash and a release from the immediate and future obligations.  The Company follows the full-cost method of accounting for oil and gas properties and as such, the excess carrying cost of the property sold versus the consideration received was transferred to proven properties subject to amortization.

In January 2007 we entered into an agreement with South Texas Operating Company out of San Antonio, Texas to participate in the drilling and completion of the Stroman-Armstrong #5 located in Webb County, Texas. We purchased 2% working interest in the well that was drilled to a total depth of approximately 14,500 feet to test the 5th Hennant Sand.  In May 2007, and prior to completion of the well, we acted upon an opportunity to sell the working interest and divest ourselves of the interest and all future drilling obligations.  The Company follows the full-cost method of accounting for oil and gas properties and as such, the excess carrying cost of the property sold versus the consideration received was transferred to proven properties subject to amortization.

As discussed above, we follow the full cost method of accounting for oil and gas properties.  Based upon the full cost ceiling test required by this method of accounting, we recorded an impairment of oil and gas properties of $2,005,000 for the year ended September 30, 2007.  No such impairment was recorded for fiscal year 2006.

Depletion of producing oil and gas properties totaled $97,000 and $300 for the years ended September 30, 2007 and 2006, respectively.

(4)	Debt

The components of debt at September 30 are summarized as follows (in thousands):

	2007	2006
Long-Term Debt
Other debt and capital lease obligations	$13	$29
Senior secured convertible notes	1,643	1,957
	1,656	1,986
Less current portion	(1,656)	(1,973)
	$—	$13

On November 24, 2006, we issued to three investors, three one-year senior secured convertible notes (“collectively, the Convertible Notes”) totaling $1.65 million pursuant to a Securities Purchase Agreement dated as of November 24, 2006 (the "Purchase Agreement"). The Convertible Notes, together with interest that accrues at the rate of 13% per annum, are convertible into 2,374,101 shares of our Common Stock at a conversion price of $0.695 per share, which was $0.135 per share above fair market value of our Common Stock on the trading date preceding the closing date of November 24, 2006. Upon maturity at November 24, 2007 (see Note 15), any unconverted outstanding principal and interest is due and payable in cash. In connection with the Purchase Agreement, we issued to the investors warrants to purchase 2,374,101 shares of our Common Stock at $0.57 per share (“Note Warrants”), which was $0.01 above the fair market value of our Common Stock on the trading date preceding the closing date. The Note Warrants are exercisable any time after May 24, 2007, and before November 24, 2011. Net proceeds after expenses totaled approximately $1.456 million. Proceeds are being used for working capital and to fund additional investments in oil and natural gas non-operating interests.  We also paid a cash finder’s fee of $132,000 and issued warrants to purchase 189,928 shares of our Common Stock at an exercise price of $0.57 per share to the placement agent, Palladium Capital Advisors, LLC.

The sale of the Convertible Notes and Note Warrants was made pursuant to Section 4(2) of the Securities Act of 1933 as amended, and Rule 506 promulgated thereunder.  Our registration statement on Form S-3/A, registering 1,247,454 shares of Common Stock, which represents 33% of our issued and outstanding shares, and which are issuable pursuant to the partial conversion of our Convertible Notes, was declared effective by the SEC on March 14, 2007.  Pursuant to the terms of the Registration Rights Agreement, we will file additional registration statements on Form S-3 or other eligible Form to register 130% of the total shares issuable under the transaction.

We recorded the Convertible Notes at a discount after giving effect to the $272,300 estimated fair market value of the Note Warrants, which was credited to equity. The Note Warrants were valued using the Black Scholes Option Pricing model with the following assumptions: dividend yield of 0%, annual volatility of 1.25%, and risk free interest rate of 4.56%.  During the fourth quarter of 2007, we realized the volatility assumption used in this calculation was incorrect and as a result, revised the volatility factor upward to 145% as a more accurate measure of the historical volatility of our stock, which increased the estimated fair value of the Note Warrants based upon the Black Scholes Option Pricing Model to $1,015,000.  Pursuant to EITF 98-5, we reallocated the proceeds from the offering to the Note Warrants and the Convertible Notes based upon the relative fair market value, which resulted in the Note Warrants being assigned a fair value of $628,000, a $356,000 increase in the discount versus the original calculation.  We then revised our analysis of the conversion feature of the Convertible Notes and determined that, due to the increased value attributable to the Note Warrants as a result of the revised volatility factor, a beneficial conversion feature existed in the amount of $308,000, which would have further discounted the Convertible Notes.  All such adjustments were made in the fourth quarter of 2007.  As a consequence of the Convertible Note default, the entire discount was accelerated in the fourth quarter of 2007, the remaining unamortized deferred financing costs were written off and we recognized additional interest expense of $739,000.  The Convertible Notes are reflected in the balance sheet at their par value as of September 30, 2007.

We incurred financing costs totaling $183,500 pursuant to the Convertible Notes, including the finder’s fee, a 1% due diligence fee paid to the investors, and legal and professional fees.  These deferred financing costs are being amortized to interest expense over the one year term of the Convertible Notes.  After giving effect to the value of the Note Warrants and the financing costs, the effective rate of interest on the Convertible Notes is 56%.

On March 22, 2007, we issued 10,000 shares of Common Stock pursuant to the conversion of $6,950 in principal of one of the Convertible Notes.  In conjunction with the conversion, we reclassified the proportionate (approximately 5%) balance of the deferred financing cost and discount to equity.

On April 4, 2007, our Common Stock was delisted from the NASDAQ Capital Market.  Pursuant to the terms of the Convertible Notes, failure to be listed on a major exchange constitutes an Event of Default.  On September 30, 2007, we entered into an Amendment and Waiver Agreement whereby each of the holders of the Convertible Notes, waived its right to accelerate payment of the Convertible Notes for the then existing events of default which occurred as a result of the Company's delisting from the Nasdaq Capital Market, as well as from a failure to timely effect a reverse stock split.

On May 30, 2006, we issued 14% convertible senior secured promissory notes to two holders in the principal amount of $1.5 million and $0.5 million, respectively, (each, a “Senior Note”, and collectively the “Senior Notes”). The holders also received warrants entitling them to purchase, in the aggregate, 752,072 shares of Common Stock at an exercise price of $1.186 per share, which was the closing bid price of our Common Stock on May 31, 2006 (“Class E Warrants”).  On September 19, 2006, the holders exercised their right to accelerate the maturity of the Senior Notes to October 19, 2006, due to the failure of our shareholders to approve certain conversion terms and the issuance of additional warrants at our Annual Meeting of Shareholders held on August 29, 2006.  On October 18, 2006, we paid the outstanding principal and interest of the Senior Notes, which totaled $2,012,274, utilizing cash reserves and the collection of $1.0 million of accounts receivable subsequent to September 30, 2006.

We recorded the Senior Notes at a discount after giving effect to the $80,424 estimated fair value of the Class E Warrants, which was credited to equity. We amortized the discount as interest expense over the two-year term of the Senior Notes until September 19, 2006, on which date we accelerated the rate of accretion to reflect the new maturity date of October 19, 2006. The remaining unearned discount of $43,196 as of September 30, 2006, was recorded as interest expense through October 19, 2006.

We incurred expenses totaling approximately $249,000 related to the issuance of the Senior Notes. We recorded these expenses as prepaid or deferred financing costs. These expenses were amortized to other expense over the two-year term of the Senior Notes until September 19, 2006, on which date we accelerated the rate of amortization to reflect the new maturity date of October 19, 2006. The unamortized balance of these deferred costs, which totaled $133,728 on September 30, 2006, was recorded as other expense through October 19, 2006.

Required principal payments on long-term debt at September 30, 2007 are $1.658 million for the year ending September 30, 2008; $300 for fiscal 2009; and $0 for fiscal 2010.

(5)           Redeemable Preferred Stock

On December 28, 2001, we issued 1.6 million shares of no par value Series A Preferred Stock (“Preferred Stock”) with a face value of $3.2 million, pursuant to the extinguishment of a bank credit agreement.  In fiscal 2004, we redeemed 1,341,000 shares of the Preferred Stock.  The early redemption reduced the number of preferred shares outstanding to 258,900 shares and reduced a mandatory redemption payment, which was classified as a current liability, from $800,000 to $129,450. Pursuant to the mandatory redemption term of our Preferred Stock, we redeemed 92,465 shares of the 258,900 outstanding shares of Preferred Stock at $1.40 per share in December 2004 for $129,450 cash.

We were entitled to redeem the remaining 166,435 shares at $1.80 per share, or $299,583, until December 27, 2006, or at $2.00 per share, or $332,870, on December 28, 2006.  On February 1, 2006, we issued 318,000 shares of Common Stock in exchange for the outstanding shares of the Preferred Stock, which had a carrying value of approximately $269,000 and a current redemption price of $299,583.  The transaction eliminated all of our obligations related to the Preferred Stock, including accrued dividends of approximately $61,000, which was relinquished by the holders as part of the transaction.  We recorded interest expense totaling approximately $31,000 upon redemption of the Preferred Stock in order to accrete the carrying value to the current redemption price of $299,583.  We reduced our current liabilities related to the Preferred Stock by $299,583, with a corresponding increase in stockholders' equity pursuant to the issuance of Common Stock in exchange for the elimination of the liability.  We recognized a gain on extinguishment of debt totaling approximately $61,000 related to the relinquishment of accrued dividends by the holder.

(6)	Convertible Preferred Stock

On February 10, 2006, we issued 760,000 shares of a Series A Convertible Preferred (“Convertible Preferred”) with gross aggregate proceeds of approximately $760,000.  The two-year Convertible Preferred may be converted into 598,425 shares of Common Stock at a fixed conversion price of $1.27, which was determined by applying a 10% discount to the 5-day trailing average closing price of Common Stock of $1.41 on February 9, 2006.  The holders of the Convertible Preferred received Class A Warrants that entitle them to purchase up to 299,212 shares of Common Stock at $1.34, or 101% of the closing bid price on February 10, 2006, and an equivalent number of Class B Warrants (collectively, the “February Warrants”) that carry an exercise price of $1.49, or 112% of the closing bid price on February 10, 2006.  We also issued 82,678 Class A Warrants and 82,678 Class B Warrants to certain parties as a finder’s fee.  The February Warrants are exercisable after six months from the date of closing until their expiration three years from the date of closing.  A Registration Statement on Form S-3 to register all shares issuable pursuant to the Convertible Preferred and related Warrants was declared effective on April 12, 2006.

The Convertible Preferred earns dividends at a rate of 7% per annum.  We recorded the Convertible Preferred at its offering price of $1 per share, net of the estimated $22,171 fair value of the February Warrants.   We used the Black Scholes model to determine the value of the February Warrants.

The market value of Common Stock on the date that the Convertible Preferred was sold was $1.32 per share.  In accordance with EITF 00-27, this created a beneficial conversion feature to the holders of the Convertible Preferred and a deemed dividend to the preferred stockholders totaling approximately $30,000. The intrinsic value of the beneficial conversion feature is the difference in fair market value of Common Stock on the grant date of the Convertible Preferred less the conversion price, multiplied by the number of shares that are issuable upon conversion of the Convertible Preferred, or $0.05 for each of 598,425 shares of Common Stock.

The deemed dividend was recorded with a corresponding amount recorded as convertible preferred stock.  The deemed dividend is calculated as the difference between the fair value of the underlying Common Stock less the proceeds that have been received for the Convertible Preferred.

At September 30, 2007, after the conversion of 480,000 Convertible Preferred shares during fiscal year 2006 into Common Stock, we had 280,000 Convertible Preferred shares outstanding that are convertible into 220,472 of Common Stock on or before February 9, 2008.

(7)           Leases

We lease our facilities and certain equipment under non-cancelable lease agreements.  Certain of the equipment leases are classified as capital leases.  During fiscal 2006, we acquired equipment totaling approximately $11,000, which is included as a component of our equipment and leasehold improvements.  We sold certain equipment under leases totaling $11,000 in connection with the sale of our Wisconsin production facility and other unrelated miscellaneous transactions.  Accumulated depreciation relating to these assets was approximately $6,400 at September 30, 2007.  Amounts due under operating and capital leases at September 30, 2007 are as follows (in thousands):

Years ending September 30	Operating leases	Capital leases
2008	$47	$1
2009	49	—
2010	46	—
2011	47	—
2012	12	—
	$237	14
Less amount representing interest		(1)
Present value of minimum lease obligations		13
Less current maturities of lease obligations		—
		$13

Facility rent expense totaled $47,000 and $195,000 for the years ended September 30, 2007 and 2006, respectively.  On January 1, 2008, we entered into a sublease agreement whereby we subleased our corporate offices for a minimum period of six months at a rate equal to our liability.

(8)	Income Taxes

We have not recorded any income tax expense or benefit for fiscal years 2007 and 2006 due to our substantial operating losses and the valuation allowance applied against our deferred tax assets.

The tax effects of temporary differences that give rise to significant portions of deferred tax assets and liabilities at September 30 are as follows (in thousands):

	2007	2006
Deferred tax assets:
Accrued liabilities, primarily due to accrued compensated absences for financial statement purposes	$50	$38
Equipment and leasehold improvements, primarily due to differences in depreciation	(8)	103
Bad debt and revenue earned in excess of billing allowances	—	40
NOL carryforward	12,691	9,906
Impairment of deductible goodwill	1,293	1,587
Intangible drilling costs	(457)	—
Accrued marketing incentives	—	6
Other, net	30	34
Valuation allowance	(13,599)	(11,714)
Net deferred tax assets	$—	$—

At September 30, 2007, we had net operating loss carryforwards of approximately $32.5 million that will expire through September 30, 2027.  We recorded a valuation allowance to reflect the estimated amount of deferred tax assets that may not be realized due to the uncertainty surrounding our ability to generate sufficient future taxable income to fully realize the deferred tax assets.  For the year ended September 30, 2007, the valuation allowance increased by approximately by $1,885,000.

(9)	Stockholders’ Equity and Stock Options

We may issue up to 2.5 million shares of preferred stock, no par value, with dividend requirements, voting rights, redemption prices, liquidation preferences and premiums, conversion rights and other terms without a vote of the shareholders.  In February 2006, we issued 760,000 shares of Convertible Preferred, together with the related February Warrants and possible dividends paid in kind.  Terms of the issuance are more fully discussed in Note 6.  In May 2006, we issued 752,072 Class E Warrants to the holders of our Senior Notes.  In November 2006 we issued 2,564,029 Note Warrants to the holders of our Convertible Notes.  Terms of the issuances are more fully discussed in Notes 4 and 6.

We currently have five nonqualified stock option plans with 261,888 shares available for grant as of September 30, 2007. Two of the plans expired on September 30, 2003 and 2007; options outstanding under those plans will remain outstanding until exercised or cancelled, but no new options will be issued under those plans. The exercise price of the options are established by the Board of Directors on the date of grant and are generally equal to the market price of the stock on the grant date. Options vest at the end of the fiscal year of grant or equally over a one or two year period from the date of grant or at 25% six months from date of grant and 25% on the anniversary dates of the grant thereafter, as determined by the Board of Directors. The options are exercisable in whole or in part for a period of up to ten years from the date of grant. The options may vest earlier under certain circumstances, such as a change in control.

Stock option activity for the plans and the option for the years ended September 30 are summarized as follows (shares in thousands):

	Number of Options	Weighted Average Exercise Price Per share
Balance, October 1, 2005	148	$3.84
Granted	480	1.01
Exercised	—	—
Canceled	(107)	3.05
Balance, September 30, 2006	521	$1.46

Granted	135	0.54
Exercised	—	—
Canceled	(236)	1.48
Balance, September 30, 2007	420	$1.15
At September 30, 2006 and 2007, approximately 483,000 and 356,000 options, respectively, were exercisable.

A summary of the range of exercise prices and the weighted-average contractual life of outstanding stock options at September 30, 2007 is as follows:

Range of Exercise Price	Number Outstanding at September 30, 2007	Weighted Average Exercise Price	Weighted Average Remaining Contractual Life (years)	Number Exercisable at September 30, 2007	Weighted Average Exercise Price
$0.00 – 0.75	205,000	$0.63	8.81	141,250	$0.66
0.76 – 1.50	140,000	1.30	8.48	140,000	1.30
1.51 – 2.25	20,000	2.11	6.93	20,000	2.11
2.26 – 3.00	55,000	2.38	7.41	55,000	2.38
$0.00 – 3.00	420,000	$1.15	8.43	356,250	$1.26

We granted 135,000 options during the twelve-month period ended September 30, 2007.  We granted 65,000 options to our CEO with an exercise price of $0.53, and 15,000 and 5,000 options to each of two newly appointed directors at exercise prices of $0.59 and $0.52, each of which was the fair market value on the date of grant.  Upon the resignation of one of these directors, 11,250 and 3,750 of these options, respectively, were forfeited.  We also granted 15,000 options to each of two executive officers at an exercise price of $0.53, which was the fair market value on the date of grant; these options were forfeited on May 15, 2007, as no options were vested when the executive officers’ employment was terminated.  The weighted average exercise price of options granted during the year ended September 30, 2007 was $0.54.

To compute compensation expense in fiscal 2007, we estimated the fair value of each option award on the date of grant using the Black-Scholes model.  The Black-Scholes model incorporates variable assumptions which include: the expected volatility, which is based on the historical volatility of our traded stock; the expected term calculated using the simplified method permitted by the SEC Staff Accounting Bulletin No. 107; the expected dividend yield based on historical patterns and peer group performance; and the risk free rate, based on the U.S. Treasury yield curve at the time of the grant corresponding to the expected term.  We have not historically declared a dividend on our Common Stock and do not anticipate that we will declare a dividend in the foreseeable future and therefore used a dividend yield of zero.  We used historical data to estimate option exercise and employee terminations within the valuation model.  The fair value of options at the date of grant was estimated using the Black-Scholes option-pricing model with assumptions as follows:  volatility, 91.6%, risk-free interest rate, 4.5%, dividend yield, 0.0% and weighted-average expected life of the options, 3 years.

We have determined that shares of Common Stock for future exercises shall be from authorized but unissued shares of stock.

(10)	Employee Benefit Plan

We sponsor a qualified tax deferred savings plan in accordance with the provisions of section 401(k) of the Internal Revenue Code. Employees may defer up to 50% of their compensation, subject to certain limitations. We match 50% of employee contributions up to 4% of their compensation. We contributed approximately $5,000 and $15,000 to the plan in fiscal 2007 and 2006, respectively.

(11)	Concentrations of Credit Risk

Our GIS services have historically been subject to a concentration of credit risk. At September 30, 2007, our accounts receivable related to GIS services, which totaled approximately $21,500, was due from one customer.  During fiscal 2007, 57% of our GIS service revenue was earned from services rendered to that customer, Utility Pole Technologies (“UPT”), and 42% of our revenues were rendered to Worldwide Services, Inc, and Intergraph (“WWS”) pursuant to a contract that was completed in the first fiscal quarter of 2007.

Revenue from WWS and two others accounted for 70% (35%, 23%, and 12%) of our consolidated revenues for the year ended September 30, 2006.

(12)	Litigation and Other Contingencies

In August 2007 we received an alias summons notifying us that we have been named as an additional party to a suit filed in the State of Indiana in March 2006 by certain homeowners in the Sycamore Springs neighborhood of Indianapolis, Indiana (“Toomer Litigation”).  The summons names the developer of the Sycamore Springs neighborhood as well as other firms that may have rendered professional services during the development of the neighborhood.  The claimants allege that various Mid-States Engineering, entities that are alleged to be subsidiaries of MSE Corporation which we acquired in 1997, adversely affected the drainage system of the Sycamore Springs neighborhood, and seek damages from flooding that occurred on September 1, 2003.  Defense actions were provided by our insurance carrier, which agreed to settle the claim in December 2007 for an undisclosed amount.  During the fourth quarter of fiscal 2007, we recorded a $100,000 obligation payable to our insurer, which represents our deductible pursuant to the terms of our insurance coverages.

In November 2005, we received an alias summons notifying us that we have been named as a party to a similar suit filed by the Sycamore Springs Homeowners Association in the State of Indiana (“Sycamore Springs litigation”).  The summons names principally the same defendants as in the Toomer Litigation, and the claims arise from the same occurrence.  Defense actions are being provided by our professional liability insurance carrier.  We have not recorded any liability pursuant to this litigation as the claims from the two lawsuits arise from a single occurrence with one deductible applying to the matter.  Although the carrier has reserved its rights pursuant to the matter, we believe our defense is viable and may not result in any additional obligations.

In November 2007, we received a summons for a suit filed in the State of Indiana by the developers of the Sycamore Springs neighborhood.  The developers allege that Mid-States Engineering breached its contract to provide professional engineering design services in connection with the development of the Sycamore Springs neighborhood.  All parties have agreed that no actions will be taken pursuant to this claim pending the outcome of the Sycamore Springs litigation.   We believe that their claim is without merit.  Additionally, should defense be necessary, the claims arise from a single occurrence with one deductible applying to the matter.

We are also subject to various other routine litigation incidental to our business. Management does not believe that any of these routine legal proceedings would have a material adverse effect on our financial condition or results of operations.

(13)	Segment Information

We classify our business operations into two segments:  our GIS service business and our oil and gas activities.  Segment data includes revenue, operating income, including allocated costs charged to each of the operating segments, equipment investment, net accounts receivable.  At September 30, 2006, segment assets also included revenue earned in excess of billings on long-term GIS contracts.

We have not allocated interest expense and other non-segment specific expenses to individual segments to determine our performance measure. Non-segment assets to reconcile to total assets consist of corporate assets including cash, prepaid expenses and deferred taxes (in thousands).

	GIS Services	Energy Division	Non- Segment	Total
2007
Operations
Revenues	$398	$188	$—	$586
Loss from operations	(191)	(2,704)	(100)	(2,995)
Interest expense, net	—	—	(1,324)	(1,324)
Other	—	—	(215)	(215)
Net loss				$(4,534)
Assets
Segment assets	$29	$683	$—	$712
Non-segment assets	—	—	495	464
Consolidated assets				$1,176
Capital expenditures	$—	$952	$20	$972
Depreciation, depletion, and amortization	$15	$97	$5	$117

2006
Operations
Revenues	$4,313	$7	$—	$4,320
Loss from operations	(112)	(87)	—	(199)
Interest expense, net	—	—	(177)	(177)
Other	—	—	41	41
Net loss				$(335)
Assets
Segment assets	$1,431	$2,022	$—	$3,453
Non-segment assets	—	—	1,584	1,584
Consolidated assets				$5,037
Capital expenditures	$—	$2,022	$—	$2,022
Depreciation, depletion, and amortization	$53	$—	$10	$63

(14)	Impact of Accounting Pronouncements

In June 2006, the FASB issued FASB Interpretation No. 48 (“FIN 48”), “Accounting for Uncertainty in Income Taxes - an interpretation of FASB Statement No. 109.”  FIN 48 clarifies the accounting for uncertainty in income taxes recognized in accordance with SFAS No. 109, “Accounting for Income Taxes.”  This interpretation prescribes a recognition threshold and measurement attribute for the financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return.  It also provides guidance on de-recognition, classification, interest and penalties, accounting in interim periods, disclosure and transition.  FIN 48 is effective for fiscal years beginning after December 15, 2006 and its adoption did not have a material impact on our consolidated financial statements.

In September 2006, FASB issued SFAS No. 157, “Fair Value Measurements”.  This statement defines fair value, establishes a framework for measuring fair value under U.S. generally accepted accounting principles and expands the disclosures about fair value measurements.  SFAS No. 157 applies to other accounting pronouncements that require or permit fair value measurements.  The changes to current practice resulting from the application of SFAS No. 157 relate to the definition of fair value, the methods used to measure fair value and the expanded disclosures about fair value measurements.  The definition focuses on the price that would be received to sell the asset or paid to transfer the liability at the measurement date (an exit price) and not the price that would be paid to acquire the asset or received to assume the liability at the measurement date (an entry price).  SFAS No. 157 also emphasizes that fair value is a market-based measurement, not an entity specific measurement and subsequently a fair value measurement should be determined based on the assumptions that market participants would use in pricing the asset or liability.  SFAS No. 157 also clarifies that the market participant assumptions include assumptions about risk, and assumptions about the effect of a restriction on the sale or use of an asset.  SFAS No. 157 is effective for financial statements issued for fiscal years beginning after November 15, 2007, and interim periods within those fiscal years.  SFAS No. 157 should be applied prospectively as of the beginning of the year in which it is initially applied.  A limited form of retrospective application of SFAS No. 157 is allowed for certain financial instruments.   We are currently evaluating the provisions of SFAS No. 157 to determine the potential impact, if any, the adoption will have on our financial position or results of operations.

(15)	Subsequent Events

On November 20, 2007, we entered into an Agreement and Plan of Merger (the “Merger Agreement”) with Axion International, Inc., a Delaware corporation (“Axion”).  Pursuant to the Merger Agreement, our newly formed and direct wholly-owned subsidiary, Axion Acquisition Corp. a Delaware corporation (“Merger Sub”), will merge with and into Axion, with Axion continuing as the surviving corporation and a direct wholly-owned subsidiary of the Company.  As consideration for the transaction, shareholders of Axion will receive 36,762,552 shares of our Common Stock, constituting approximately 90% of our issued and outstanding capital.  The Company, Merger Sub and Axion have each made customary representations, warranties and covenants in the Merger Agreement, and the transaction is subject to customary closing conditions.

Axion is the exclusive licensee of advanced technology regarding plastic composition, which technology is the subject of U.S. patents and patent applications owned by Rutgers, the State University of New Jersey.  Axion has not yet manufactured or distributed products.  To date, its operations consist of raising capital and preparing for its first commercial product sale.  There is no guarantee that it will be able to sale product or generate revenues. As such, regardless of whether the merger closes, we will have to obtain additional funds.  We can provide no assurance that we will be able to obtain such funds or, if we are able to obtain funds, that the terms will be acceptable to us.

While we expected the merger with Axion to have closed by December 31, 2007, as of the date of this filing, both parties continue to work toward closing.  However, there can be no assurance that a closing will occur in a timely manner or at all.

We were unable to repay the principal of the Convertible Notes upon maturity on November 24, 2007.  On December 31, 2007, we entered into an Agreement which extended the maturity date of the Convertible Notes from November 24, 2007 until March 31, 2008, and, whereby each of the holders of the Convertible Notes waived a default that occurred when we failed to repay the principal pursuant to the terms of the Convertible Notes.  In consideration of the extension and waiver of default, we reduced the conversion price of the Convertible Notes from $0.695 to $0.10.  If the holders of the Convertible Notes convert any or all of the outstanding principal of the Convertible Notes, we may issue up to 16,430,500 shares of our Common Stock.  As additional consideration, the exercise price of Note Warrants to purchase up to 2,374,101 shares of our Common Stock was reduced from $0.695 to $0.10. Accordingly, the maximum potential proceeds from the exercise of these Note Warrants has been reduced to $237,410 from approximately $1.4 million. We also agreed to release each holder from any and all claims it might have against each holder as of December 31, 2007.

(16)	Supplemental Oil and Gas Information

We own one producing natural gas well in Washita County, Oklahoma, known as the Adrienne 1-9.  Proved gas reserve quantities are based on estimates prepared by Pinnacle Energy Services, LLC, (“Pinnacle”) in accordance with guidelines established by the SEC.

We had no proved reserves prior to October 1, 2006.  In March 2006, we acquired a well in Pawnee County known as the Welker 1-7, which has produced a limited number of barrels of oil per day.  There are no proved reserves related to the Welker 1-7, which is being completed to its original target zones, which are coal bed methane sands.  All oil and gas revenues earned in fiscal 2006, which totaled $7,000, were derived from the Welker 1-7.

There are numerous uncertainties inherent in estimating quantities of proved reserves and projecting future rates of production. The following reserve data related to the properties represents estimates only and should not be construed as being exact. The reliability of these estimates at any point in time depends on both the quality and quantity of the technical and economic data, the performance of the reservoirs, as well as extensive engineering judgment. Consequently, reserve estimates are subject to revision as additional data becomes available during the producing life of a reservoir. The evolution of technology may also result in the application of improved recovery techniques, such as supplemental or enhanced recovery projects, which have the potential to increase reserves beyond those currently envisioned.

Estimates of proved reserves are derived from quantities of crude oil and natural gas that geological and engineering data demonstrate with reasonable certainty to be recoverable in future years from known reservoirs under existing operating and economic conditions and rely upon a production plan and strategy.

Statement of Financial Accounting Standards No. 69, Disclosures About Oil and Gas Producing Activities (“SFAS No. 69”), requires calculation of future net cash flows using a 10% annual discount factor and year-end prices, costs and statutory tax rates, except for known future changes such as contracted prices and legislated tax rates. The average price used was $5.70 per Mcf of gas.

Gas (MMcf)
Total Proved Reserves
Balance, October 1, 2006	—
Extensions, discoveries and other additions	189.153
Production	(30.247)
Balance, September 30, 2007	158.296

Capitalized Costs of Oil and Gas Producing Activities

The following table sets forth the aggregate amounts of capitalized costs relating to our oil and gas producing activities and the related accumulated depletion as of September 30, 2007 and 2006:

	2007	2006
Proved properties	$1,960	$—
Unproved properties	747	2,019
Sales of properties	(270)	—
Total capitalized costs	2,707	2,019
Less impairment allowance	(2005)	—
Less accumulated depletion	(97)	—
Net capitalized costs	$605	$2,019

Costs Incurred in Oil and Gas Producing Activities

The following table reflects the costs incurred in oil and gas property acquisition, exploration and development activities during the years ended September 30, 2007 and 2006:

	2007	2006
Property acquisition costs
Proved	$—	$—
Unproved	4	773
Exploration costs	—	—
Development costs	946	1246
Asset retirement obligations	6	—
Total costs incurred	$956	$2,019

The following disclosures concerning the standardized measure of future cash flows from proved oil and gas reserves are presented in accordance with SFAS No. 69. As prescribed by SFAS No. 69, the amounts shown are based on prices and costs at the end of each period and a 10 percent annual discount factor.

Future cash flows are computed by applying fiscal year-end prices of natural gas to year-end quantities of proved natural gas reserves.  Future operating expenses and development costs are computed primarily by Pinnacle by estimating the expenditures to be incurred in developing and producing our proved natural gas reserves at the end of the year, based on year end costs and assuming continuation of existing economic conditions. Future income taxes are computed based on currently enacted statutory rates, adjusted for tax deductions and credits available under current laws that relate to oil and gas producing activities.

The standardized measure of discounted future net cash flows is not intended to represent the replacement costs or fair value of our natural gas properties.  An estimate of fair value would take into account, among other things, anticipated future changes in prices and costs, and a discount factor more representative of the time value of money and the risks inherent in reserve estimates of natural gas and oil producing operation.

Standardized Measure of Discounted Future Net Cash Flow

2007
Future cash in flows at September 30	$917
Future costs-
Production and development costs	(207)
Income taxes	—
Future net cash flows	710
10% discount for estimated timing of cash flows	(155)
Total costs incurred	$555

Unaudited Condensed Financial Statements
of
Analytical Surveys, Inc.
as of and for the
Three Months Ended December 31, 2006 and 2007

ANALYTICAL SURVEYS,  INC.
CONSOLIDATED BALANCE SHEETS
(In thousands)
(Unaudited)

Assets	December 31, 2007	September 30, 2007
Current assets:
Cash and cash equivalents	$154	$426
Accounts receivable, net of allowance for doubtful accounts of $0 at December 31 and September 30, 2007, respectively	98	100
Prepaid expenses and other	30	19
Total current assets	282	545
Oil and natural gas properties and equipment; full cost method of accounting
Proved properties	680	677
Unproved properties	25	25
Less accumulated depletion	(150)	(97)
Net oil and natural gas properties and equipment	555	605
Equipment and leasehold improvements, at cost:
Equipment	31	198
Furniture and fixtures	—	36
Leasehold improvements	—	8
	31	242
Less accumulated depreciation and amortization	(21)	(216)
Net equipment and leasehold improvements	10	26
Total assets	$847	$1,176
Liabilities and Stockholders’ Deficit
Current liabilities:
Senior secured convertible note, net of discount	$1,074	$1,643
Current portion of capital lease obligations	9	13
Accounts payable	48	216
Accrued liabilities	137	152
Due to insurer	100	100
Accrued compensation – board of directors	133	109
Accrued payroll and related benefits	21	35
Total current liabilities	1,522	2,268

Asset retirement obligations	6	6
Total long-term liabilities	6	6
Total liabilities	1,528	2,274
Commitments and contingencies
Stockholders’ deficit:
Convertible preferred stock, no par value; authorized 2,500 shares; 280 issued and outstanding at December 31 and September 30, 2007	261	261
Common stock, no par value; authorized 100,000 shares; 3,779 shares issued and outstanding at December 31 and September 30, 2007	37,875	37,261
Accumulated deficit	(38,817)	(38,620)
Total stockholders’ deficit	(681)	(1,098)
Total liabilities and stockholders’ deficit	$847	$1,176

See accompanying notes to consolidated financial statements.

ANALYTICAL SURVEYS, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share amounts)
(Unaudited)

	Three Months Ended
	December 31
	2007	2006

Revenues
GIS services	$52	$240
Oil and gas	91	3
Total revenues	143	243

Costs and expenses:
Salaries, wages and benefits	78	221
Lease operating expenses	16	—
Other general and administrative	77	186
Depreciation, depletion and amortization	57	5
Total operating costs and expenses	228	412
Loss from operations	(85)	(169)
Other income (expense):
Interest expense, net	(95)	(99)
Loss on sale of assets	(11)	(28)
Other income (expense), net	—	(36)
Total other expense, net	(106)	(163)
Loss before income taxes	(191)	(332)
Provision for income taxes	—	—
Net loss	(191)	(332)
Dividends on preferred stock	(5)	(5
Net loss available to common stockholders	$(196)	$(337)

Basic and diluted net loss per common share	$(0.05)	$(0.09)
Preferred stock dividends	—	—
Basic and diluted net loss per common share available to common shareholders	$(0.05)	$(0.09)

Weighted average common shares:
Basic and diluted	3,779	3,779

See accompanying notes to consolidated financial statements.

ANALYTICAL SURVEYS, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands)
(Unaudited)

	Three Months Ended
	December 31
	2007	2006
Cash flows from operating activities:
Net loss	$(191)	$(332)
Adjustments to reconcile net loss to net cash provided by (used in) operating activities:
Depreciation, depletion and amortization	57	5
Stock-based compensation	3	2
Interest expense related to modification of warrants	42	65
Amortization of deferred loan costs	—	149
Loss on sale of assets	11	28
Changes in operating assets and liabilities:
Accounts receivable	2	1,175
Revenue earned in excess of billings, net	—	49
Prepaid expenses and other	(11)	38
Billings in excess of revenue earned	—	(99)
Accounts payable and accrued liabilities	(188)	(98)
Accrued payroll and related benefits	10	(36)
Net cash provided by (used in) operating activities	(265)	946
Cash flows from investing activities:
Purchase of equipment and leasehold improvements	—	(8)
Investment in oil and gas properties	(3)	(300)
Investment in nonrefundable purchase option	—	(150)
Cash proceeds from sale of assets	—	7
Net cash used in investing activities	(3)	(451)
Cash flows from financing activities:
Principal payments on capital lease obligations	(4)	(4)
Dividends paid on preferred stock	—	(5)
Principal payment on convertible note	—	(2,000)
Issuance of convertible note, net of expenses	—	1,466
Fees associated with registration of warrants	—	(25)
Net cash used in financing activities	(4)	(568)
Net decrease in cash	(272)	(73)
Cash and cash equivalents at beginning of period	426	1,357
Cash and cash equivalents at end of period	$154	$1,284
Supplemental disclosures of cash flow information:
Cash paid for interest	$37	$18
Non-cash financing activities:
Accrual of dividends on preferred stock	$5	$5
Beneficial conversion of amended convertible notes	$570	$—

See accompanying notes to consolidated financial statements.

ANALYTICAL SURVEYS, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2007
(Unaudited)

(1) Description of Business.

Founded in 1981, we have historically served as a provider of data conversion and digital mapping services to users of customized geographic information systems. However, we experienced a steady decrease in the demand for our services over the past five years; our backlog decreased substantially in each of the past five years; and we have been unsuccessful in winning new business at acceptable margins. In fiscal 2006, we acted upon our belief that we would not be able to sustain the operations of our historical business. We transitioned our principal business into that of an independent oil and gas enterprise focused on leveraging non-operating participation in drilling and production prospects for the development of U.S. onshore oil and natural gas reserves.

The accompanying interim consolidated financial statements have been prepared by management without audit, pursuant to the rules and regulations of the Securities and Exchange Commission, in accordance with the accounting policies described in our Annual Report on Form 10-KSB for the year ended September 30, 2007, and  reflect all adjustments which are, in the opinion of management, necessary to present a fair statement of the results for the interim period on a basis consistent with the annual audited consolidated financial statements. All such adjustments are of a normal recurring nature. The consolidated financial statements include the accounts of Analytical Surveys, Inc. (“ASI”, “we”, “our” or the “Company”) and its subsidiaries. All significant intercompany balances and transactions have been eliminated in consolidation. Certain information and footnote disclosures normally included in consolidated financial statements prepared in accordance with U.S. generally accepted accounting principles have been omitted.  These consolidated financial statements should be read in conjunction with the audited consolidated financial statements and related notes included in our Annual Report on Form 10-KSB for the year ended September 30, 2007. The results of operations for the interim period are not necessarily indicative of the results to be expected for the full year.  All amounts contained herein are presented in thousands unless indicated.

The preparation of these financial statements is in conformity with accounting principles generally accepted in the United States of America and requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amount of revenues and expenses during the reporting period. Actual results could differ from those estimates.

(2) Going Concern and Potential Merger

The accompanying consolidated financial statements have been prepared on a going concern basis, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business. During the fiscal years of 2000 through 2007, and continuing into fiscal 2008, we have experienced significant operating losses with corresponding reductions in working capital and stockholders’ equity. We do not currently have any external financing in place to support operating cash flow requirements.  Our investments in oil and natural gas properties do not generate sufficient cash flow to meet our operating expenses or debt obligation.  We were unable to repay the principal of our senior secured convertible notes (“Convertible Notes”) upon their maturity on November 24, 2007.  On December 31, 2007, we entered into an Amendment and Waiver Agreement ("Agreement") which extended the maturity date of the Convertible Notes from November 24, 2007 until March 31, 2008, and, whereby each of the holders of the Convertible Notes waived a default that occurred when we failed to repay the principal amount when due.  In connection with the extension and waiver of default, we reduced the conversion price of the Convertible Notes from $0.695 to $0.10.  If the holders of the Convertible Notes convert any or all of the outstanding principal of the Convertible Notes, we may issue up to 16,430,500 shares of our Common Stock.  Additionally, the exercise price of warrants to purchase up to 2,374,101 shares of our Common Stock that were issued pursuant to the Convertible Notes (“Note Warrants”) was reduced from $0.57 to $0.10.  As of the date of this filing, approximately $1,673,000 of principal and interest remains outstanding under the Convertible Notes.  If the holders of the Convertible Notes demand payment on March 31, 2008, we do not believe we will have sufficient resources to repay our obligation and we will be forced to liquidate our assets.  If we default on our obligation to repay the Convertible Notes on March 31, 2008, the holders may seize our assets at any time.  These factors, among others, raise substantial doubt about our ability to continue as a going concern.

To address the going concern issue, we transitioned our principal business from a provider of GIS services and devoted the cash generated from the completion of our GIS service contracts to investments in oil and gas assets.  We were able to reduce the losses that we had previously experienced in rendering GIS services, but our investments in oil and gas have resulted in additional losses.  We incurred a loss of $4.5 million in fiscal 2007, which included a $2 million impairment of oil and gas properties and $1.3 million of interest expense associated with funding our investments in oil and gas properties.  Effective May 15, 2007, we reduced our executive management from three persons to one person, eliminating two executive positions devoted to oil and gas pursuits.  Since that time, our chief executive officer and acting chief financial officer, Lori Jones, has devoted her efforts to expanding our business operations through an acquisition or merger transaction with another oil and gas enterprise or any other enterprise that we believe would provide potential shareholder value.

On November 20, 2007, we announced that we had entered into a merger agreement with Axion International, Inc. (“Axion).  Pursuant to the Merger Agreement, our newly formed and direct wholly-owned subsidiary, Axion Acquisition Corp. a Delaware corporation (“Merger Sub”), will merge with and into Axion, with Axion continuing as the surviving corporation and a direct wholly-owned subsidiary of the Company. As consideration for the transaction, shareholders of Axion will receive 36,762,552 shares of our Common Stock, constituting approximately 90% of our issued and outstanding capital. Axion is the exclusive licensee of advanced technology regarding plastic composition, which technology is the subject of U.S. patents and patent applications owned by Rutgers, the State University of New Jersey. Axion has not yet manufactured or distributed products. To date, its operations consist of raising capital and preparing for its first commercial product sale. There is no guarantee that it will be able to sell product or generate revenues. As such, regardless of whether the merger closes, we will have to obtain additional funds. We can provide no assurance that we will be able to obtain such funds or, if we are able to obtain funds, that the terms will be acceptable to us. As of the date of this filing, the merger, which was expected to close by December 31, 2007, has not been completed.  While all parties continue to work diligently to consummate the merger, there can be no assurance that it will occur in an acceptable time frame or at all. If consummated, the merger will result in a new change in business strategy, and there is no assurance that the new strategy will be successful.  If we do not close the merger agreement with Axion, we will seek an alternate transaction, or we may be forced to liquidate our assets in order to repay the Convertible Notes due on March 31, 2008.

The financial statements do not include any adjustments relating to the recoverability of assets and the classifications of liabilities that might be necessary should we be unable to continue as a going concern.

(3) Summary of Significant Accounting Policies

Revenue Recognition.  As of January 1, 2007, we no longer have long-term GIS contracts.  We provide GIS-related services on a time and materials basis.  We recognize revenue in the period that the services are rendered.

Oil and natural gas revenues are recognized when delivery has occurred and title to the products has transferred to the purchaser.  We estimate revenues based on production reports and estimated market prices when actual results are not available.

(4) Impact of Accounting Pronouncements

In February 2007, the FASB issued FASB Statement No. 159, The Fair Value Option for Financial Assets and Financial Liabilities (“FAS 159”). FAS 159 permits entities to choose to measure many financial instruments and certain other items at fair value, with the objective of improving financial reporting by mitigating volatility in reported earnings caused by measuring related assets and liabilities differently without having to apply complex hedge accounting provisions. The provisions of FAS 159 are effective for the Company’s fiscal year beginning October 1, 2008. We are currently evaluating the impact that the adoption of this statement will have on our consolidated financial position, results of operations and related disclosures.

(5)    Oil and Natural Gas Properties and Equipment

As of December 31, 2007, we own non-operating working interests in three properties in Oklahoma.  Our 10.0% working interest (7.35% net revenue interest) in a relatively deep Anadarko Basin natural gas well known as the Adrienne 1-9, located in Washita County, Oklahoma, is our largest and most significant investment to date.  As of December 30, 2007, our gross investment in this well totaled $1.96 million, which includes our proportionate share of intangible costs of drilling and completing the well.  The Adrienne 1-9 is operated by Range Resources Corporation.

We own a 20.0% working interest (16.7% net revenue interest) in a well designated as the Welker 1-7, located in Pawnee County, Oklahoma.  Our gross capital investment to date in this property totals $300,000.  We entered into an operating agreement with the seller and owner of the remaining 80% working interest. The well was completed in March 2006 and has produced small amounts of oil from the Prue formation.  In April 2007, the operator initiated completion to the coal bed zones by perforating and fracturing the Iron Post and Dawson formations.  The de-watering process typical to coal bed zones requires four to six months or longer before reaching the full potential gas production from the well.  As of the date of this report, the well has not produced a sufficient level of gas to facilitate commercial sale.  If a sufficient level is not achieved in fiscal 2008, we plan to divest or abandon our ownership of the interest.

We own a 25% working interest in three wells designated as Shields No. 1, 2, and 3, located in Pawnee County, Oklahoma, plus a 100% interest in certain fixtures and equipment used in connection with the operation of the wells. One well has been permitted as a water disposal well.  The operator plans to re-enter one of the other wells and deepen to a proven structure.  If successful, the third well will also be re-entered and deepened.  Our gross investment in these wells included $150,000 cash and 129,032 shares of Common Stock having a fair market value (equal to the closing bid on March 14, 2006) of $1.55 per share, or $200,000. In July 2006, to eliminate additional investment in these wells, we exchanged one-half of our working interest in return for a carry of all costs associated with drilling and recompletion activities associated with our remaining working interest in the three wells.  We do not plan to invest additional capital in this property.  This property is currently classified as unproven.

We follow the full cost method of accounting for oil and gas properties.  Based upon the full cost ceiling test required by this method of accounting, we recorded an impairment of oil and gas properties of $2,005,000 for the year ended September 30, 2007.  Our ceiling test for the quarter ended December 31, 2007, did not result in any additional impairment.

Depletion of producing oil and gas properties totaled $52,000 and $158 for the three months ended December 31, 2007, and 2006, respectively.

(6)    Debt

The components of debt are summarized as follows.

Long-Term Debt	December 31, 2007	September 30, 2007
Other debt and capital lease obligations	$9	$13
Senior secured convertible notes, net of discount of $569 and $0, respectively	1,074	1,643
	1,083	1,656
Less current portion	(1,083)	(1,656)
	$—	$—

On November 24, 2006, pursuant to a Securities Purchase Agreement as of the same date, we issued to three investors, three one-year 13% senior secured Convertible Notes totaling $1.65 million that were originally convertible into 2,374,101 shares of our Common Stock.  Net proceeds received after financing costs totaled approximately $1.456 million.

We were unable to repay the remaining principal of the Convertible Notes of $1.643 million upon maturity on November 24, 2007.  On December 31, 2007, we entered into an Agreement which extended the maturity date of the Convertible Notes from November 24, 2007 until March 31, 2008, and whereby each of the holders of the Convertible Notes waived a default that occurred when we failed to repay the principal amount when due (“Amended Convertible Notes”).  In connection with the extension and waiver of default, we reduced the conversion price of the Convertible Notes from $0.695 to $0.10.  Under the revised conversion price, if the holders of the Convertible Notes convert any or all of the outstanding principal of the Convertible Notes, we may issue up to 16,430,500 shares of our Common Stock.  Additionally, we also reduced the exercise price of the Note Warrants that were originally issued pursuant to the Convertible Notes and that entitled holders to purchase up to 2,374,101 shares of our Common Stock from $0.57 to $0.10. Accordingly, the maximum potential proceeds from the exercise of these Note Warrants has been reduced to $237,410 from approximately $1.4 million.  The Note Warrants are exercisable any time before November 24, 2011.  Upon maturity of the Amended Convertible Notes at March 31, 2008, any unconverted outstanding principal and interest is due and payable in cash.  As of the date of this filing, approximately $1,673,000 of principal and interest remains outstanding under the Amended Convertible Notes.

The fair value of the Amended Convertible Notes was approximately equal to the value of the original Convertible Notes, and therefore, no gain or loss was recognized pursuant to the debt modification, which was treated as an extinguishment of debt in accordance with EITF 96-19, “Debtor’s Accounting for the Modification or Exchange of Debt Instruments.”  We also evaluated the application of EITF 98-05, “Accounting for Convertible Securities with Beneficial Conversion Features or Contingently Adjustable Conversion Ratios,” and EITF 00-27, “Application of Issue No. 98-5 to Certain Convertible Instruments” and concluded that the revised conversion option of the Amended Convertible Notes was a beneficial conversion feature with intrinsic value.  We recorded the fair value of the beneficial conversion feature of the Amended Convertible Notes, which we estimate to be $569,000, as a discount to par value to be amortized over the three-month term of the Amended Convertible Notes.  We also recorded $42,000 of interest expense that represented the increase in the fair value of the Note Warrants resulting from the modification of the exercise price.   After giving effect to the value of the Note Warrants and the beneficial conversion feature, the effective rate of interest on the amended Convertible Notes is 162%.

Required principal payments on long-term debt at December 31, 2007 are $1.658 million for the year ending September 30, 2008; $300 for fiscal 2009; and $0 for fiscal 2010.

(7)    Convertible Preferred Stock

At December 31, 2007, we had outstanding 280,000 shares of Series A Convertible Preferred Stock which are convertible into 220,472 shares of Common Stock on or before February 9, 2008.

(8) Segment Information

We classify our business operations into two segments:  our GIS service business and our oil and gas activities.  Segment data includes revenue, operating income, including allocated costs charged to each of the operating segments, equipment investment and net accounts receivable.

We have not allocated interest expense and other non-segment specific expenses to individual segments to determine our performance measure.  Non-segment assets to reconcile to total assets consist of corporate assets including cash, prepaid expenses and deferred financing costs (in thousands).

	GIS Services	Energy Division	Non- Segment	Total
Quarter ending December 31, 2007
Operations
Revenues	$52	$91	$—	$143
Loss from operations	(7)	(78)	—	(85)
Interest expense, net	—	—	(95)	(95)
Other	—	—	(11)	(11)
Net loss				$(191)
Assets
Segment assets	$22	$631	$—	$653
Non-segment assets	—	—	197	197
Consolidated assets				$847
Capital expenditures	$—	$3	$—	$3
Depreciation, depletion, and amortization	$3	$57	$2	$57

	GIS Services	Energy Division	Non- Segment	Total
Quarter ending December 31, 2006
Operations
Revenues	$240	$3	$—	$243
Loss from operations	(19)	(150)	—	(169)
Interest expense, net	—	—	(99)	(99)
Other	—	—	(64)	(64)
Net loss				$(332)
Assets
Segment assets	$151	$2,319	$—	$2,470
Non-segment assets	—	—	1,685	1,685
Consolidated assets				$4,155
Capital expenditures	$—	$300	$8	$308
Depreciation, depletion, and amortization	$4	$—	$1	$5

(9)Litigation and Other Contingencies

In August 2007 we received an alias summons notifying us that we have been named as an additional party to a suit filed in the State of Indiana in March 2006 by certain homeowners in the Sycamore Springs neighborhood of Indianapolis, Indiana (“Toomer Litigation”).  The summons names the developer of the Sycamore Springs neighborhood as well as other firms that may have rendered professional services during the development of the neighborhood.  The claimants allege that various Mid-States Engineering, entities that are alleged to be subsidiaries of MSE Corporation which we acquired in 1997, adversely affected the drainage system of the Sycamore Springs neighborhood, and seek damages from flooding that occurred on September 1, 2003.  Defense actions were provided by our insurance carrier, which agreed to settle the claim in December 2007 for an undisclosed amount.  During the fourth quarter of fiscal 2007, we recorded a $100,000 obligation payable to our insurer, which represents our deductible pursuant to the terms of our insurance coverages.

In November 2005, we received an alias summons notifying us that we have been named as a party to a similar suit filed by the Sycamore Springs Homeowners Association in the State of Indiana (“Sycamore Springs litigation”).  The summons names principally the same defendants as in the Toomer Litigation, and the claims arise from the same occurrence.  Defense actions are being provided by our professional liability insurance carrier.  We have not recorded any liability pursuant to this litigation as the claims from the two lawsuits arise from a single occurrence with one deductible applying to the matter.  Although the carrier has reserved its rights pursuant to the matter, we believe our defense is viable and may not result in any additional obligations.

In November 2007, we received a summons for a suit filed in the State of Indiana by the developers of the Sycamore Springs neighborhood.  The developers allege that Mid-States Engineering breached its contract to provide professional engineering design services in connection with the development of the Sycamore Springs neighborhood.  All parties have agreed that no actions will be taken pursuant to this claim pending the outcome of the Sycamore Springs litigation.   We believe that their claim is without merit.  Additionally, should defense be necessary, the claims arise from a single occurrence with one deductible applying to the matter.

We are also subject to various other routine litigation incidental to our business. Management does not believe that any of these routine legal proceedings would have a material adverse effect on our financial condition or results of operations.

Unaudited Condensed Financial Statements
of
Analytical Surveys, Inc.
as of and for the
Three Months Ended March 31, 2008
and from
Commencement of Operations of Axion (November 1, 20070
through
March 31, 2008

ANALYTICAL SURVEYS, INC.
CONSOLIDATED BALANCE SHEETS
(Unaudited)

March 31, 2008
Assets
Current assets:
Cash and cash equivalents	$312,931
Accounts receivable, net of allowance for doubtful accounts of $0	44,885
Prepaid miscellaneous - related party	84,500
Prepaid expenses and other	12,975
Assets held for resale	486,000
Total current assets	941,291

Property, equipment, and leasehold improvements, at cost:
Equipment	9,838
Machinery and equipment	41,000
Purchased software	46,485
Furniture and fixtures	9,322
Leasehold improvements	20,000
126,645
Less accumulated depreciation	(5,110)
Net property and leasehold improvements	121,535
Long-term and intangible assets
License, at acquisition cost,	68,284
Deposits	4,000

Total assets	$1,135,110

Liabilities and Shareholder's Deficit
Current Liabilities
Senior secured convertible debenture, net of discount	$691,815
Accounts payable	170,816
Accrued liabilities	257,248
Accrued payroll	35,237
Total current liabilities	1,155,116

Commitments and contingencies	-

Stockholders' deficit:
Common stock, no par value; authorized, 100,000,000 shares;
40,772,278 shares issued and outstanding at March 31, 2008	503,945
Deficit accumulated during development stage	(523,951)
Total stockholders' deficit
(20,006)
Total liabilities and stockholders' deficit
$1,135,110

See accompanying notes to consolidated financial statements.

ANALYTICAL SURVEYS, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)
	Three months ending	Inception through
	March 31, 2008

Revenue	$-	$-

Research and development costs	39,606	62,106
Marketing and sales	21,967	21,967
General and administrative expenses	345,065	391,542
Depreciation and amortization	5,110	5,110

Total operating costs and expenses	411,748	480,725

Loss from operations	(411,748)	(480,725)
Other income (expense)
Interest expense, net	43,226	43,226

Total other expense, net	43,226	43,226

Loss before income taxes	(454,974)	(523,951)

Provision for income taxes	-	-

Net loss available to common stockholders	$(454,974)	$(523,951)

Basic and diluted net loss per common share available to common stockholders	$(0.01)	$(0.02)

Weighted average common shares:	35,908,262	32,175,407
See accompanying notes to consolidated financial statements.

ANALYTICAL SURVEYS, INC.
CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ DEFICIT
Inception to March 31, 2008

	Common Stock
	Shares	Amount	Paid in Capital	Deficit accumulated during development stage	Total

Issuance of common stock to founders	85	$85	$(85)	$-	$-
Issuance of common stock for license	15	15	19,985	-	20,000
Issuance of common stock for services	54	54	19,946	-	20,000
Private placement of common stock, including conversion of note payable to common stock, net of issuance costs	39	39	822,292	-	822,331
Exchange of shares	36,762,357	-	-	-	-
Shares issued in reverse merger	4,009,728	(193)	193	-	-
Liabilities assumed in excess of fair value of assets pursuant to merger	-	-	(358,386)	-	(358,386)
Net loss	-	-	-	(523,951)	(523,951)

Balances at March 31, 2008	40,772,278	$-	$503,945	$(523,951)	$(20,006)

See accompanying notes to consolidated financial statements.

ANALYTICAL SURVEYS, INC
CONSOLIDATED STATEMENT OF CASH FLOWS
(Unaudited)
	Three months ending	Inception through
	March 31, 2008
Cash flow from operating activities:
Net earnings (loss)	$(454,974)	$(523,951)
Adjustments to reconcile net income (loss) to net
cash provided by (used in) operating activities
Depreciation, and amortization	5,110	5,110
Accretion of interest expense on convertible debenture	35,513	35,513
Issuance of common stock for services	-	20,000

Changes in operating assets and liabilities	-	-
Accounts receivable	14,163	14,163
Prepaid expenses-related party	(84,500)	(84,500)
Prepaid expenses and other	15,011	(11,892)
Assets held for resale	-	-
Accounts payable	145,662	170,816
Accrued liabilities	(30,232)	(29,632)
Accrued payroll and related benefits	689	19,421
Net cash used in operating activities	(353,558)	(384,952)

Cash flows from investing activities:
Purchase of equipment and leasehold improvements	(107,776)	(119,173)
Costs to acquire license	-	(48,284)
Net cash used in investing activities	(107,776)	(167,457)

Cash flows from financing activities:
Proceeds from short term note	-	27,164
Issuance of common stock, net of expenses	251,150	795,165
Cash acquired in reverse merger	43,011	43,011
Net cash provided by financing activities	294,161	865,340

Net increase (decrease) in cash	(167,173)	312,931

Cash at beginning of period	480,104	-

Cash at end of period	$312,931	$312,931

Supplemental disclosures of cash flow information:
Cash paid for interest	$-	$-
Non-cash financing activities:
Common stock issued for consulting services	$-	$20,000
Conversion of notes	$-	$27,164
Common stock issued for license agreement	$-	$20,000
Common stock issued pursuant to merger	$358,385	$358,385

See accompanying notes to consolidated financial statements.

ANALYTICAL SURVEYS, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
March 31, 2008
(Unaudited)

(1)         Description of Business and Basis of Presentation.

Analytical Surveys, Inc. (“ASI”, “we”, “our” or the “Company”) was formed in 1981 to provide data conversion and digital mapping services to users of customized geographic information systems.  On March 20, 2008, ASI consummated an Agreement and Plan of Merger (the “Merger”), among ASI, Axion Acquisition Corp., a Delaware corporation and direct wholly-owned subsidiary of the ASI (the “Merger Sub”), and Axion International, Inc., a Delaware corporation which incorporated on August 6, 2006 with operations commencing in November 2007 (“Axion”).  Pursuant to the Merger, the Merger Sub was merged into Axion, with Axion continuing as the surviving corporation and a wholly-owned subsidiary of ASI.  Each issued and outstanding share of Axion became 190,519 shares of ASI common stock (“Common Stock”), or 36,762,521 shares in the aggregate constituting approximately 90.7% of ASI issued and outstanding Common Stock the effective date of the Merger.  The Merger resulted in a change of control, and as such, Axion is the surviving entity.  This report on Form 10-QSB is presented accordingly.

Axion is the exclusive licensee of revolutionary patented technologies developed for the production of structural plastic products such as railroad crossties, bridge infrastructure, marine pilings and bulk heading.  We believe these technologies, which were developed by scientists at Rutgers University (“Rutgers”), can transform recycled consumer and industrial plastics into structural products which are more durable and have a substantially greater useful life than traditional products made from wood, steel and concrete.  In addition, we believe our recycled composite products will result in substantial reduction in greenhouse gases by reducing creosote (a toxic preservative) into the environment and also offer flexible design features not utilized in standard wood, steel or concrete products.

Development Stage Company.  The accompanying financial statements have been prepared in accordance with the Statement of Financial Accounting Standards (“SFAS”) No. 7 ”Accounting and Reporting by Development-Stage Enterprises”.  A development-stage enterprise is one in which planned principal operations have not commenced or if its operations have commenced, there has been no significant revenues there from.  Axion has not yet manufactured or distributed products. To date, our operations consist of raising capital and preparing for our first commercial product sale.  There is no guarantee that we will be able to sell product or generate revenues.  These financial statements have been prepared on a going concern basis, which contemplates the realization of assets and satisfaction of liabilities in the normal course of business.

Reverse Merger.  The Merger has been accounted for as a reverse merger in the form of a recapitalization with Axion as the successor.  The recapitalization has been given retroactive effect in the accompanying financial statements. The accompanying consolidated financial statements represent those of Axion for all periods prior to the consummation of the Merger.

(2)         Summary of Significant Accounting Policies

Cash and Cash Equivalents.  We consider all highly liquid investments with maturities of three months or less to be cash equivalents.  Our investments are subject to potential credit risk.  Our cash management and investment policies restrict investments to low-risk, highly liquid securities.

Income Taxes.  Income taxes are reflected under the liability method, which establishes deferred tax assets and liabilities to be recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled.  The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

U.S. generally accepted accounting principles require that we record a valuation allowance against deferred tax assets if it is “more likely than not” that we will not be able to utilize it to offset future taxes.  Because we are a development stage company and have no history of profitable operations, we have not recognized any of this net deferred tax asset.  We currently provide for income taxes only to the extent that we expect to pay cash taxes (primarily state taxes and the federal alternative minimum tax) on current taxable income.

Use of Estimates.  The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date the financial statements and the reported amount of revenues and expenses during the reporting period.  Actual results could differ from those estimates.

Fair Value of Financial Instruments.  SFAS No. 107, “Disclosures about Fair Value of Financial Instruments”, requires that we disclose estimated fair values of financial instruments. The carrying amounts reported in the statements of financial position for current assets and current liabilities qualifying as financial instruments are a reasonable estimate of fair value.

Property and Equipment:  Property and equipment is recorded at cost and depreciated over the estimated useful lives of the assets using principally the straight-line method. When items are retired or otherwise disposed of, income is charged or credited for the difference between net book value and proceeds realized thereon.  Ordinary maintenance and repairs are charged to expense as incurred, and replacements and betterments are capitalized.  The range of estimated useful lives to be used to calculate depreciation for principal items of property and equipment are as follow:

Asset Category	Depreciation/ Amortization Period
Furniture and fixtures	3 to 5 years
Computer equipment and purchased software	3 years
Machinery and equipment	3 to 5 years
Leasehold improvements	Term of lease

Goodwill and Intangible Assets:  We have adopted SFAS No. 142, “Goodwill and Other Intangible Assets”, (“SFAS No. 142”). As a result, we do not amortize goodwill, and instead annually evaluates the carrying value of goodwill for impairment, in accordance with the provisions of SFAS No. 142. Goodwill represents the excess of the cost of investments in subsidiaries over the fair value of the net identifiable assets acquired.  We hold licenses and expect both licenses and the cash flow generated by the use of the licenses to continue indefinitely due to the likelihood of continued renewal at little or no cost.

Impairment of Long-Lived Assets:  In accordance with SFAS No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets” assets such as property, plant, and equipment, and purchased intangibles, are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Goodwill and other intangible assets are tested for impairment annually. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset to estimated undiscounted future cash flows expected to be generated by the asset. If the carrying amount of an asset exceeds its estimated future cash flows, an impairment charge is recognized by the amount by which the carrying amount of the asset exceeds the fair value of the asset.  There were no events or changes in circumstances that necessitated a review of impairment of long lived assets.

Loss per share:  We have adopted SFAS No. 128, "Earnings per Share."  Loss per common share is computed by dividing loss available to common shareholders by the weighted average number of common shares outstanding during the period. There were no dilutive securities outstanding for the period ended December 31, 2007

Concentration of credit risk: Financial instruments, which potentially subject the Company to concentration of credit risk, consist primarily of cash and bank certificates of deposit. These accounts are maintained with financial institutions insured by the Federal Deposit Insurance Corporation ("FDIC") up to $100,000. At March 31, 2008, the balances at various financial institutions over the FDIC insured limit relating to cash and cash equivalents totaled approximately $313,000. We believe these balances are not at risk as they are held by sound financial institutions.

Stock Based Compensation:  SFAS No. 123, Accounting for Stock-Based Compensation, (“SFAS No. 123”) established accounting and disclosure requirements using a fair-value based method of accounting for stock-based employee compensation. In accordance with SFAS No. 123, we elected to continue accounting for stock based compensation using the intrinsic value method prescribed by Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees."

We account for stock awards issued to nonemployees in accordance with the provisions of SFAS No. 123 and Emerging Issues Task Force (“EITF”) Issue No. 96-18 Accounting for Equity Instruments that are Issued to Other Than Employees for Acquiring, or in Conjunction with Selling Goods or Services (“EITF 96-18”).  Under SFAS No. 123 and EITF 96-18, stock awards to nonemployees are accounted for at their fair value as determined under Black-Scholes option pricing model.

In December 2004, the Financial Accounting Standards Board “FASB” issued a revision of SFAS No. 123 ("SFAS No. 123(R)") that requires compensation costs related to share-based payment transactions to be recognized in the statement of operations. With limited exceptions, the amount of compensation cost will be measured based on the grant-date fair value of the equity or liability instruments issued. In addition, liability awards will be re-measured each reporting period. Compensation cost will be recognized over the period that an employee provides service in exchange for the award. SFAS No. 123(R) replaces SFAS No. 123 and is effective as of the beginning of January 1, 2006.

On October 10, 2006, the FASB issued Financial Statement Position (“FSP”) FAS No. 123(R)-5, “Amendment of FASB Staff Position FAS 123(R)-1 “Classification and Measurement of Freestanding Financial Instruments Originally issued in Exchange of Employee Services under FASB Statement No. 123(R)”.  The FSP provides that instruments that were originally issued as employee compensation and then modified, and that modification is made to the terms of the instrument solely to reflect an equity restructuring that occurs when the holders are no longer employees, then no change in the recognition or the measurement (due to a change in classification) of those instruments will result if both of the following conditions are met: (a). There is no increase in fair value of the award (or the ratio of intrinsic value to the exercise price of the award is preserved, that is, the holder is made whole), or the antidilution provision is not added to the terms of the award in contemplation of an equity restructuring; and (b). All holders of the same class of equity instruments (for example, stock options) are treated in the same manner. The provisions in this FSP shall be applied in the first reporting period beginning after the date the FSP is posted to the FASB website.

The adoption of SFAS No. 123R did not result in additional compensation expense for the three-month period ended and from inception through March 31, 2008, than would have been recorded if we had continued to account for stock-based compensation under APB 25. At March 31, 2008, the unamortized value of employee stock options under SFAS No. 123R was approximately $627,600, which will be expensed in future periods in accordance with the terms of the performance-based terms of the options...

Stock Issuance Costs.  Stock issuance costs consist primarily of placement fees and expenses and professional fees. These expenses are charged against the related proceeds from the sale of our stock in the periods in which they occur or are charged to expense in the event of a terminated stock issuance.

Recent Accounting Pronouncements

On December 21, 2007 the Securities and Exchange Commission (“SEC”) staff issued Staff Accounting Bulletin (“SAB”) No. 110 (“SAB 110”), which, effective January 1, 2008, amends and replaces SAB 107, “Share-Based Payment” (“SAB 107”). SAB 110 expresses the views of the SEC staff regarding the use of a "simplified" method in developing an estimate of expected term of "plain vanilla" share options in accordance with SFAS 123(R),  Under the "simplified" method, the expected term is calculated as the midpoint between the vesting date and the end of the contractual term of the option. The use of the "simplified" method, which was first described in SAB 107, was scheduled to expire on December 31, 2007. SAB 110 extends the use of the "simplified" method for "plain vanilla" awards in certain situations. The SEC staff does not expect the "simplified" method to be used when sufficient information regarding exercise behavior, such as historical exercise data or exercise information from external sources, becomes available. We do not expect the adoption of SAB 110 to have a material impact on our financial statements.

In December 2007, the FASB issued SFAS No. 141(R), “Business Combinations” (“SFAS No. 141(R)”). This Statement replaces SFAS No. 141, Business Combinations, and requires an acquirer to recognize the assets acquired, the liabilities assumed, including those arising from contractual contingencies, any contingent consideration, and any noncontrolling interest in the acquiree at the acquisition date, measured at their fair values as of that date, with limited exceptions specified in the statement. SFAS No. 141(R) also requires the acquirer in a business combination achieved in stages (sometimes referred to as a step acquisition) to recognize the identifiable assets and liabilities, as well as the noncontrolling interest in the acquiree, at the full amounts of their fair values (or other amounts determined in accordance with SFAS No. 141(R)). In addition, SFAS No. 141(R)'s requirement to measure the noncontrolling interest in the acquiree at fair value will result in recognizing the goodwill attributable to the noncontrolling interest in addition to that attributable to the acquirer.  SFAS No. 141(R) amends SFAS No. 109, Accounting for Income Taxes, to require the acquirer to recognize changes in the amount of its deferred tax benefits that are recognizable because of a business combination either in income from continuing operations in the period of the combination or directly in contributed capital, depending on the circumstances. It also amends SFAS No. 142, to, among other things; provide guidance on the impairment testing of acquired research and development intangible assets and assets that the acquirer intends not to use. SFAS No. 141(R) applies prospectively to business combinations for which the acquisition date is on or after the beginning of the first annual reporting period beginning on or after December 15, 2008. We are currently evaluating the potential impact that the adoption of SFAS No. 141(R) could have on our financial statements.

In December 2007, the FASB issued SFAS No. 160, “Noncontrolling Interests in Consolidated Financial Statements” (“SFAS No. 160”), which amends Accounting Research Bulletin 51, Consolidated Financial Statements, to establish accounting and reporting standards for the noncontrolling interest in a subsidiary and for the deconsolidation of a subsidiary. It also clarifies that a noncontrolling interest in a subsidiary is an ownership interest in the consolidated entity that should be reported as equity in the consolidated financial statements. SFAS No. 160 also changes the way the consolidated income statement is presented by requiring consolidated net income to be reported at amounts that include the amounts attributable to both the parent and the noncontrolling interest. It also requires disclosure, on the face of the consolidated statement of income, of the amounts of consolidated net income attributable to the parent and to the noncontrolling interest. SFAS No. 160 requires that a parent recognize a gain or loss in net income when a subsidiary is deconsolidated and requires expanded disclosures in the consolidated financial statements that clearly identify and distinguish between the interests of the parent owners and the interests of the noncontrolling owners of a subsidiary. SFAS No. 160 is effective for fiscal periods, and interim periods within those fiscal years, beginning on or after December 15, 2008. We do not expect the adoption of SFAS No. 160 to have a material impact on our financial statements.

In February 2007, Financial the FASB issued SFAS No. 159, “The Fair Value Option for Financial Assets and Financial Liabilities” (“SFAS No. 159”), which provides companies with an option to report selected financial assets and liabilities at fair value with the changes in fair value recognized in earnings at each subsequent reporting date. SFAS No. 159 provides an opportunity to mitigate potential volatility in earnings caused by measuring related assets and liabilities differently, and it may reduce the need for applying complex hedge accounting provisions. If elected, SFAS No. 159 is effective for fiscal years beginning after November 15, 2007. Management is currently evaluating the impact that this statement may have on our results of operations and financial position, and has yet to make a decision on the elective adoption of SFAS No. 159.

In September 2006, the FASB issued SFAS No. 157, "Fair Value Measurements" (“SFAS No. 157”). SFAS No. 157 provides guidance for using fair value to measure assets and liabilities. SFAS No. 157 addresses the requests from investors for expanded disclosure about the extent to which companies measure assets and liabilities at fair value, the information used to measure fair value and the effect of fair value measurements on earnings. SFAS No. 157 applies whenever other standards require (or permit) assets or liabilities to be measured at fair value, and does not expand the use of fair value in any new circumstances. SFAS No. 157 is effective for financial statements issued for fiscal years beginning after November 15, 2007 and will be adopted by the Company in the first quarter of fiscal year 2009. We are unable at this time to determine the effect that the adoption of SFAS No. 157 will have on our results of operations and financial condition.

(3)         Merger

On March 20, 2008, we completed an Agreement and Plan of Merger, among Axion, ASI, and the Merger Sub.  The Merger Sub was merged into Axion, with Axion continuing as the surviving corporation and a wholly-owned subsidiary of ASI.   Each issued and outstanding share of Axion became 190,519 shares of Common Stock of ASI, or 36,762,521 shares in the aggregate constituting approximately 90.7% of the issued and outstanding capital stock of the Company.  For accounting purposes, these actions resulted in a reverse merger, and Axion is the accounting survivor and surviving business entity; however, ASI is the surviving legal entity.

We assumed liabilities in excess of the fair value of the assets we acquired.  We reduced paid in capital as follows:

Fair value of net assets acquired:	$600,612
Consideration given:
Fair value of liabilities assumed	958,998
Net liabilities acquired over fair value of assets, recorded as a reduction to paid in capital	$358,386

(4)         Assets Held for Resale

In March we contracted to sell ASI’s natural gas well to the operator of the well, with an effective date of March 1, 2008.  The sale was completed on April 11, 2008.   Additionally, ASI’s minority working interest in an oil and gas well was also sold subsequent to March 31, 2008.  Net proceeds totaled $486,000, which is the recorded fair value of these assets at the date of acquisition.  The natural gas well was subject to a mortgage held by the holders of our 13% senior secured debentures due March 30, 2009 (the “Debentures”).  The mortgage was released and the net proceeds will be held in a restricted account as security to the Debentures.

(5)         Intangibles and Exclusive Agreement

In February 2007, we acquired an exclusive, royalty-bearing license agreement (“License”) in specific but broad global territories to make, have made, use, sell, offer for sale, modify, develop, import, export products made using patent applications owned by Rutgers University.  We plan to use such these revolutionary patented technologies in the production of structural plastic products such as railroad crossties, bridge infrastructure, marine pilings and bulk heading.

We paid approximately $32,000 and issued 15 shares (which were exchanged for 2,857,785 shares pursuant to the Merger) of our Common Stock as consideration to Rutgers.  We have estimated the fair market value of the consideration received in exchange for the shares totaled approximately $20,000.   We recorded these amounts, as well as legal expenses we incurred to acquire the license, as an intangible asset.  The license has an indefinite life and will be tested for impairment on an annual basis.

We are obligated to pay 1.5-3.0% royalties on various product sales to Rutgers, subject to a minimum of $10,000 in calendar year 2008, increasing to and remaining constant at $200,000 by and after calendar 2011, and to reimburse Rutgers for certain patent defense costs.  Patent defense costs paid to Rutgers, a related party, for the three months ended and period ending March 31, 2008 totaled $25,966.  We also pay annual membership dues to AMIPP, a department of Rutgers, as well as consulting fees for research and development processes.  Membership dues and consulting fees totaled $12,500 and $27,500 for the three months ended and period ending March 31, 2008, respectively.

(6)       Debt

The components of debt are summarized as follows.

Long-Term Debt	March 31, 2008
Senior secured convertible debentures	$1,643,050
Discount for beneficial conversion feature	(951,235)
691,815
Less current portion	(691,815)
$—

As of March 31, 2008, we had outstanding 13% Senior Secured Convertible Debentures in the aggregate principal amount of $1,643,050.  Simultaneous with the Merger, in connection with the assignment of $1,000,000 of the outstanding principal amount of the Debentures, the holders of the Debentures agreed to extend the maturity date to June 30, 2008 and to cancel 1,449,935 warrants to purchase shares of our Common Stock at an exercise price of $0.10 per share, which warrants had been issued in connection with the original issuance of the Debentures.  In April 2008, subsequent to March 31, 2008, in connection with the assignment of the remaining $643,050 of the Debentures, the maturity date of the Debentures was further extended to March 30, 2009, the remaining 929,166 warrants which had been issued in connection with the original issuance of the Debentures were cancelled, and the principal amount of the $643,050 being assigned was increased to $650,000.  The Debentures are guaranteed by each of the Company’s existing and future subsidiaries.  The Debentures and the guarantees are secured by a first priority lien on substantially all of the Company’s and the Company’s subsidiaries’ assets.

We evaluated the application of EITF 98-05, “Accounting for Convertible Securities with Beneficial Conversion Features or Contingently Adjustable Conversion Ratios,” and EITF 00-27, “Application of Issue No. 98-5 to Certain Convertible Instruments” and concluded that the conversion option of the Debentures was a beneficial conversion feature with intrinsic value.  We recorded the fair value of the beneficial conversion feature of the Debentures on March 20, 2008, which we estimate to be $986,748, as a discount to par value to be amortized over the twelve-month term of the Debentures.

(7)         Stockholder’s Equity

We are authorized to issue 100,000,000 shares of Common Stock, no par value, and 2,500,000 shares of Preferred Stock, no par value. There were 41,022,248 shares of Common Stock and no outstanding shares of Preferred Stock on March 31, 2008.

From inception through March 31, 2008, we have issued shares of Common Stock to our founders, partners, and investors as follows.  We have adjusted the number of shares issued to reflect the post-merger shares, or the number of shares the holders received in exchange for Axion shares:

In August 2006, we issued 16,194,117 shares of our Common Stock to founding stockholders without consideration.

In February 2007, we issued 2,857,785 shares of our Common Stock to Rutgers University as partial consideration for issuance of an exclusive license agreement to the Company.  We have estimated the fair market value of those shares to be $20,000.

Pursuant to a management consulting agreement with Regal Capital LLC (“Regal’), we issued 10,288,027 shares of our Common Stock to Regal as payment for management consulting services rendered which totaled approximately $20,000.  The consulting agreement also provides for a monthly fee of $10,000 each during the term of the consulting services and an additional payment of a $230,000 fee structured over time.  We accounted for the entire fee, other than the $10,000 monthly fee, as a cost of raising capital and reduced the proceeds of the private placement completed in December 2007 accordingly.  As of March 31, 2008, we had paid $169,500 of the $230,000 fee.

In December 2007 and January 2008 we completed a private placement of 7,422,620 common shares at $0.137 per share, with gross proceeds totaling $1,019,064.  Approximately 198,139 shares were to repay a $27,164 note payable, with the balance received in cash.  Transaction costs included $120,000 consulting fees that approximately $77,000 in legal fees.

The following table sets forth the number of shares of Common Stock that were issuable upon conversion of outstanding warrants and convertible debt as of March 31, 2008, but excludes shares that were issuable upon exercise of warrants that were issued to the original holders of the Debentures, which warrants were cancelled in March and April, 2008:

		Conversion Price	Common Shares Issuable
Class A Warrants	381,890	1.340	381,890
Class B Warrants	381,890	1.490	381,890
Class E Warrants	752,072	1.186	752,072
Note Warrants issued to advisors in November 2006	189,928	0.570	189,928
Debentures	$1,643,050	0.100	16,430,500
Total shares issuable and weighted average price		$0.20	18,136,280

Subsequent to March 31, 2008, we issued 149,970 shares of our Common Stock to three former and two current ASI board members in full settlement of all outstanding past due directors’ compensation, payment of which had not been made since October 2006.  We also issued 100,000 shares to ASI’s former Chief Executive Officer in lieu of a cash bonus that she was entitled to receive as a result of the Merger.

Additionally, subsequent to March 31, 2008, holders of the Debentures converted $100,000 principal into 1,000,000 shares of Common Stock, and we repaid $200,000 of the outstanding principal.  As a result, as of the foregoing, as of May 12, 2008 the outstanding principal balance under the Debentures was $1,350,500.  See Note 11 - “Subsequent Events”.

In May 2008, we issued a new series of 13% senior secured convertible debentures (the “Series B Debentures”) in the aggregate principal amount of $200,000 to one of the holders of the Debenture with substantially the same terms as the Debentures.

(8)         Stock–based compensation

We did not record any stock-based compensation during the three months ending and period from inception through March 31, 2008.

Pursuant to employment agreements dated January 1, 2008, our Chief Executive Officer will have the right to purchase up to 3,048,304 post-merger shares of Common Stock at an exercise price of $1.00 per 190,519, and our President will have the right to purchase up to 1,524,152 post-merger shares of Common Stock at an exercise price of $1.00 per 190,519 shares, under the terms of certain performance-based stock options.  The options have a five year term and will vest upon the achievement of annual revenue targets as follows.

Number or shares (post merger)	Vests upon achievement of annual revenue totaling	Exercise Price	Intrinsic value on date of grant

762,076	$10 million	$1.00 per 190,519 shares	$104,600
1,143,114	$15 million	$1.00 per 190,519 shares	156,900
2,667,266	$50 million	$1.00 per 190,519 shares	366,100
4,572,456			$627,600

The intrinsic value of the options, based on the fair market value of shares sold in a private placement in December 2007, totaled $627,600.  Stock-based compensation expense will be recognized in future periods in accordance with the performance-based terms of the options.

We have five nonqualified stock option plans with 5,825,841 shares available for grant as of March 31, 2008.  Two of the plans expired on September 30, 2003 and 2007; respectively.  Options outstanding under the expired plans will remain outstanding until exercised or cancelled, but no new options will be issued under those plans. The exercise price of the options are established by the Board of Directors on the date of grant and are generally equal to the market price of the stock on the grant date.  Options generally vest equally over a one or two year period from the date of grant or at 25% six months from date of grant and 25% on the anniversary dates of the grant thereafter, as determined by the Board of Directors.  The options are exercisable in whole or in part for a period of up to ten years from the date of grant. All outstanding options are fully vested as any unvested options became fully vested upon the change of control that occurred in connection with the Merger, and no options have been granted pursuant to the plans since that date.

Stock option activity for the plans and the options outside the plans since inception through March 31, 2008, is summarized as follows (shares in thousands):

	Number of Options	Weighted Average Exercise Price Per Share
Options outstanding pursuant to ASI plans at March 20, 2008	410	$1.15
Granted	4,572	—
Exercised	—	—
Canceled	(5)	1.34
Balance, March 31, 2008	4,977	$0.09

(9)         Litigation and Other Contingencies

In November 2005 and November 2007, ASI was named as party ASI to suits filed in the State of Indiana in by the Sycamore Springs Homeowners Association, as well as certain homeowners in the Sycamore Springs neighborhood of Indianapolis, Indiana, and by the developers of the Sycamore Springs neighborhood.  The claimants allege that various Mid-States Engineering entities that are alleged to be subsidiaries of MSE Corporation, which ASI acquired in 1997, adversely affected the drainage system of the Sycamore Springs neighborhood, and seek damages from flooding that occurred on September 1, 2003.  Mediation efforts held in November 2007 and April 2008 have been successful, and the claimants have agreed to settle each suit.  The final settlement agreement is expected to be signed in the near future.  The agreement is a compromise of disputed claims asserted or which may be asserted by the claimants against the settling defendants for any past, present and future losses, damages, and claims they may have against the settling defendants. The claims from the all three lawsuits arise from a single occurrence with one deductible applying to the matter, and defense actions were provided by ASI’s insurance carrier.  We assumed a $100,000 obligation payable to our insurer, which represents the deductible pursuant to the terms of ASI’s insurance coverages.

We are also subject to various other routine litigation incidental to our business. Management does not believe that any of these routine legal proceedings would have a material adverse effect on our financial condition or results of operations

(10)              Related Party Transactions

Pursuant to an agreement dated December 6, 2007, Regal Capital, LLC (“Regal”) agreed to provide Axion with management consulting services.  Mr. Mike Martin, an officer and director of Axion, is the managing member of Regal.  As compensation, Axion agreed to pay Regal (i) 54 shares of Common Stock of Axion (10,288,027 post merger shares), (ii) a monthly fee of $10,000 each during the term of the consulting services, and (iii) an additional $230,000.  As of March 31, 2008, we had paid $169,500 of the $230,000 fee.

Pursuant to our acquisition of the license rights granted by Rutgers University, Rutgers owns 2,857,785 shares, or approximately 7%, of our Common Stock.  We are obligated to pay certain fees, including royalties and membership dues to Rutgers.  We also pay consulting fees to Rutgers pursuant to the development of our processes.  See Note 5 - “Intangibles and Exclusive Agreement”.

Pursuant to an employment agreement with Lori A. Jones, a director and our former Chief Executive Officer and former interim Principal Financial Officer, Ms. Jones was entitled, among other things, to bonus compensation of $50,000 payable in 12 monthly installments upon the closing of an acquisition, merger or other strategic transaction.  Pursuant to an agreement, Ms. Jones agreed to receive 100,000 shares of our common stock in lieu of the $50,000 cash bonus she was entitled to receive as a result of the Merger.  In April 2008, we entered into a consulting arrangement with Ms. Jones, who is also a member of the board of directors, whereby Ms. Jones agreed to provide consulting services to the Company’s new management team through December 2008.  Pursuant to the consulting arrangement, Ms. Jones is entitled to receive a fixed fee of $22,500 plus a monthly fee of $3,000, plus fees for additional services as necessary.

(11)              Subsequent Events

Simultaneous with the consummation of the Merger, in connection with the assignment of $1,000,000 of the outstanding principal amount of the Debentures, the holders of the Debentures agreed to extend the maturity date to June 30, 2008 and to cancel 1,449,935 warrants to purchase shares of our Common Stock at an exercise price of $0.10 per share, which warrants had been issued in connection with the original issuance of the Debentures.  In April 2008, in connection with the assignment of the remaining $643,500 of the Debentures, the maturity date of the Debentures was further extended to March 30, 2009, the remaining 929,166 warrants which had been issued in connection with the original issuance of the Debentures were cancelled and the principal amount of the $643,500 being assigned was increased to $650,000.

Additionally, subsequent to March 31, 2008, holders of the Debentures converted $100,000 principal into 1,000,000 shares of Common Stock, and we repaid $200,000 of the outstanding principal.  As a result, as of the foregoing, as of May 12, 2008 the outstanding principal balance under the Debentures was $1,350,000.

In May 2008, we issued a Series B Debenture in the principal amount of $200,000 to ADH Ventures, LLC, one of the holders of the Debenture which beneficially owns more than 5% of our outstanding Common Stock by virtue of its ownership of the Debentures, with substantially the same terms as the Debentures.

F-